UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )

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CVR Energy, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 19, 2010

To the Stockholders of CVR Energy, Inc.:

You are cordially invited to attend the 2010 Annual Meeting of Stockholders of CVR Energy, Inc., on Wednesday, May 19, 2010 at 10:00 a.m. (Central Time) at the Sugar Land Marriott Town Square Hotel, 16090 City Walk, Sugar Land, TX 77479. The accompanying Notice of 2010 Annual Meeting of Stockholders and Proxy Statement (the “Proxy Statement”) describe the items to be considered and acted upon by the stockholders at the meeting.

Whether or not you are able to attend, it is important that your shares be represented at the meeting. Accordingly, we ask that you please complete, sign, date and return the enclosed proxy card in the envelope provided at your earliest convenience. Alternatively, you can vote your proxy by telephone by following the instructions on the enclosed proxy card. If you attend the meeting, you may revoke your proxy, if you wish, and vote personally.

Along with the attached Proxy Statement, we are also sending you the CVR Energy 2009 Annual Report, which includes our 2009 Annual Report on Form 10-K and financial statements.

As the representation of stockholders at the meeting is very important, we thank you in advance for your participation.

Sincerely yours,

John J. Lipinski
Chairman of the Board of Directors,
Chief Executive Officer and President

CVR ENERGY, INC.
2277 Plaza Drive, Suite 500
Sugar Land, Texas 77479
(281) 207-3200
www.cvrenergy.com

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS

NOTICE IS HEREBY GIVEN that the 2010 Annual Meeting (the “Annual Meeting”) of Stockholders of CVR Energy, Inc. (“CVR Energy”) will be held on Wednesday, May 19, 2010 at 10:00 a.m. (Central Time), at the Sugar Land Marriott Town Square Hotel, 16090 City Walk, Sugar Land, TX 77479 to consider and vote upon the following matters:

1. To elect nine directors for terms of one year each, to serve until their successors have been duly elected and qualified;

2. To ratify the selection of KPMG LLP as CVR Energy’s independent registered public accounting firm for the fiscal year ending December 31, 2010; and

3. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Only stockholders of record as of the close of business on April 1, 2010 will be entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. A list of stockholders entitled to vote at the meeting will be available for inspection during normal business hours beginning May 7, 2010 at CVR Energy’s offices at 2277 Plaza Drive, Suite 500, Sugar Land, Texas 77479. Whether or not you plan to attend the meeting, please complete, sign, date and return the enclosed proxy card in the envelope provided to ensure that your shares of common stock are represented at the meeting. You may also vote your shares by telephone by following the instructions on the enclosed proxy card. If you attend the meeting in person, you may vote your shares of common stock at the meeting, even if you have previously sent in your proxy.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on May 19, 2010

Our Proxy Statement and the CVR Energy 2009 Annual Report, which includes our 2009 Annual Report on Form 10-K and financial statements, are available at http://annualreport.cvrenergy.com.

By Order of the Board of Directors,

Edmund S. Gross
Senior Vice President, General Counsel
and Secretary

Sugar Land, Texas
April 19, 2010

If you vote by telephone, you do not need to return your proxy card.

CVR ENERGY, INC.
2277 Plaza Drive, Suite 500
Sugar Land, Texas 77479
(281) 207-3200
www.cvrenergy.com

PROXY STATEMENT

PROXY STATEMENT FOR CVR ENERGY, INC.
2010 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why did I receive this proxy statement?

We are providing this proxy statement (“Proxy Statement”) in connection with the solicitation by the Board of Directors (“Board”) of CVR Energy, Inc. (“CVR Energy,” the “Company,” “we,” “us” or “our”) of proxies to be voted at our 2010 Annual Meeting of Stockholders and at any adjournment or postponement thereof (“Annual Meeting”).

This Proxy Statement describes the matters on which we would like you to vote and provides information on those matters so that you can make an informed decision.

The Notice of 2010 Annual Meeting, this Proxy Statement, the form of proxy card and the voting instructions are being mailed starting April 19, 2010.

What proposals will be voted on at the Annual Meeting?

There are two proposals scheduled to be voted on at the Annual Meeting:

•	the election of nine directors; and

•	the ratification of the selection of KPMG LLP (“KPMG”) as CVR Energy’s independent registered public accounting firm for 2010.

What is CVR Energy’s Board’s voting recommendation?

Our Board recommends that you vote your shares “FOR” each of the nominees of the Board, and “FOR” the ratification of the selection of KPMG as CVR Energy’s independent registered public accounting firm for 2010.

Who is entitled to vote at the Annual Meeting?

Holders of CVR Energy common stock at the close of business on April 1, 2010 (the “Record Date”) are entitled to receive the Notice of 2010 Annual Meeting and to vote their shares at the Annual Meeting. On that date, there were 86,329,237 shares of CVR Energy common stock outstanding. CVR Energy common stock is our only class of voting stock issued and outstanding.

How many votes do I have?

You will have one vote for every share of CVR Energy common stock that you owned at the close of business on the Record Date.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with CVR Energy’s transfer agent, American Stock Transfer & Trust Company, you are considered the “stockholder of record” with respect to those shares. The Notice of 2010 Annual Meeting, this Proxy Statement, the proxy card and our annual report for the year ended December 31, 2009 (the “2009 Annual Report”) have been sent directly to you by American Stock Transfer & Trust Company.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” with respect to those shares. These shares are sometimes referred to as being held “in street name.” The Notice of 2010 Annual Meeting, this Proxy Statement, the proxy card and the 2009 Annual Report have been forwarded to you by your broker, bank or other holder of record who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares by using the voting instruction card included in the mailing or by following the instructions on the voting instruction card for voting by telephone.

How do I vote?

You may vote using any of the following methods:

By mail

Be sure to complete, sign and date the proxy card or voting instruction card and return it in the prepaid envelope. If you are a stockholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by our Board.

By telephone

Instead of submitting your vote by mail on the enclosed proxy card, you may be able to vote by telephone. Please note that there are separate telephone arrangements depending on whether you are a stockholder of record (that is, if you hold your stock in your own name) or you are a beneficial owner and hold your shares in “street name” (that is, if your stock is held in the name of your broker, bank or other nominee).

If you are a stockholder of record, you may vote by telephone by following the instructions provided on your proxy card. If you are a beneficial owner but not the record owner since you hold your shares in “street name,” you will need to contact your broker, bank or other nominee to determine whether you will be able to vote by telephone.

The telephone voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm the stockholders’ instructions have been recorded properly.

Whether or not you plan to attend the Annual Meeting, we urge you to vote. Returning the proxy card or voting by telephone will not affect your right to attend the Annual Meeting and vote in person.

In person at the Annual Meeting

All stockholders may vote in person by ballot at the Annual Meeting. You may also be represented by another person at the Annual Meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares but not the record holder, you must obtain a legal proxy from your broker, bank or other nominee and present that legal proxy to the inspectors of election with your ballot to be able to vote at the Annual Meeting.

What can I do if I change my mind after I vote?

If you are a stockholder of record, you can revoke your proxy before it is exercised by:

•	written notice of revocation to the Company’s Secretary at CVR Energy, Inc., 2277 Plaza Drive, Suite 500, Sugar Land, Texas 77479;

•	timely delivery of a valid, later-dated proxy or a later-dated vote by telephone; or

•	attending the Annual Meeting and voting in person by ballot.

If you are a beneficial owner of shares but not the record holder, you may submit new voting instructions by contacting your broker, bank or other nominee. You may also vote in person at the Annual Meeting if you obtain a legal proxy as described in the answer to the previous question. All shares that have been properly voted and not revoked will be voted at the Annual Meeting.

How can I attend the Annual Meeting?

You are entitled to attend the Annual Meeting only if you were a stockholder of record as of the Record Date or you hold a valid proxy for the Annual Meeting as described in the previous questions. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. You should be prepared to present photo identification for admittance. If you are not a stockholder of record but hold shares as a beneficial owner, you should provide proof of beneficial ownership as of the Record Date, such as your most recent account statement prior to April 1, 2010, a copy of the voting instruction card provided by your broker, bank or other nominee, or other similar evidence of ownership. You may contact us by telephone at (281) 207-3200 to obtain directions to vote in person at the Annual Meeting.

What votes need to be present to hold the Annual Meeting?

Under our Amended and Restated By-Laws, the presence, in person or by proxy, of the holders of a majority of the aggregate voting power of the common stock issued and outstanding on April 1, 2010 entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining whether a quorum exists.

What vote is required to approve each proposal?

Proposal 1: Elect Nine Directors	The nine nominees for director who receive the most votes will be elected. If you do not vote for a nominee, or you indicate “withhold authority to vote” for any nominee on your proxy card, your vote will not count either for or against the nominee.
Proposal 2: Ratify Selection of Independent Auditors	The affirmative vote of a majority of the votes present and entitled to vote at the Annual Meeting is required to ratify the selection of KPMG as CVR Energy’s independent registered public accounting firm for 2010. If you “abstain” from voting, it has the same effect as if you voted “against” this proposal.

How are votes counted?

In the election of directors, your vote may be cast “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. For other proposals, your vote may be cast “FOR” or “AGAINST” or you may “ABSTAIN.” If you “ABSTAIN,” it has the same effect as a vote “AGAINST.” If you sign your proxy card with no further instructions and you are a stockholder of record, then your shares will be voted in accordance with the recommendations of our Board. If you sign your proxy card with no further instructions and you are a beneficial owner, then please see the response to the question immediately below for a description of how your shares will be voted.

What is the effect of broker non-votes?

A broker “non-vote” occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. Under current New York Stock Exchange (the “NYSE”) rules, a broker, bank or other nominee may exercise discretionary voting power for the ratification of the selection of KPMG. However, the election of directors is a non-routine matter and the NYSE does not permit a broker, bank or other nominee to exercise discretionary voting power with regard to such elections. Therefore, if you are a beneficial owner and do not provide your broker, bank or other nominee with voting instructions on the election of directors, then your vote will not count either for or against the nominees.

Who will count the votes?

Representatives of our transfer agent, American Stock Transfer & Trust Company, will tabulate the votes and act as inspectors of election at the Annual Meeting.

Is voting confidential?

We maintain a policy of keeping all the proxies and ballots confidential. The inspectors of election will forward to management any written comments that you make on the proxy card.

Who will pay the costs of soliciting these proxies?

We will bear all costs of solicitation.  Upon request, we will reimburse banks, brokers and other nominees for the expenses they incur in forwarding the proxy materials to you.

Is this Proxy Statement the only way that proxies are being solicited?

No. In addition to our mailing the proxy materials, members of our Board, officers and employees may solicit proxies by telephone, by fax or other electronic means of communication, or in person. They will not receive any compensation for their solicitation activities in addition to their regular compensation. We have not engaged an outside solicitation firm.

Where can I find the voting results?

Preliminary results of voting will be announced at the Annual Meeting. We also will publish voting results in a current report on Form 8-K that we will file with the Securities and Exchange Commission (“SEC”) within four business days following the meeting, with the day the meeting ends counted as the first day. If on the date of this filing the inspectors of elections for the Annual Meeting have not certified the voting results as final, we will note in the filing that the results are preliminary and publish the final results in a subsequent Form 8-K filing within four business days after the final voting results are known.

Can a stockholder communicate directly with our Board?

Stockholders and other interested parties may communicate with members of our Board by writing to:

CVR Energy, Inc.
2277 Plaza Drive, Suite 500
Sugar Land, Texas 77479
Attention: Senior Vice President, General Counsel and Secretary

Stockholders and other interested parties may also send an e-mail to CVR Energy’s Senior Vice President, General Counsel and Secretary at esgross@cvrenergy.com. Our General Counsel will forward all appropriate communications directly to our Board or to any individual director or directors, depending upon the facts and circumstances outlined in the communication.

Why did I receive only one set of proxy materials when there are several stockholders at my address?

If you and other residents at your mailing address own shares in street name, your broker, bank or other nominee may have sent you a notice that your household will receive only one annual report and proxy statement for each company in which you hold shares through that broker, bank or nominee. This practice is called “householding.” If you did not respond that you did not want to participate in householding, you are deemed to have consented to that process. If these procedures apply to you, your broker, bank or other nominee will have sent one copy of our 2009 Annual Report and Proxy Statement to your address. You may revoke your consent to householding at any time by contacting your broker, bank or other nominee.

If you did not receive an individual copy of our 2009 Annual Report and Proxy Statement, we will send copies to you if you contact us at 2277 Plaza Drive, Suite 500, Sugar Land, Texas 77479, (281) 207-3200, Attention: Senior Vice President, General Counsel and Secretary. If you and other residents at your address have been receiving multiple copies of our 2009 Annual Report and Proxy Statement and desire to receive only a single copy of these materials, you may contact your broker, bank or other nominee or contact us at the above address or telephone number.

Whom should I call if I have any questions?

If you have any questions about the Annual Meeting or your ownership of CVR Energy common stock, please contact our transfer agent at:

American Stock Transfer & Trust Company
59 Maiden Lane
Plaza Level
New York, NY 10038
Telephone: (800) 937-5449
Website Address: www.amstock.com

INFORMATION ABOUT THE ANNUAL REPORT

Will I receive a copy of the 2009 Annual Report?

We have mailed you a copy of the 2009 Annual Report with this Proxy Statement. The 2009 Annual Report includes our audited financial statements, along with other financial information and we urge you to read it carefully.

How can I receive a copy of our 10-K?

You can obtain, free of charge, a copy of our 2009 Annual Report on Form 10-K for the year ended December 31, 2009 (“2009 Form 10-K”), by:

•	accessing our Internet site at www.cvrenergy.com;

•	accessing the Internet site at http://annualreport.cvrenergy.com; or

•	writing to:

CVR Energy, Inc.
2277 Plaza Drive, Suite 500
Sugar Land, Texas 77479
Attention: Vice President, Investor Relations

You can also obtain a copy of our 2009 Form 10-K and other periodic filings with the SEC from the SEC’s Electronic Data Gathering Analysis and Retrieval (“EDGAR”) database at www.sec.gov.

CORPORATE GOVERNANCE

We believe that good corporate governance helps to ensure the Company is managed for the long-term benefit of our stockholders, and we periodically review and consider our corporate governance policies and practices, the SEC’s corporate governance rules and regulations, and the corporate governance listing standards of the NYSE, the stock exchange on which our common stock is traded.

Operation and Meetings

The Board oversees the business of the Company, which is conducted by the Company’s employees and officers under the direction of the chief executive officer of the Company. The Board performs a number of specific functions, including: (1) reviewing, approving and monitoring fundamental financial and business strategies, risks and major corporate actions; (2) selecting, evaluating and compensating the chief executive officer and other executive officers of the Company; and (3) reviewing the Company’s compliance with its public disclosure obligations. The Board appoints the members of the four Board committees: the audit committee, the compensation committee, the nominating and corporate governance committee, and the conflicts committee. Members of the Board are kept informed about our Company’s business by various documents sent to them before each meeting and oral reports made to them during these meetings by members of the Company’s management. The full Board is also advised of actions taken by the various committees of our Board by the chairpersons of those committees. Directors have access to all of our books, records and reports and members of management are available at all times to answer their questions. Management also communicates with the various members of our Board on a regular informal basis as is needed to effectively oversee the activities of our Company.

During 2009, the Board held nine meetings and acted by consent six times. Each then-incumbent director attended at least 75% of the total meetings of the Board and the Board committees on which such director served in 2009. In addition, while we do not have a specific policy regarding attendance at the annual meeting of stockholders, all director nominees are encouraged to attend the Annual Meeting. In 2009, all of the directors nominated for election attended our annual meeting of stockholders.

Meetings of Non-Management Directors and Executive Sessions

To promote open discussion among non-management directors, we schedule regular executive sessions in which non-management directors meet without management participation. “Non-management directors” are all directors who are not executive officers. All of our directors are non-management directors except for Mr. John J. Lipinski, our president, chief executive officer and chairman of the Board. We do not have a lead independent director. The non-management directors determine who presides at the executive sessions. Our non-management directors met during three executive sessions in 2009 with Mr. George E. Matelich serving as chairman of each of these executive sessions.

Board Leadership Structure and Risk Oversight

The Board believes that Mr. Lipinski’s service as both chairman of the Board and chief executive officer is in the best interest of the Company and its shareholders. Mr. Lipinski possesses over 37 years of industry experience which, coupled with his current in-depth knowledge of the issues, opportunities and challenges facing the Company, provides the focused attention, effective leadership and direction the Board needs to ensure the most critical matters are addressed timely. This also avoids any potential confusion or duplication of efforts with clear accountability to the Board.

Our governance processes, including the Board’s involvement in developing and implementing strategy, active oversight of risk, regular review of business results and thorough evaluation of the chief executive officer’s performance and compensation, provide rigorous Board oversight of the chief executive officer as he fulfills his various responsibilities, including his duties as chairman.

The Board considers oversight of CVR Energy’s risk management efforts to be a responsibility of the entire Board. The Board’s role in risk oversight includes receiving regular reports from members of senior management on areas of material risk to the Company, or to the success of a particular project or endeavor under consideration, including operational, financial, legal and regulatory, strategic and reputational risks. The full Board (or the appropriate committee, in the case of risks that are under the purview of a particular committee) receives these reports from the appropriate members of management to enable the Board (or committee) to understand the Company’s risk identification, risk management, and risk mitigation strategies. When a report is vetted at the committee level, the chairperson of that committee subsequently reports on the matter to the full Board. This enables the Board and its committees to coordinate the Board’s risk oversight role. The Board also believes that risk management is an integral part of CVR Energy’s annual strategic planning process, which addresses, among other things, the risks and opportunities facing the Company. The audit committee assists the Board with oversight of the Company’s material financial risk exposures, including without limitation, liquidity, credit, operational risks and the Company’s material financial statement and financial reporting risks. The compensation committee assists the Board with oversight of risks associated with the Company’s compensation policies and practices. In each case, the Board or the applicable committee oversees the steps Company management has taken to monitor and control such exposures.

The chief executive officer, by leading Board meetings, facilitates reporting by the audit committee and the compensation committee to the Board of their respective activities in risk oversight assistance to the Board. The chief executive officer’s collaboration with the Board allows him to gauge whether management is providing adequate information for the Board to understand the interrelationships of our various business and financial risks. He is available to the Board to address any questions from directors regarding executive management’s ability to identify and mitigate risks and weigh them against potential rewards.

Communications with Directors

Stockholders and other interested parties wishing to communicate with our Board may send a written communication addressed to:
CVR Energy, Inc.
2277 Plaza Drive, Suite 500
Sugar Land, Texas 77479
Attention: Senior Vice President, General Counsel and Secretary

Our General Counsel will forward all appropriate communications directly to our Board or to any individual director or directors, depending upon the facts and circumstances outlined in the communication. Any stockholder or other interested party who is interested in contacting only the non-management directors as a group or the director who presides over the meetings of the non-management directors may also send written communications to the contact above and should state for whom the communication is intended.

The “Controlled Company” Exemption and Director Independence

“Controlled Company” Exemption

Our Board has determined that we are a controlled company under the rules of the NYSE and, as a result, we qualify for and may rely on, exemptions from certain director independence requirements of the NYSE.

Under the rules of the NYSE, a listed company is a controlled company when more than 50% of the voting power is held by an individual, a group or another company. Our Board has determined that we are a controlled company because Coffeyville Acquisition LLC (“CA”) and Coffeyville Acquisition II LLC (“CA II”) together own 64% of our outstanding common stock. The Company, CA and CA II are parties to a stockholders agreement (the “CVR Energy Stockholders Agreement”) pursuant to which CA, which is controlled by certain affiliates of Kelso & Company, L.P. (the “Kelso Funds”) and CA II, which is controlled by certain affiliates of The Goldman Sachs Group, Inc. (the “Goldman Sachs Funds”), have agreed to the following:

•	CA and CA II shall each designate two directors for election to the Board and have agreed to vote for each other’s designees;

•	CA and CA II shall each vote for our chief executive officer as the fifth director of the Board; and

•	CA and CA II shall have other rights with respect to the composition of certain committees of the Board.

Thus, more than 50% of the voting power of the Company is held by the Goldman Sachs Funds and the Kelso Funds, who through the CVR Energy Stockholders Agreement vote together for five directors and thus control the Board. Consequently, the Company has availed itself of the controlled company exemption. For a description of the CVR Energy Stockholders Agreement, please refer to “Certain Relationships and Related Party Transactions — Transactions with the Goldman Sachs Funds and the Kelso Funds — Stockholders Agreement.”

Director Independence

Due to our status as a controlled company, we are relying on exemptions from the NYSE rules that require that (a) our Board be comprised of a majority of independent directors as defined under the rules of the NYSE, (b) our compensation committee be comprised solely of independent directors and (c) our nominating and corporate governance committee be comprised solely of independent directors.

The controlled company exemption does not modify the independence requirements for the audit committee. The Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”) and NYSE rules require that our audit committee be composed entirely of independent directors. The members of the audit committee are C. Scott Hobbs, Steve A. Nordaker and Mark E. Tomkins. Our Board has affirmatively determined that Messrs. Hobbs, Nordaker and Tomkins are independent directors under the rules of the SEC and the NYSE.

Committees

Our Board has the authority to delegate the performance of certain oversight and administrative functions to committees of the Board. Our Board currently has an audit committee, a compensation committee, a nominating and corporate governance committee and a conflicts committee. In addition, from time to time, special committees may be established under the direction of our Board when necessary to address specific issues. Each committee has adopted a charter which is reviewed annually by that committee and changes, if any, are recommended to our Board for approval. The charters for the audit committee, the compensation committee and the nominating and corporate governance committee are subject to certain NYSE rules and our charters for those committees comply with such rules. Copies of the audit committee charter, compensation committee charter and nominating and corporate governance committee charter, as in effect from time to time, are available free of charge on our Internet site at www.cvrenergy.com. These charters are also available in print to any stockholder who requests them by writing to CVR Energy, Inc., at 2277 Plaza Drive, Suite 500, Sugar Land, Texas 77479, Attention: Senior Vice President, General Counsel and Secretary.

The following table shows the membership of each committee of our Board as of December 31, 2009 and the number of meetings held by each committee during 2009. As of the date of this Proxy Statement, the membership of each committee of the Board has not changed since December 31, 2009.

Committee Membership as of December 31, 2009 and Meetings Held During 2009

Nominating and
	Audit	Compensation	Corporate Governance	Conflicts
Director	Committee	Committee	Committee	Committee

John J. Lipinski			X
C. Scott Hobbs	X
Scott L. Lebovitz			Chair
Regis B. Lippert			X
George E. Matelich		Chair
Steve A. Nordaker	X	X		X
Stanley de J. Osborne			X
Kenneth A. Pontarelli		X
Mark E. Tomkins	Chair	X		Chair
Number of 2009 Meetings	10	4	3	0

Audit Committee

Our Board has an audit committee comprised of Mark E. Tomkins, C. Scott Hobbs and Steve A. Nordaker. Mr. Tomkins is chairman of the audit committee. Our Board has determined that Mr. Tomkins qualifies as an “audit committee financial expert”, as defined by applicable rules of the Securities and Exchange Commission. Our Board has also determined that each member of the audit committee, including Mr. Tomkins, is “financially literate” under the requirements of the NYSE. Additionally, our Board has determined that Messrs. Tomkins, Hobbs and Nordaker are independent under current NYSE independence requirements and SEC rules. In considering Mr. Tomkins’ independence, the Board considered that Mr. Tomkins is currently a director of W.R. Grace & Co. (“W.R. Grace”) and that CVR Energy engages in business transactions with W.R. Grace in the ordinary course of business. The Board determined that these transactions were consistent with the SEC and NYSE independent standards and did not require disclosure under Item 404 or Regulation S-K and did not constitute a material relationship between Mr. Tomkins and the Company. Under current NYSE independence requirements and SEC rules, our audit committee is required to consist entirely of independent directors. No committee member serves on more than two other public company audit committees.

The audit committee’s responsibilities are to: review the accounting and auditing principles and procedures of our Company; assist the Board in monitoring our financial reporting process, accounting functions and internal controls; oversee the qualifications, independence, appointment, retention, compensation and performance of our independent registered public accounting firm; recommend to the Board the engagement of our independent accountants; review with the independent accountants plans and results of the auditing engagement; oversee the performance of the Company’s internal audit function; and oversee “whistle-blowing” procedures and certain other compliance matters. At each regularly scheduled meeting, committee members meet privately with representatives of KPMG, LLP, our independent accountants, the Company’s internal auditors and management of the Company.

Compensation Committee

Our compensation committee is comprised of George E. Matelich, Steve A. Nordaker, Kenneth A. Pontarelli and Mark E. Tomkins. Mr. Matelich is the chairman of the compensation committee. The principal responsibilities of the compensation committee are to: establish policies and periodically determine matters involving executive compensation; recommend changes in employee benefit programs; grant or recommend the grant of stock options and stock awards under the 2007 Long Term Incentive Plan (“LTIP”); provide counsel regarding key personnel selection; retain independent compensation consultants; recommend to the Board the structure of non-employee director compensation; and assist the Board in assessing compensation risk including determinations regarding the risk of employee compensation practices and policies. In addition, the compensation committee reviews and discusses our Compensation Discussion and Analysis with management and produces a report on executive compensation for inclusion in our annual Proxy Statement in compliance with applicable federal securities laws.

The compensation committee has sole authority to retain and terminate a compensation consultant to assist in the evaluation of the chief executive officer, named executive officers and other selected officers. During 2009, the Company retained Longnecker & Associates (“Longnecker”) on behalf of the compensation committee to assist the compensation committee with its review of the executive officers’ compensation levels and the mix of compensation as compared to peer companies, companies of similar size and other relevant market information. Longnecker compiled the information and provided advice regarding the components and related mix (short-term/long-term; cash/equity) of the executive compensation programs of the Company, its “Peer Group” (see page 28 of this Proxy Statement for further detail regarding the Peer Group), companies of similar size and other relevant market information. Although no specific target was set, the focus of Longnecker’s recommendations was centered on compensation levels at the median or 50th percentile of the Peer Group.

Longnecker reported to the full committee and had direct access to the committee’s members. Longnecker periodically attended the committee meetings or by telephone, and may meet with the committee in executive session without management present. Longnecker does no other work for the Company or for management except to provide consulting services related to executive compensation levels, program design and non-employee director compensation. The chief executive officer, while not a member of the compensation committee, reviews information provided by Longnecker, as well as other relevant market information and actively provides guidance and recommendations to the committee regarding the amount and form of the compensation of the other executive officers and key employees. Mr. Harry S. Nichols, Vice President, Human Resources, also attends compensation committee meetings to present information as requested and to provide insight as to standard practices after reviewing Longnecker’s findings and recommendations.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is comprised of Scott L. Lebovitz, John J. Lipinski, Regis B. Lippert and Stanley de J. Osborne. Mr. Lebovitz is the chairman of the nominating and corporate governance committee. The principal duties of the nominating and corporate governance committee are to recommend to the Board proposed nominees for election to the Board by the stockholders at annual meetings and to develop and make recommendations to the Board regarding corporate governance matters and practices.

Conflicts Committee

Our conflicts committee is comprised of Steve A. Nordaker and Mark E. Tomkins. Mr. Tomkins is the chairman of the conflicts committee. The principal duty of the conflicts committee is to determine, in accordance with the Policies Regarding CVR Partners, LP adopted by our Board, whether the resolution of a conflict of interest between the Company and our subsidiaries, on the one hand and CVR Partners, LP (the “Partnership”), the Partnership’s managing general partner or any subsidiary of the Partnership, on the other hand, is fair and reasonable to us.

Director Qualifications

Our Corporate Governance Guidelines contain Board membership criteria that apply to nominees recommended by the nominating and corporate governance committee for a position on our Board. Our Board seeks a diverse group of candidates who possess the background, skills and expertise to make a significant contribution to the Board and the Company. The nominating and corporate governance committee identifies candidates through a variety of means, including recommendations from members of the committee and the

Board and suggestions from Company management, including the chief executive officer. The nominating and corporate governance committee also considers candidates recommended by stockholders. At least annually, the nominating and corporate governance committee reviews with the Board the background and qualifications of each member of the Board, as well as an assessment of the Board’s composition in light of the Board’s needs and objectives after considering issues of judgment, diversity, age, skills, background and experience. The nominating and corporate governance committee reviews its effectiveness in balancing these considerations when assessing the composition of the Board. Qualified candidates for membership on the Board are considered without regard to race, color, religion, sex, ancestry, sexual orientation, national origin or disability.

Identifying and Evaluating Nominees for Directors

Our Board is responsible for selecting its own members and delegates the screening process for new directors to the nominating and corporate governance committee. This committee is responsible for identifying, screening and recommending candidates to the entire Board for Board membership. Stockholders may propose nominees for consideration by this committee by submitting names and supporting information to the Company’s general counsel. The Board will review the nominating and corporate governance committee’s recommendations of candidates for election to the Board. The Board will nominate directors for election at each annual meeting of stockholders. The Board is responsible for filling any director vacancies that may occur between annual meetings of stockholders.

The nominating and corporate governance committee utilizes a number of methods for identifying and evaluating nominees for Board membership. In the event our Board elects to increase the number of its members or there is a vacancy on our Board, this committee will consider various potential candidates for director, who may come to the attention of this committee through current Board members, professional search firms, stockholders, or other persons. In reviewing director candidates, this committee will review each candidate’s qualifications for membership on the Board, consider the enhanced independence, financial literacy and financial expertise standards that may be required for audit committee membership and assess the performance of current directors who are proposed to be renominated to the Board. We may from time to time engage a third party search firm to assist our Board and the nominating and corporate governance committee in identifying and recruiting candidates for Board membership.

Compensation Committee Interlocks and Insider Participation

No member of the compensation committee is now, nor was during 2009, an officer or employee of the Company.

Our compensation committee is comprised of George E. Matelich, Steve A. Nordaker, Kenneth A. Pontarelli and Mark E. Tomkins. Mr. Matelich is a managing director of Kelso & Company and Mr. Pontarelli is a partner managing director in the Merchant Banking Division of Goldman, Sachs & Co. For a description of the Company’s transactions with certain affiliates of Kelso & Company and certain affiliates of Goldman, Sachs & Co., see “Certain Relationships and Related Party Transactions — Transactions with the Goldman Sachs Funds and the Kelso Funds.”

For a portion of 2009, John J. Lipinski, our chief executive officer, was also a director of and served on the compensation committee of INTERCAT, Inc., a privately held company of which Regis B. Lippert, who serves as a director on our Board, is the President, CEO, majority shareholder and a director. Mr. Lipinski resigned this position in August, 2009. No interlocking relationship exists between our Board or compensation committee and the board of directors or compensation committee of any other company.

Corporate Governance Guidelines and Codes of Ethics

Our Corporate Governance Guidelines, as well as our Code of Ethics, which applies to all of our directors, officers and employees and our Principal Executive and Senior Financial Officers’ Code of Ethics, which applies to our principal executive and senior financial and accounting officers, are available free of charge on our Internet site at www.cvrenergy.com. Our Corporate Governance Guidelines, Code of Ethics and

Principal Executive and Senior Financial Officers’ Code of Ethics are also available in print to any stockholder who requests them by writing to CVR Energy, Inc., at 2277 Plaza Drive, Suite 500, Sugar Land, Texas 77479, Attention: Senior Vice President, General Counsel and Secretary.

PROPOSAL 1— ELECTION OF DIRECTORS

Nominees for Election as Directors

A Board consisting of nine directors is proposed to be elected to serve a one-year term or until their successors have been elected and qualified. The nine nominees, together with their ages, positions and biographies, are listed below. All of the nominees except for Mr. John K. Rowan and Mr. Joseph E. Sparano are currently directors. The Board has chosen not to nominate Mr. Kenneth A. Pontarelli and Mr. Regis B. Lippert for reelection to the Board this year. Messrs. Pontarelli and Lippert have been valuable members of our Board since September 2006 and June 2007, respectively, and our Board thanks each of them for their valuable service. The Board intends to appoint Mr. Rowan to replace Mr. Pontarelli and to appoint Mr. Sparano to replace Mr. Lippert, each effective May 19, 2010 in connection with the Annual Meeting, and therefore, nominates each of Messrs. Rowan and Sparano for election along with seven of our current nine directors. Our Board is not aware that any nominee named in this Proxy Statement is unable or unwilling to accept nomination or election. If any nominee becomes unable to accept nomination or election, the persons named in the proxy card will vote your shares for the election of a substitute nominee selected by the Board.

Vote Required and Recommendation of Board

The nine nominees receiving the greatest number of votes duly cast for election as directors will be elected. Abstentions will be counted for purposes of determining whether a quorum is present at the Annual Meeting, but will not be counted for purposes of calculating a plurality. Therefore, abstentions will have no impact as to the election of directors.

Under the terms of the CVR Energy Stockholders Agreement, CA and CA II have agreed to vote their shares in a manner such that each designates two directors to our Board. Additionally, pursuant to the CVR Energy Stockholders Agreement, CA and CA II have agreed to vote for the Company’s chief executive officer as a director. See “Certain Relationships and Related Party Transactions — Transactions with the Goldman Sachs Funds and the Kelso Funds — Stockholders Agreement” below. The aggregate number of shares of common stock owned by CA and CA II as of April 1, 2010 was 55,490,456, which was approximately 64% of our then outstanding common stock. Of the nine nominees listed below, George E. Matelich and Stanley de J. Osborne were designated by CA and John K. Rowan and Scott L. Lebovitz were designated by CA II. Pursuant to the terms of the CVR Energy Stockholders Agreement, John J. Lipinski has been designated as a nominee by reason of his position as chief executive officer of the Company.

Our Amended and Restated By-Laws provide that the number of directors on the Board can be no fewer than three and no greater than fifteen. The exact number of directors is to be determined from time to time by resolution adopted by our Board. A resolution was passed on September 24, 2008 setting the size of the Board at nine members.

Our Board unanimously recommends a vote “FOR” the election of the nine nominees listed below.

			First Elected
Name	Age(1)	Position	Directorship

John J. Lipinski	59	Chairman of the Board, Chief Executive Officer and President	9/06
C. Scott Hobbs	56	Director	9/08
Scott L. Lebovitz	34	Director	9/06
George E. Matelich	53	Director	9/06
Steve A. Nordaker	63	Director	6/08
Stanley de J. Osborne	39	Director	9/06
John K. Rowan	31	Director Nominee	—
Joseph E. Sparano	62	Director Nominee	—
Mark E. Tomkins	54	Director	1/07

(1)	Ages are as of March 15, 2010.

Principal Occupations and Qualifications.

The Board has concluded that each of its members is qualified to serve as a director due to the value of their experiences, qualifications, attributes and skills as noted below:

John J. Lipinski has served as our chairman of the Board since October 2007, our chief executive officer and president and a member of our Board since September 2006, chief executive officer and president of CA since June 2005 and chief executive officer and president of CA II and Coffeyville Acquisition III LLC (“CA III”) since October 2007. Since October 2007, Mr. Lipinski has also served as the chief executive officer, president and a director of the managing general partner of the Partnership. For a discussion of the Partnership, see “Certain Relationships and Related Party Transactions — Transactions with CVR Partners, LP.” Mr. Lipinski has over 37 years of experience in the petroleum refining industry. He began his career with Texaco Inc. In 1985, Mr. Lipinski joined The Coastal Corporation, eventually serving as Vice President of Refining with overall responsibility for Coastal Corporation’s refining and petrochemical operations. Upon the merger of Coastal with El Paso Corporation in 2001, Mr. Lipinski was promoted to Executive Vice President of Refining and Chemicals, where he was responsible for all refining, petrochemical, nitrogen-based chemical processing and lubricant operations, as well as the corporate engineering and construction group. Mr. Lipinski left El Paso in 2002 and became an independent management consultant. In 2004, he became a managing director and partner of Prudentia Energy, an advisory and management firm. Mr. Lipinski graduated from Stevens Institute of Technology with a Bachelor of Engineering (Chemical) and received a Juris Doctor degree from Rutgers University School of Law. Mr. Lipinski’s over 37 years of experience in the petroleum refining industry adds significant value to the Board. His in-depth knowledge of the issues, opportunities and challenges facing the Company provides the direction and focus the Board needs to ensure the most critical matters are addressed.

C. Scott Hobbs has been a member of the Board since September 2008. Mr. Hobbs has been the managing member of Energy Capital Advisors, LLC, an energy industry consulting firm, since 2006. Energy Capital Advisors provides consulting and advisory services to state government, investment banks, private equity firms and other investors evaluating major projects, acquisitions and divestitures principally involving oil and gas pipelines, processing plants, power plants and gas distribution assets. Mr. Hobbs was the executive chairman and a director of Optigas, Inc., a private midstream gathering and processing natural gas company, from February 2005 until March 2006 when Optigas was sold to a private equity firm portfolio company. From January 2004 to February 2005, Mr. Hobbs was president and chief operating officer of KFx, Inc. (now Evergreen Energy), a publicly traded clean coal technology company. From 1977 to 2001, Mr. Hobbs worked at The Coastal Corporation, where he last served as executive vice president and chief operating officer for its regulated gas pipelines and related operations in the Rocky Mountain region. He received a B.S. in Business Administration from Louisiana State University and is a certified public accountant. Mr. Hobbs currently serves on the boards of directors of Buckeye GP LLC, the general partner of Buckeye Partners, L.P., and American Oil & Gas, Inc. Mr. Hobbs’ extensive experience in the energy and pipeline industry enhances his skill at providing our directors with meaningful information. In addition, his acute understanding of our business helps generate critical discussions, collaboration and strategic planning. He is the newest member of our Board and brings a fresh perspective to audit committee communication with the Finance Department and internal and external auditors and to Board oversight and understanding of our business strategies.

Scott L. Lebovitz has been a member of our Board since September 2006 and a member of the board of directors of CA II and CA III since October 2007. He was also a member of the board of directors of CA from June 2005 until October 2007. He has also been a member of the board of directors of the managing general partner of the Partnership since October 2007. Mr. Lebovitz is a managing director in the Merchant Banking Division of Goldman, Sachs & Co. Mr. Lebovitz joined Goldman, Sachs & Co. in 1997 and became a managing director in 2007. He is a director of Energy Future Holdings Corp. Mr. Lebovitz previously served as a director of Ruth’s Chris Steakhouse, Inc. He received his B.S. in Commerce from the University of Virginia. Mr. Lebovitz’s history with the company adds significant value and his financial background provides a balanced perspective as we have faced a volatile marketplace. His long service as our director gives him invaluable insights into our history and growth and a valuable perspective of the strategic direction of our businesses.

George E. Matelich has been a member of our Board since September 2006, a member of the board of directors of CA since June 2005 and a member of the board of directors of CA III since October 2007. He has also been a member of the board of directors of the managing general partner of the Partnership since October 2007. Mr. Matelich has been a managing director of Kelso & Company since 1990. Mr. Matelich has been affiliated with Kelso since 1985. Mr. Matelich is a Certified Public Accountant and holds a Certificate in Management Consulting. Mr. Matelich received a B.A. in Business Administration from the University of Puget Sound and an M.B.A. from the Stanford Graduate School of Business. He is a director of Global Geophysical Services, Inc., Shelter Bay Energy Inc., Waste Services, Inc. and the American Prairie Foundation. Mr. Matelich previously served as a director of FairPoint Communications, Inc. and Optigas, Inc. He is also a Trustee of the University of Puget Sound and a member of the Stanford Graduate School of Business Advisory Council. Mr. Matelich’s long service as a director with us gives him invaluable insights into our history and growth and a valuable perspective of the strategic direction of our businesses. Additionally, his experience with other public companies provides depth of knowledge of business and strategic considerations.

Steve A. Nordaker has been a member of our Board since June 2008. He has served as senior vice president finance of Energy Capital Group Holdings LLC, a development company dedicated to building, owning and operating gasification and IGCC units for the refining, petrochemical and fertilizer industries since June 2004. Mr. Nordaker has also worked as a financial consultant for various companies in the areas of acquisitions, divestitures, restructuring and financial matters since January 2002. From 1996 through 2001, he was a managing director at J.P. Morgan Securities/JPMorgan Chase Bank in the global chemicals group and global oil & gas group. From 1992 to 1995, he was a managing director in the Chemical Bank worldwide energy, refining and petrochemical group. From 1982 to 1992, Mr. Nordaker served in numerous banking positions in the energy group at Texas Commerce Bank. Mr. Nordaker was Manager of Projects for the Frantz Company, an engineering consulting firm from 1977 through 1982 and worked as a Chemical Engineer for UOP, Inc. from 1968 through 1977. Mr. Nordaker received a B.S. in chemical engineering from South Dakota School of Mines and Technology and an M.B.A. from the University of Houston. Mr. Nordaker is a director of Mallard Creek Polymers, Inc. and Energy Capital Group Holdings LLC. Mr. Nordaker previously served as a director of The Plaza Group. Mr. Nordaker’s extensive and varied experiences in the energy sector in combination with his financial services experience provides important insight and strategic planning for the Board as the Company moves forward in making critical decisions and long-term planning. His experiences are helpful to the Board in evaluation of diversification and finance related plans. His broad knowledge of finance, lending and credit markets is valuable to the Board’s evaluation of liquidity and credit matters.

Stanley de J. Osborne has been a member of our Board since September 2006, a member of the board of directors of CA since June 2005 and a member of the board of directors of CA III since October 2007. He has also been a member of the board of directors of the managing general partner of the Partnership since October 2007. Mr. Osborne was a Vice President of Kelso & Company from 2004 through 2007 and has been a managing director since 2007. Mr. Osborne has been affiliated with Kelso since 1998. Prior to joining Kelso, Mr. Osborne was an Associate at Summit Partners. Previously, Mr. Osborne was an Associate in the Private Equity Group and an Analyst in the Financial Institutions Group at J.P. Morgan & Co. He received a B.A. in Government from Dartmouth College. Mr. Osborne is a director of Custom Building Products, Inc., Global Geophysical Services, Inc., Shelter Bay Energy Inc. and Traxys S.a.r.l. Mr. Osborne previously served as a director of Optigas, Inc. His long service as our director gives him invaluable insights into our history and growth and a valuable perspective of the strategic direction of our businesses.

John K. Rowan has been nominated to serve as a member of our Board beginning in May 2010. Mr. Rowan has been a vice president with Goldman, Sachs & Co. since 2007. Mr. Rowan currently serves on the board of directors for First Aviation Services, Inc. and Sprint Industrial Corp. He also serves as a member of the board of directors and treasurer for the Bronx Success Academy. Mr. Rowan earned a B.A. from Columbia University in economics. We believe the addition of Mr. Rowan to our Board will provide a fresh perspective and valuable insight to our current and future business strategies.

Joseph E. Sparano has been nominated to serve as a member of our Board beginning in May 2010. Mr. Sparano has over 40 years of experience in the petroleum and refining industry. His career began with Exxon Company, USA in 1969, where he served for over 10 years in various technical and operations management positions. Next, from 1980 to 1990 Mr. Sparano served in executive roles with Union Pacific Corporation, Champlin Petroleum, Union Pacific Resources Co., Ultramar/Union Pacific Resources Co. and Mercury Air Group related to oil and gas project planning, the negotiation of joint ventures, directing strategic acquisitions and divestitures, and managing business units. From 1990 to 1995, Mr. Sparano served as Chairman of the Board and Chief Executive Officer of Pacific Refining Company, a joint venture of The Coastal Corporation and Sinochem, a national oil company of The People’s Republic of China. From 1995 to 1996, he was a strategic investment advisor for TransCanada Pipelines. Mr. Sparano owned and operated his own consulting business from 1996 to 2000. From 2000 to 2003, Mr. Sparano served as President of the West Cost regional business unit and Vice President of the Heavy Fuels Marketing segment for Tesoro Petroleum. Most recently, Mr. Sparano served as President of the Western States Petroleum Association (WSPA) from 2003 to 2009, where he was responsible for leading the advocacy efforts and public representation of the largest western U.S. energy and petroleum company trade association. Effective January 1, 2010, Mr. Sparano is serving as an executive advisor to the Chairman of the WSPA board of directors, where he will continue to represent WSPA and assist with the transitioning of duties to the new president until his retirement in March of 2011. Mr. Sparano holds a B.S. in chemical engineering from the Stevens Institute of Technology and has graduate studies experience from both the Stevens Institute of Technology and Texas Christian University. Mr. Sparano previously served as a member of the Management Board of Champlin Petroleum, as a director of Pacific Refining Company, and as an ex-officio director of WSPA. We believe Mr. Sparano’s extensive experience in the petroleum and refining industry will provide the Board with meaningful information and a valuable perspective of the markets in which we operate.

Mark E. Tomkins has been a member of our Board since January 2007. He also was a member of the board of directors of CA from January 2007 until October 2007. Mr. Tomkins has served as the senior financial officer at several large companies during the past eleven years. He was Senior Vice President and Chief Financial Officer of Innovene, a petroleum refining and chemical polymers business and a subsidiary of British Petroleum, from May 2005 to January 2006, when Innovene was sold to a strategic buyer. Since January 2006, Mr. Tomkins has served as a consultant and also serves as a board member on other unrelated boards. From January 2001 to May 2005, he was Senior Vice President and Chief Financial Officer of Vulcan Materials Company, a publicly traded construction materials and chemicals company. From August 1998 to January 2001, Mr. Tomkins was Senior Vice President and Chief Financial Officer of Chemtura (formerly Great Lakes Chemical Corporation), a publicly traded specialty chemicals company. From July 1996 to August 1998, he worked at Honeywell Corporation as Vice President of Finance and Business Development for its polymers division and as Vice President of Finance and Business Development for its electronic materials division. From November 1990 to July 1996, Mr. Tomkins worked at Monsanto Company in various financial and accounting positions, including Chief Financial Officer of the growth enterprises division from January 1995 to July 1996. Prior to joining Monsanto, he worked at Cobra Corporation, as an auditor in private practice and as an assistant professor of accounting and finance. Mr. Tomkins received a B.S. degree in business, with majors in Finance and Management, from Eastern Illinois University and an M.B.A. from Eastern Illinois University and is a Certified Public Accountant. Mr. Tomkins is a director of W.R. Grace & Co. and Elevance Renewable Sciences, Inc. Mr. Tomkins previously served as a director of Renewable Chemicals Corporation. Mr. Tomkins contributes to the Board his past and current experiences as a director which provides invaluable insights into various management, financial and governance matters. His prior senior financial roles have contributed to his effectiveness as our audit committee chair and as a member of the compensation committee. His knowledge and experience has provided the audit committee with valuable perspective in managing its relationship with our independent auditors and performance of its financial reporting oversight function.

NON-EMPLOYEE DIRECTOR COMPENSATION FOR 2009

In 2009, Longnecker was engaged to provide a formal report and analysis of the compensation paid to independent directors. Their report was provided to the compensation committee and management for consideration. They reviewed trends of our peer companies, which include Terra Industries, Tesoro Corp., Holly Corp., Frontier Oil Corp., and CF Industries Holdings, Inc., as well as other relevant market information. This review consisted (in part) of reviewing election fees, annual retainers, meeting fees, and stock compensation levels provided to directors as reported in the peer company proxy statements filed in 2009. Longnecker also advised on other current practices related to director compensation. Collectively, the analysis showed that approximately 50% of total director compensation or more is provided in equity to ensure a balanced pay for “governance.” In addition, it showed there is an increased differentiation in pay to recognize the growing variance in time/responsibilities/risk for committee chairs versus committee members and audit and compensation committees versus other committees.

Based upon the review of the report and the proposed considerations, the compensation committee recommended to the Board an increase to a total of $120,000 in the target grant date value of annual awards of restricted stock, beginning in 2009. In 2008, restricted stock was awarded at a $100,000 value. Additionally, beginning in 2010, the compensation committee approved an annual fee to be paid to independent directors of $5,000 per audit committee member and $2,500 per compensation committee member.

The following table provides compensation information for the year ended December 31, 2009 for each non-management director of our Board.

	Fees
	Earned or	Stock	Option	All Other
Name	Paid in Cash	Awards(1)(2)	Awards(3)	Compensation	Total

C. Scott Hobbs	$60,000	$120,003	—	—	$180,003
Regis B. Lippert	$60,000	$120,003	—	—	$180,003
Steve A. Nordaker	$60,000	$120,003	—		$180,003
Mark E. Tomkins	$75,000	$120,003	—	—	$195,003
Scott L. Lebovitz, George E. Matelich, Stanley de J. Osborne and Kenneth A. Pontarelli	—	—	—	—	—

(1)	Messrs. Hobbs, Lippert, Nordaker and Tomkins were each awarded 18,321 shares of restricted stock on December 18, 2009. These shares of restricted stock vested immediately on December 18, 2009, subject to the ownership requirement described below. The dollar amounts in the table reflect the grant date fair value of the awards (18,321 shares multiplied by $6.55 per share, rounded to the nearest whole number) as well as the dollar amounts recognized for financial statement reporting purposes for the fiscal year ended December 31, 2009 in accordance with ASC Topic 718. No forfeitures occurred during 2009 and all awards are valued based on the closing market price of the Company’s common stock on the date of grant ($6.55 for 2009 awards).

(2)	The aggregate number of shares subject to vesting restrictions that were outstanding at December 31, 2009 was 1,666 shares for Mr. Lippert and 4,166 shares for Mr. Tomkins.

(3)	The following table reflects outstanding stock options held by directors that were vested and that have not vested as of December 31, 2009:

	Number of	Number of
	Options	Options That		Expiration	Exercise
Director	Vested	Have Not Vested	Grant Date	Date	Price

Mr. Lippert	3,434	1,716	10/22/07	10/22/17	$19.00
	2,867	1,433	12/21/07	12/21/17	$24.73
Mr. Tomkins	3,434	1,716	10/22/07	10/22/17	$19.00
	2,867	1,433	12/21/07	12/21/17	$24.73
Mr. Hobbs	3,034	6,066	9/24/08	9/24/18	$11.01
Mr. Nordaker	1,450	2,900	6/10/08	6/10/18	$24.96

Non-employee directors who do not work principally for entities affiliated with us were entitled to receive an annual retainer of $60,000 for 2009. Mr. Tomkins receives an additional retainer of $15,000 ($20,000 for 2010) for serving as the audit committee chairman. In addition, all directors are reimbursed for travel expenses and other out-of-pocket costs incurred in connection with their attendance at meetings. Annually, on the second pay date in December of each year, the non-employee directors are granted a formula-based award of restricted stock to approximate a value of $120,000 ($100,000 in 2008). We determined the number of shares by dividing $120,000 by the closing stock price of $6.55 on December 18, 2009. Cash compensation for the non-employee directors will remain the same for 2010; provided, non-employee members of the audit committee will also receive an additional $5,000 per year and non-employee members of the compensation committee will also receive an additional $2,500 per year. Messrs. Lebovitz, Matelich, Osborne and Pontarelli received no compensation in respect of their service as directors in 2009.

Options awarded generally vest in one-third annual increments beginning on the first anniversary of the date of grant. Pursuant to the annual formula grant described above, on December 19, 2008, we also granted 24,155 restricted shares of CVR Energy to Messrs. Hobbs, Lippert, Nordaker and Tomkins. These shares of restricted stock vested immediately on December 19, 2008. Each director receiving these shares must maintain a two-thirds ownership of the shares throughout their directorship in accordance with their director restricted stock agreement.

None of our non-employee directors received perquisites in an amount of at least $10,000.

SECURITIES OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND OFFICERS AND DIRECTORS

The following table presents information regarding beneficial ownership of our common stock by:

•	each of our current directors and nominees for director;

•	each of our named executive officers as such term is defined herein;

•	each stockholder known by us to beneficially hold five percent or more of our common stock; and

•	all of our executive officers and directors as a group.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Unless indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned by them, subject to community property laws where applicable. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of April 1, 2010 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise indicated, the business address for each of the beneficial owners listed in the table is c/o CVR Energy, Inc., 2277 Plaza Drive, Suite 500, Sugar Land, Texas 77479.

	Shares
Beneficial Owner	Beneficially Owned
Name and Address	Number	Percent

Coffeyville Acquisition LLC(1)	31,433,360	36.3%
Kelso Investment Associates VII, L.P.(1)	31,433,360	36.3%
KEP VI, LLC(1)	31,433,360	36.3%
320 Park Avenue, 24th Floor New York, New York 10022
Coffeyville Acquisition II LLC(2)	24,057,096	27.8%
The Goldman Sachs Group, Inc.(2)	24,057,296	27.8%
200 West Street New York, New York 10282-2198
John J. Lipinski(3)	247,471	*
Stanley A. Riemann(4)	—	—
Edward A. Morgan(5)	63,168	*
Edmund S. Gross(6)	16,268	*
Robert W. Haugen(7)	5,000	*
C. Scott Hobbs(8)	45,510	*
Scott L. Lebovitz(2)	24,057,296	27.8%
Regis B. Lippert(9)	42,196	*
George E. Matelich(1)	31,433,360	36.3%
Steve A. Nordaker(10)	39,345	*
Stanley de J. Osborne(1)	31,433,360	36.3%
Kenneth A. Pontarelli(2)	24,057,296	27.8%
John K. Rowan(2)	24,057,296	27.8%
Joseph E. Sparano	—	—
Mark Tomkins(11)	56,147	*
All directors and executive officers, as a group (19 persons)(12)	56,016,261	64.7%

*	Less than 1% of our outstanding common stock as of the record date.

(1)	CA directly owns 31,433,360 shares of common stock. Kelso Investment Associates VII, L.P., or KIA VII, a Delaware limited partnership, owns a number of common units in CA that corresponds to 24,557,883 shares of common stock, and KEP VI, LLC, or KEP VI and together with KIA VII, the Kelso Funds, a Delaware limited liability company, owns a number of common units in CA that corresponds to 6,081,000 shares of common stock. The Kelso Funds may be deemed to beneficially own indirectly, in the aggregate, all of the common stock of the Company owned by CA because the Kelso Funds control CA and have the power to vote or dispose of the common stock of the Company owned by CA. KIA VII and KEP VI, due to their common control, could be deemed to beneficially own each of the other’s shares but each disclaims such beneficial ownership. Messrs. Nickell, Wall, Matelich, Goldberg, Bynum, Wahrhaftig, Berney, Loverro, Connors, Osborne and Moore may be deemed to share beneficial ownership of shares of common stock owned of record or beneficially owned by KIA VII, KEP VI and CA by virtue of their status as managing members of KEP VI and of Kelso GP VII, LLC, a Delaware limited liability company, the principal business of which is serving as the general partner of Kelso GP VII, L.P., a Delaware limited partnership, the principal business of which is serving as the general partner of KIA VII. Each of Messrs. Nickell, Wall, Matelich, Goldberg, Bynum, Wahrhaftig, Berney, Loverro, Connors, Osborne and Moore (the “Kelso Individuals”) share investment and voting power with respect to the ownership interests owned by KIA VII, KEP VI and CA but disclaim beneficial ownership of such interests. Mr. Collins may be deemed to share beneficial ownership of shares of common stock owned of record or beneficially owned by KEP VI and CA by virtue of his status as a managing member of KEP VI. Mr. Collins shares investment and voting power with the Kelso Individuals with respect to ownership interests owned by KEP VI and CA but disclaims beneficial ownership of such interests.

(2)	CA II directly owns 24,057,096 shares of common stock. GS Capital Partners V Fund, L.P., GS Capital Partners V Offshore Fund, L.P., GS Capital Partners V GmbH & Co. KG and GS Capital Partners V Institutional, L.P. collectively, the “Goldman Sachs Funds”, are members of CA II and own common units of CA II. The Goldman Sachs Funds’ common units in CA II correspond to 23,821,799 shares of common stock. The Goldman Sachs Group, Inc. and Goldman, Sachs & Co. may be deemed to beneficially own indirectly, in the aggregate, all of the common stock owned by CA II through the Goldman Sachs Funds because (i) affiliates of Goldman, Sachs & Co. and The Goldman Sachs Group, Inc. are the general partner, managing general partner, managing partner, managing member or member of the Goldman Sachs Funds and (ii) the Goldman Sachs Funds control CA II and have the power to vote or dispose of the common stock of the Company owned by CA II. Goldman, Sachs & Co. is a direct and indirect wholly owned subsidiary of The Goldman Sachs Group, Inc. Goldman, Sachs & Co. is the investment manager of certain of the Goldman Sachs Funds. Shares that may be deemed to be beneficially owned by the Goldman Sachs Funds consist of: (1) 12,543,608 shares of common stock that may be deemed to be beneficially owned by GS Capital Partners V Fund, L.P. and its general partner, GSCP V Advisors, L.L.C., (2) 6,479,505 shares of common stock that may be deemed to be beneficially owned by GS Capital Partners V Offshore Fund, L.P. and its general partner, GSCP V Offshore Advisors, L.L.C., (3) 4,301,376 shares of common stock that may be deemed to be beneficially owned by GS Capital Partners V Institutional, L.P. and its general partner, GSCP V Advisors, L.L.C., and (4) 497,310 shares of common stock that may be deemed to be beneficially owned by GS Capital Partners V GmbH & Co. KG and its general partner, Goldman, Sachs Management GP GmbH. In addition, Goldman, Sachs & Co. directly owns 200 shares of common stock. The Goldman Sachs Group, Inc. may be deemed to beneficially own indirectly the 200 shares of common stock owned by Goldman, Sachs & Co. Mr. Scott L. Lebovitz is a managing director of Goldman, Sachs & Co. and Mr. John K. Rowan is a vice president of Goldman, Sachs & Co. Mr. Lebovitz, Mr. Rowan, The Goldman Sachs Group, Inc. and Goldman, Sachs & Co. each disclaims beneficial ownership of the shares of common stock owned directly or indirectly by the Goldman Sachs Funds, except to the extent of their pecuniary interest therein, if any.

(3)	Mr. Lipinski owns 247,471 shares of common stock directly. In addition, Mr. Lipinski owns 139,714 shares indirectly through his ownership of common units in CA and CA II. Mr. Lipinski does not have the power to vote or dispose of shares that correspond to his ownership of common units in CA and CA II and thus does not have beneficial ownership of such shares. Mr. Lipinski also owns (i) profits interests in each of CA and CA II, (ii) phantom points under each of the Phantom Unit Plans and (iii) common units and override units in CA III. See “Compensation of Executive Officers — Outstanding Equity Awards at 2009 Fiscal Year-End” and “Compensation of Executive Officers — Equity Awards Vested During Fiscal Year-Ended 2009.” Such interests do not give Mr. Lipinski beneficial ownership of any shares of our common stock because they do not give Mr. Lipinski the power to vote or dispose of any such shares.

(4)	Mr. Riemann owns no shares of common stock directly. Mr. Riemann owns 85,979 shares indirectly through his ownership of common units in CA and CA II. Mr. Riemann does not have the power to vote or dispose of shares that correspond to his ownership of common units in CA and CA II and thus does not have beneficial ownership of such shares. Mr. Riemann also owns (i) profits interests in each of CA and CA II, (ii) phantom points under each of the Phantom Unit Plans and (iii) common units and override units in CA III. See “Compensation of Executive Officers — Outstanding Equity Awards at 2009 Fiscal Year-End” and “Compensation of Executive Officers — Equity Awards Vested During Fiscal Year-Ended 2009.” Such interests do not give Mr. Riemann beneficial ownership of any shares of the Company’s common stock because they do not give Mr. Riemann the power to vote or dispose of any such shares.

(5)	Mr. Morgan was awarded 25,000 shares of non-vested restricted stock in connection with joining the Company on May 14, 2009. Under the terms of the restricted stock agreement, Mr. Morgan has the right to vote his shares of restricted stock after the date of grant. However, the transfer restrictions on these shares will lapse in one-third annual increments beginning on the first anniversary of the date of grant. Mr. Morgan was awarded 38,168 shares of restricted stock on December 18, 2009. The transfer restrictions on these shares will lapse in one-third annual increments beginning on the first anniversary of the date of grant. Subject to vesting requirements, Mr. Morgan is required to retain at least 50% of such shares for a period equal to the lesser of (i) three years, commencing with the date of the award, or (ii) as long as Mr. Morgan remains an officer of the Company (or an affiliate) at the level of Vice President or higher. See “Compensation of Executive Officers — Outstanding Equity Awards at 2009 Fiscal Year-End” and “Compensation of Executive Officers — Equity Awards Vested During Fiscal Year-Ended 2009.” Because Mr. Morgan has the right to vote his non-vested shares of restricted stock, he is deemed to have beneficial ownership of such shares.

(6)	Mr. Gross owns 1,000 shares of common stock directly. In addition, Mr. Gross was awarded 15,268 shares of restricted stock on December 18, 2009. The transfer restrictions on these shares will lapse in one-third annual increments beginning on the first anniversary of the date of grant. Subject to vesting requirements, Mr. Gross is required to retain at least 50% of such shares for a period equal to the lesser of (i) three years, commencing with the date of the award, or (ii) as long as Mr. Gross remains an officer of the Company (or an affiliate) at the level of Vice President or higher. Because Mr. Gross has the right to vote his non-vested shares of restricted stock, he is deemed to have beneficial ownership of such shares. Mr. Gross owns 6,447 shares indirectly through his ownership of common units in CA and CA II. Mr. Gross does not have the power to vote or dispose of shares that correspond to his ownership of common units in CA and CA II and thus does not have beneficial ownership of such shares. Mr. Gross also owns (i) phantom points under each of the Phantom Unit Plans and (ii) common units and override units in CA III. See “Compensation of Executive Officers — Outstanding Equity Awards at 2009 Fiscal Year-End” and “Compensation of Executive Officers — Equity Awards Vested During Fiscal Year-Ended 2009.” Such interests do not give Mr. Gross beneficial ownership of any shares of the Company’s common stock because they do not give Mr. Gross the power to vote or dispose of any such shares.

(7)	Mr. Haugen owns 5,000 shares of common stock directly. Mr. Haugen owns 21,495 shares indirectly through his ownership of common units in CA and CA II. Mr. Haugen does not have the power to vote or dispose of shares that correspond to his ownership of common units in CA and CA II and thus does not have beneficial ownership of such shares. Mr. Haugen also owns (i) profits interests in each of CA and CA II, (ii) phantom points under each of the Phantom Unit Plans and (iii) common units and override units in CA III. See “Compensation of Executive Officers — Outstanding Equity Awards at 2009 Fiscal Year-End” and “Compensation of Executive Officers — Equity Awards Vested During Fiscal Year-Ended 2009.” Such interests do not give Mr. Haugen beneficial ownership of any shares of the Company’s common stock because they do not give Mr. Haugen the power to vote or dispose of any such shares.

(8)	Mr. Hobbs was awarded options to purchase 9,100 shares of common stock with an exercise price equal to the closing price of CVR Energy’s common stock on the date of grant, which was $11.01. The date of grant for these options was September 24, 2008. Mr. Hobbs was also awarded 24,155 shares of restricted stock on December 19, 2008. These shares vested immediately; provided, each director receiving these shares must maintain a two-thirds ownership of the shares throughout their directorship. These options will vest in one-third annual increments beginning on the first anniversary of the date of grant. Mr. Hobbs was also awarded 18,321 shares of restricted stock on December 18, 2009. These shares vested immediately; provided, each director receiving these shares is required to retain at least 60% of such shares for a period equal to the lesser of (i) three years, commencing with the date of the award, or (ii) as long as such director remains on the Board. Total shares of common stock subject to options that are currently exercisable of 3,034 are deemed to be outstanding and included in the total amount of shares beneficially owned by Mr. Hobbs.

(9)	CVR Energy’s Board awarded Mr. Lippert options to purchase 5,150 shares of common stock with an exercise price equal to the initial public offering price of CVR Energy’s common stock, which was $19.00 per share. The date of grant for these options was October 22, 2007. These options will vest in one-third annual increments beginning on the first anniversary of the date of grant. In addition, in connection with CVR Energy’s initial public offering, the Company’s Board awarded 5,000 shares of non-vested restricted stock to Mr. Lippert. The date of grant for these shares of restricted stock was October 24, 2007. Under the terms of the restricted stock agreement, Mr. Lippert has the right to vote his shares of restricted stock after the date of grant. However, the transfer restrictions on these shares will generally lapse in one-third annual increments beginning on the first anniversary of the date of grant. Additionally, the Company’s Board awarded Mr. Lippert options to purchase 4,300 shares of common stock with an exercise price equal to the closing price of the Company’s common stock on the date of grant, which was $24.73. The date of grant for these options was December 21, 2007. These options will vest in one-third annual increments beginning on the first anniversary of the date of grant. Mr. Lippert was also awarded 24,155 shares of restricted stock on December 19, 2008. These shares vested immediately; provided, each director receiving these shares must maintain a two-thirds ownership of the shares throughout their directorship. Mr. Lippert sold 9,500 of his shares in the open market on May 28, 2009. Mr. Lippert was awarded 18,321 shares of restricted stock on December 18, 2009, with 4,581 shares being withheld for tax purposes, resulting in a net award of 13,740 shares. These shares vested immediately; provided, each director receiving these shares is required to retain at least 60% of such shares for a period equal to the lesser of (i) three years, commencing with the date of the award, or (ii) as long as such director remains on the Board. Additionally, members of Mr. Lippert’s immediate family own 2,500 shares of our common stock directly. Mr. Lippert disclaims beneficial ownership of shares of the Company’s common stock owned by members of his immediate family. Because Mr. Lippert has the right to vote his non-vested shares of restricted stock, he is deemed to have beneficial ownership of such shares. Total shares of common stock subject to options that are currently exercisable of 6,301 are deemed to be outstanding and included in the total amount of shares beneficially owned by Mr. Lippert.

(10)	Mr. Nordaker was awarded options to purchase 4,350 shares of common stock with an exercise price equal to the closing price of CVR Energy’s common stock on the date of grant, which was $24.96. The date of grant for these options was June 10, 2008. Mr. Nordaker was also awarded 24,155 shares of restricted stock on December 19, 2008. These shares vested immediately; provided, each director receiving these shares must maintain a two-thirds ownership of the shares throughout their directorship. These options will generally vest in one-third annual increments beginning on the first anniversary of the date of grant. Mr. Nordaker was awarded 18,321 shares of restricted stock on December 18, 2009, with 4,581 shares being withheld for tax purposes, resulting in a net award of 13,740 shares. These shares vested immediately; provided, each director receiving these shares is required to retain at least 60% of such shares for a period equal to the lesser of (i) three years, commencing with the date of the award, or (ii) as long as such director remains on the Board. Total shares of common stock subject to options that are currently exercisable of 1,450 are deemed to be outstanding and included in the total amount of shares beneficially owned by Mr. Nordaker.

(11)	CVR Energy’s Board awarded Mr. Tomkins options to purchase 5,150 shares of common stock with an exercise price equal to the initial public offering price of CVR Energy’s common stock, which was $19.00 per share. The date of grant for these options was October 22, 2007. These options will vest in one-third annual increments beginning on the first anniversary of the date of grant. In connection with CVR Energy’s initial public offering, the Company’s Board awarded 12,500 shares of non-vested restricted stock to Mr. Tomkins. The date of grant for these shares of restricted stock was October 24, 2007. Under the terms of the restricted stock agreement, Mr. Tomkins has the right to vote his shares of restricted stock after the date of grant. However, the transfer restrictions on these shares will generally lapse in one-third annual increments beginning on the first anniversary of the date of grant. Additionally, the Company’s Board awarded Mr. Tomkins options to purchase 4,300 shares of common stock with an exercise price equal to the closing price of CVR Energy’s common stock on the date of grant, which was $24.73. The date of grant for these options was December 21, 2007. These options will vest in one-third annual increments beginning on the first anniversary of the date of grant. Mr. Tomkins was also awarded 24,155 shares of restricted stock on December 19, 2008. These shares vested immediately. Each director receiving these shares must maintain a two-thirds ownership of the shares throughout their directorship. Mr. Tomkins transferred 4,167 shares of common stock to an immediate family member on January 12,

2009. Mr. Tomkins was awarded 18,321 shares of restricted stock on December 18, 2009, with 5,130 shares being withheld for tax purposes, resulting in a net award of 13,191 shares. These shares vested immediately; provided, each director receiving these shares is required to retain at least 60% of such shares for a period equal to the lesser of (i) three years, commencing with the date of the award, or (ii) as long as such director remains on the Board. Total shares of common stock subject to options that are currently exercisable of 6,301 are deemed to be outstanding and included in the total amount of shares beneficially owned by Mr. Tomkins. Mr. Tomkins disclaims beneficial ownership of shares of the Company’s common stock owned by members of his immediate family. Because Mr. Tomkins has the right to vote his non-vested shares of restricted stock, he is deemed to have beneficial ownership of such shares.

(12)	The number of shares of common stock owned by all directors and executive officers, as a group, reflects the sum of (1) all shares of common stock directly owned by CA, with respect to which Messrs. Matelich and Osborne may be deemed to share beneficial ownership, (2) all shares of common stock directly owned by CA II, with respect to which Messrs. Rowan, Pontarelli and Lebovitz may be deemed to share beneficial ownership, (3) the 200 shares owned by Goldman, Sachs & Co. with respect to which Messrs. Rowan, Pontarelli and Lebovitz may be deemed to share beneficial ownership, (4) the 247,471 shares of common stock owned directly by Mr. Lipinski, the 63,168 shares of common stock owned directly by Mr. Morgan, the 16,268 shares of common stock owned directly by Mr. Gross, the 5,000 shares of common stock owned directly by Mr. Haugen, the 3,500 shares of common stock owned directly by Mr. Wyatt E. Jernigan, the 1,000 shares of common stock owned directly by Mr. Kevan A. Vick and the 6,000 shares of common stock owned directly by Mr. Christopher G. Swanberg, (5) the 45,510 shares owned by Mr. Hobbs, (6) the 39,345 shares owned by Mr. Nordaker, (7) the 51,980 shares owned by Mr. Tomkins and the 4,167 shares owned by members of Mr. Tomkins’ family and (8) the 39,696 shares owned by Mr. Lippert and the 2,500 shares owned by members of Mr. Lippert’s family.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires our executive officers and non-employee directors and each person who owns more than 10% of our outstanding common stock, to file reports of their stock ownership and changes in their ownership of our common stock with the SEC and the NYSE. These same people must also furnish us with copies of these reports and representations made to us that no other reports were required. We have performed a general review of such reports and amendments thereto filed in 2009. Based on our review of these reports, to our knowledge all of our executive officers and directors and other persons who own more than 10% of our outstanding common stock, have fully complied with the reporting requirements of Section 16(a) during 2009.

EXECUTIVE OFFICERS

The following table sets forth the names, positions and ages (as of March 15, 2010) of each person who is an executive officer of CVR Energy. We also indicate in the biographies below which executive officers of CVR Energy hold similar positions with the managing general partner of the Partnership. Senior management of CVR Energy manages the Partnership pursuant to a services agreement among us, the Partnership and the Partnership’s managing general partner.

Name	Age	Position

John J. Lipinski	59	Chairman of the Board of Directors, Chief Executive Officer and President
Stanley A. Riemann	58	Chief Operating Officer
Edward A. Morgan	40	Chief Financial Officer and Treasurer
Edmund S. Gross	59	Senior Vice President, General Counsel and Secretary
Daniel J. Daly, Jr.	64	Executive Vice President, Strategy
Robert W. Haugen	51	Executive Vice President, Refining Operations
Wyatt E. Jernigan	58	Executive Vice President, Crude Oil Acquisition and Petroleum Marketing
Kevan A. Vick	55	Executive Vice President and Fertilizer General Manager
Christopher G. Swanberg	52	Vice President, Environmental, Health and Safety

Information Concerning Executives Who Are Not Directors

Stanley A. Riemann has served as chief operating officer of our Company since September 2006, chief operating officer of CA since June 2005, chief operating officer of Coffeyville Resources, LLC (“CRLLC”) since February 2004 and chief operating officer of CA II and CA III since October 2007. Since October 2007, Mr. Riemann has also served as the chief operating officer of the managing general partner of the Partnership. Prior to joining CRLLC in February 2004, Mr. Riemann held various positions associated with the Crop Production and Petroleum Energy Division of Farmland Industries, Inc. (“Farmland”) for over 29 years, including, most recently, Executive Vice President of Farmland and President of Farmland’s Energy and Crop Nutrient Division. In this capacity, he was directly responsible for managing the petroleum refining operation and all domestic fertilizer operations, which included the Trinidad and Tobago nitrogen fertilizer operations. His leadership also extended to managing Farmland’s interests in SF Phosphates in Rock Springs, Wyoming and Farmland Hydro, L.P., a phosphate production operation in Florida and managing all company-wide transportation assets and services. On May 31, 2002, Farmland filed for Chapter 11 bankruptcy protection. Mr. Riemann has served as a board member and board chairman on several industry organizations including the Phosphate Potash Institute, the Florida Phosphate Council and the International Fertilizer Association. He currently serves on the Board of The Fertilizer Institute. Mr. Riemann received a Bachelor of Science degree from the University of Nebraska and an MBA from Rockhurst University.

Edward A. Morgan has served as chief financial officer and treasurer of our Company, CRLLC, CA, CAII and CAIII since May, 2009. Mr. Morgan has also served as the chief financial officer and treasurer of the managing general partner of the Partnership. Prior to joining CVR Energy, Mr. Morgan spent seven years with Brentwood, Tenn.-based Delek U.S. Holdings, Inc., serving as the chief financial officer for Delek’s operating segments during the previous five years. Mr. Morgan was named vice president in February 2005, and in April 2006, he was named chief financial officer of Delek U.S. Holdings in connection with Delek’s initial public offering, which became effective in May 2006. Mr. Morgan led a diverse organization at Delek, where he was responsible for all finance, accounting and information technology matters. Mr. Morgan received a Bachelor of Science degree in accounting from Mississippi State University and a Master of Accounting degree from the University of Tennessee.

Edmund S. Gross has served as senior vice president, general counsel and secretary of our Company since October 2007, senior vice president, general counsel and secretary of CA II and CA III since October 2007, vice president, general counsel and secretary of our Company since September 2006, secretary of CA since

June 2005 and general counsel and secretary of CRLLC since July 2004. Since October 2007, Mr. Gross has also served as the senior vice president, general counsel and secretary of the managing general partner of the Partnership. Prior to joining CRLLC, Mr. Gross was Of Counsel at Stinson Morrison Hecker LLP in Kansas City, Missouri from 2002 to 2004, was Senior Corporate Counsel with Farmland from 1987 to 2002 and was an associate and later a partner at Weeks, Thomas & Lysaught, a law firm in Kansas City, Kansas, from 1980 to 1987. Mr. Gross received a Bachelor of Arts degree in history from Tulane University, a Juris Doctor from the University of Kansas and an MBA from the University of Kansas.

Daniel J. Daly, Jr. has been our Executive Vice President, Strategy since December 2007 and was our Senior Vice President, Administration and Controls from September 2006 through December 2007 and our Vice President, Accounting and Administration from June 2005 through August 2006. From December 2004 to June 2005 Mr. Daly was self-employed as a consultant in mergers & acquisitions. From 1978 to 2001, Mr. Daly worked at Coastal Corporation, first as Manager of Transportation and Supply Operations and then as Controller, Refining Division and Vice President and Controller, Refining and Marketing. Following the merger of Coastal with El Paso in 2001, Mr. Daly served as Vice President and Controller of Tosco Corporation from January 2001 to December 2001. Mr. Daly received a Bachelor of Science degree in Commerce from St. Louis University.

Robert W. Haugen joined our business on June 24, 2005 and has served as executive vice president, refining operations at our Company since September 2006 and as executive vice president — engineering & construction at CRLLC since June 24, 2005. Since October 2007 Mr. Haugen has also served as executive vice president, refining operations at CA and CA II. Mr. Haugen brings more than 25 years of experience in the refining, petrochemical and nitrogen fertilizer business to our Company. Prior to joining us, Mr. Haugen was a managing director and Partner of Prudentia Energy, an advisory and management firm focused on mid-stream/downstream energy sectors, from January 2004 to June 2005. On leave from Prudentia, he served as the Senior Oil Consultant to the Iraqi Reconstruction Management Office for the U.S. Department of State. Prior to joining Prudentia Energy, Mr. Haugen served in numerous engineering, operations, marketing and management positions at the Howell Corporation and at the Coastal Corporation. Upon the merger of Coastal and El Paso in 2001, Mr. Haugen was named Vice President and General Manager for the Coastal Corpus Christi Refinery and later held the positions of Vice President of Chemicals and Vice President of Engineering and Construction. Mr. Haugen received a Bachelor of Science degree in Chemical Engineering from the University of Texas.

Wyatt E. Jernigan has served as executive vice president, crude oil acquisition and petroleum marketing at our Company since September 2006 and as executive vice president — crude & feedstocks at CRLLC since June 24, 2005. Since October 2007 Mr. Jernigan has also served as executive vice president, crude oil acquisition and petroleum marketing at CA and CA II. Mr. Jernigan has more than 30 years of experience in the areas of crude oil and petroleum products related to trading, marketing, logistics and business development. Most recently, Mr. Jernigan was a managing director with Prudentia Energy, an advisory and management firm focused on mid-stream/downstream energy sectors, from January 2004 to June 2005. Most of his career was spent with Coastal Corporation and El Paso, where he held several positions in crude oil supply, petroleum marketing and asset development, both domestic and international. Following the merger between Coastal Corporation and El Paso in 2001, Mr. Jernigan assumed the role of Managing Director for Petroleum Markets Originations. Mr. Jernigan attended Virginia Wesleyan College, majoring in Sociology and has training in petroleum fundamentals from the University of Texas.

Kevan A. Vick has served as executive vice president and fertilizer general manager at our Company since September 2006, senior vice president at Coffeyville Resources Nitrogen Fertilizers, LLC (“CRNF”) since February 27, 2004 and executive vice president and fertilizer general manager of CA III since October 2007. Since October 2007, Mr. Vick has also served as executive vice president and fertilizer general manager of the managing general partner of the Partnership. He has served on the board of directors of Farmland MissChem Limited in Trinidad and SF Phosphates. He has nearly 30 years of experience in the Farmland organization and is one of the most highly respected executives in the nitrogen fertilizer industry, known for both his technical expertise and his in-depth knowledge of the commercial marketplace. Prior to joining CRNF, he was general manager of nitrogen manufacturing at Farmland from January 2001 to February 2004. Mr. Vick received a Bachelor of Science degree in chemical engineering from the University of Kansas and is a licensed professional engineer in Kansas, Oklahoma and Iowa.

Christopher G. Swanberg has served as vice president, environmental, health and safety at our Company since September 2006, as vice president, environmental, health and safety at CRLLC since June 2005 and as vice president, environmental, health and safety at CA II and CA III since October 2007. Since October 2007, Mr. Swanberg has also served as vice president, environmental, health and safety of the managing general partner of the Partnership. He has served in numerous management positions in the petroleum refining industry such as Manager, Environmental Affairs for the refining and marketing division of Atlantic Richfield Company (ARCO) and Manager, Regulatory and Legislative Affairs for Lyondell-Citgo Refining. Mr. Swanberg’s experience includes technical and management assignments in project, facility and corporate staff positions in all environmental, safety and health areas. Prior to joining CRLLC, he was Vice President of Sage Environmental Consulting, an environmental consulting firm focused on petroleum refining and petrochemicals, from September 2002 to June 2005. Mr. Swanberg received a Bachelor of Science degree in Environmental Engineering Technology from Western Kentucky University and an MBA from the University of Tulsa.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

Our compensation committee is comprised of George E. Matelich (as chairperson), Kenneth A. Pontarelli, Steve A. Nordaker and Mark E. Tomkins.

The executive compensation philosophy of the compensation committee is threefold:

•	To align the executive officers’ interest with that of the stockholders and stakeholders, which provides long-term economic benefits to the stockholders;

•	To provide competitive financial incentives in the form of salary, bonuses and benefits with the goal of retaining and attracting talented and highly motivated executive officers; and

•	To maintain a compensation program whereby the executive officers, through exceptional performance and equity ownership, will have the opportunity to realize economic rewards commensurate with appropriate gains of other equity holders and stakeholders.

The compensation committee reviews and makes recommendations to the Board regarding our overall compensation strategy and policies, with the full Board (excluding Mr. Lipinski with respect to his compensation) having the final authority on compensation matters. The Board may from time to time delegate to the compensation committee the authority to take actions on specific compensation matters or with respect to compensation matters for certain employees or officers. In the past, there has been no such delegation, but our Board may delegate to the compensation committee, for example, in order to comply with Section 16 of the Exchange Act or Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), when those laws require actions by outside or non-employee directors, as applicable. Rule 16b-3 issued under Section 16 of the Exchange Act provides that transactions between an issuer and its officers or directors involving issuer securities may be exempt from Section 16(b) of the Exchange Act if they meet certain requirements, one of which is approval by a committee of the board of directors of the issuer consisting of two or more non-employee directors. Section 162(m) of the Code limits deductions by publicly held corporations for compensation paid to its “covered employees” (i.e., its chief executive officer and next four highest compensated officers) to the extent that the employee’s compensation for the taxable year exceeds $1,000,000. This limit does not apply to “qualified performance-based compensation,” which requires, among other things, satisfaction of a performance goal that is established by a committee of the board of directors consisting of two or more outside directors. This limit also does not apply until 2011 to certain of our plans that were in effect at the time of our initial public offering.

Our compensation committee (1) develops, approves and oversees policies relating to compensation of our chief executive officer and other executive officers, (2) discharges the Board’s responsibility relating to the establishment, amendment, modification, or termination of the LTIP, the Coffeyville Resources, LLC Phantom Unit Appreciation Plan (Plan I) (the “Phantom Unit Plan I”) and the Coffeyville Resources, LLC Phantom Unit Appreciation Plan (Plan II) (the “Phantom Unit Plan II” and together with the Phantom Unit Plan I, the “Phantom Unit Plans”), health and welfare plans, incentive plans, defined contribution plans (401(k) plans) and any other benefit plan, program or arrangement which we sponsor or maintain and (3) discharges the responsibilities of the override unit committee of the Board.

Specifically, the compensation committee reviews and makes recommendations to the Board regarding annual and long-term performance goals and objectives for the chief executive officer and our other senior executives; reviews and makes recommendations to the Board regarding the annual salary, bonus and other incentives and benefits, direct and indirect, of the chief executive officer and our senior executives; reviews and authorizes the Company to enter into employment, severance or other compensation agreements with the chief executive officer and other senior executives; administers our executive incentive plans, including the Phantom Unit Plans; establishes and periodically reviews perquisites and fringe benefits policies; reviews annually the implementation of our company-wide incentive bonus program; oversees contributions to our 401(k) plan; and performs such duties and responsibilities as may be assigned by the Board to the compensation committee under the terms of any executive compensation plan, incentive compensation plan or equity-based plan and as may be assigned to the compensation committee with respect to the issuance and management of the override units in CA and CA II.

The compensation committee has regularly scheduled meetings concurrent with the Board meetings and additionally meets at other times as needed throughout the year. Frequently, issues are discussed among the compensation committee via teleconference. The chief executive officer, while not a member of the compensation committee, reviews information provided by Longnecker, as well as other relevant market information and actively provides guidance and recommendations to the committee regarding the amount and form of the compensation of the other executive officers and key employees. Mr. Harry S. Nichols, Vice President, Human Resources, also attends compensation committee meetings to present information as requested and to provide insight as to standard practices after reviewing Longnecker’s findings and recommendations. The compensation committee has sole authority to retain and terminate a compensation consultant to assist in the evaluation of the chief executive officer, named executive officers and other selected officers. During 2009, the Company retained Longnecker on behalf of the compensation committee to assist the compensation committee with its review of the executive officers’ compensation levels and the mix of compensation as compared to peer companies, companies of similar size and other relevant market information. Longnecker compiled the information and provided advice regarding the components and related mix (short-term/long-term; cash/equity) of the executive compensation programs of the Company, its “Peer Group” (see page 28 of this Proxy Statement for further detail regarding the Peer Group) and other relevant market information.

Although no specific target was set, the focus of Longnecker’s recommendations was centered on compensation levels at the median or 50th percentile of the Peer Group.

Longnecker reported to the full committee and had direct access to the committee’s members. Longnecker periodically attended the committee meetings by telephone. Longnecker does no other work for the Company or for management except to provide consulting services related to executive compensation levels, program design and non-employee director compensation.

The main objective of our executive compensation program is to closely align compensation paid to executive officers with our operating and financial performance on both a short-term and long-term basis. Compensation is structured competitively in order to attract, motivate and retain executive officers and key employees and is considered crucial to our long-term success and the long-term enhancement of stockholder value. In addition, our compensation program is designed to ensure that the executive officers’ objectives and rewards are directly correlated to our long-term objectives and that their interests are aligned with those of stockholders. A risk component of vesting has been incorporated into compensation packages so that potential compensation is attractive and incents the executive officers to remain in our employ through successive rolling vesting periods. To this end, the compensation committee believes that the most critical component of compensation is equity compensation.

The compensation committee continually monitors current economic conditions and considers the petroleum and fertilizer markets along with other considerations in making compensation decisions. In 2009, no significant changes were made to the Company’s overall executive compensation philosophy and structure because the compensation committee believes that the compensation programs are reasonable, balanced and designed to attract, retain and motivate talented executives.

Through the committee’s review of the executive officers’ compensation packages and employment agreements, they determined it was prudent to amend the employment agreements of certain executive officers to include a change in control provision. The change in control provision was included in the executive officers’ amended and restated employment agreements, effective January 1, 2010. The committee determined that a change in control provision was needed to preserve our ability to compete for executive talent and to provide our executives with change in control severance benefits similar to those in place at other companies. See “— Potential Payments Upon Termination or Change-of-Control.”

The following discusses in detail the foundation underlying our executive compensation philosophy and also how the compensation decisions are made. Qualitative information related to the most important factors utilized in the analysis of these decisions is described.

Elements of Our Compensation Program

The three primary components of the compensation program are salary, an annual cash discretionary bonus and equity awards. Executive officers are also provided with benefits that are generally available to our salaried employees.

While these three components are related, we view them as separate and analyze them as such. The compensation committee believes that equity compensation is the primary motivator in attracting and retaining executive officers. Salary and cash discretionary bonuses are viewed as secondary; however, the compensation committee views a competitive level of salary and cash bonus as critical to retaining talented individuals. The compensation committee’s focus in 2009 was centered on cash discretionary bonuses on a short-term basis, as the committee’s view was that the executive officers had previously been awarded under the original ownership structure, competitive equity compensation to provide for long-term competitive awards through June 2010.

Base Salary

In setting base salaries, the committee fixes the base salary of each of our executive officers at a level that is believed to enable us to hire, motivate and retain our executive officers and enhance their motivation in a highly competitive and dynamic environment and to reward individual and Company performance. In determining its recommendations for base salary levels, the compensation committee takes into account the following:

•	The Company’s financial and operational performance for the year.

•	The previous years’ compensation level for each named executive officer.

•	Recommendations of the Company’s chief executive officer, based on individual responsibilities and performance, including each officer’s commitment and ability to:

• strategically meet business challenges;

• achieve financial results;

• promote legal and ethical compliance;

• lead their own business or business team for which they are responsible; and

•	diligence and effective response to immediate needs of our volatile industry and business environment.

•	Peer or market survey information for comparable public companies.

Each year we make compensation decisions using an approach that considers several important factors in developing compensation levels, rather than establishing compensation solely on a formula-driven basis. The committee considers whether individual base salaries reflect responsibility levels and are reasonable, competitive and fair. In setting base salaries, the committee reviewed published survey and Peer Group (defined below) data prepared by Longnecker and considered the applicability of the salary data in view of the individual positions within the Company.

With respect to our Peer Group, management, through the chief executive officer, provides the compensation committee with information gathered through a detailed annual review of executive compensation programs of other publicly and privately held companies in our industry, which are similar to us in size and operations (among other factors). In 2009, an independent compensation consultant (Longnecker) was engaged to perform a study including an analysis that management reviewed and then provided to the compensation committee for its use in making decisions regarding the salary, bonus and other compensation amounts paid to named executive officers. Longnecker participated in two meetings with the compensation committee, in which they presented in detail their findings and recommendations. The following independent refining companies, which we view as members of our “Peer Group” were included in the report and analysis: Frontier Oil Corporation, Holly Corporation and Tesoro Corporation. The following fertilizer businesses were included in the report and analysis: CF Industries Holdings Inc. and Terra Industries, Inc. Averages of these Peer Group salary levels were used over a number of years to develop a range of salaries of similarly situated executives of these companies and this range was used as a factor in determining base salary (and overall cash compensation) of the named executive officers. Management also reviewed the differences in levels of compensation among the named executive officers of this Peer Group and used these differences as a factor in setting a different level of salary and overall compensation for each of our named executive officers based on their relative positions and levels of responsibility.

Each of the named executive officers has an employment agreement which sets forth their base salaries. Salaries are reviewed annually by the compensation committee with periodic informal reviews throughout the year. Adjustments, if any, are usually made on January 1 of the year immediately following the review. The compensation committee, with the assistance of Longnecker, most recently reviewed the level of cash salary and bonus for each of the executive officers beginning in July 2009 through November 2009 in conjunction with their responsibilities and expectations for 2009. They concluded their review and consideration in November 2009. Individual performance, the practices of our Peer Group of companies as reflected in the analysis and report of Longnecker and changes in the named executive officers’ status were considered. Among these three factors, slightly more weight was given to the report and findings of Longnecker. The compensation committee and the Board approved an increase to the 2010 salary of Mr. Lipinski (to $900,000 from $800,000). The compensation committee approved the increase of 2010 salaries for Messrs. Morgan (to $315,000 from $275,000) and Gross (to $347,000 from $315,000). All salary increases were effective January 1, 2010. These increases in base salary are due to the efforts to continue to align the total compensation of the named executive officers with compensation paid by companies in our Peer Group and other considerations set forth above.

Annual Bonus

Information about total cash compensation paid by members of our Peer Group is used in determining both the level of bonus award and the ratio of salary to bonus. We believe that maintaining a level of bonus and a ratio of fixed salary to bonus (which may fluctuate) that is in line with those of our competitors is an important factor in attracting and retaining executives. The compensation committee also believes that a significant portion of our executive officers’ compensation should be at risk. That is, a portion of the executive officers’ overall compensation would not be guaranteed and would be determined based on individual and Company performance.

Our compensation program provides for greater potential bonus awards as the authority and responsibility of an executive increases. Our chief executive officer has the greatest percentage of his compensation at risk in the form of an annual bonus. Our named executive officers retain a significant percentage of their compensation package at risk in the form of annual bonuses.

Bonuses may be paid in an amount equal to the target percentage, less than the target percentage or greater than the target percentage (or not at all). The compensation committee has full discretion to determine bonuses based on several factors, including the individual’s level of performance, the individual’s level of responsibilities, a peer group assessment and the individual’s total overall compensation package. The performance determination takes into account overall operational performance, financial performance, factors affecting shareholder value, including growth initiatives, and the individual’s personal performance. The determination of whether the target bonus amount should be paid is not based on specific metrics, but rather a general assessment of how the business performed as compared to the business plan developed for the year. Due to the nature of the business, financial performance alone may not dictate or be a fair indicator of the performance of the executive officers. Conversely, financial performance may exceed all expectations, but it could be due to outside forces in the industry rather than true performance by an executive that exceeds expectations. In order to take these differing impacts and related results into consideration and to assess the executive officers’ performance on their own merits, the compensation committee makes an assessment of the executive officer’s performance separate from the actual financial performance of the Company, although such measurement is not based on any specific metrics.

The compensation committee reviewed the individualized performance and Company performance as compared to expectations for the year ended December 31, 2009. Under their employment agreements, the 2009 target bonuses were the following percentages of salary for each of the following: Mr. Lipinski (250%), Mr. Morgan (120%), Mr. Riemann (200%), Mr. Haugen (120%), and Mr. Gross (80%). The compensation committee approved the target levels to be paid out for the 2009 bonuses with the exception of Mr. Gross and Mr. Morgan, who both received 125% of target. These increased levels were in correlation with the findings and recommendations by Longnecker based upon review of our Peer Group, and companies of similar size and other relevant market information in order to balance the overall 2009 total salary and bonus levels.

Each of the named executive officers’ employment agreements provide that the executive will receive an annual cash performance bonus with a target bonus equal to a specified percentage of each executive’s base salary. Actual bonuses are determined in the discretion of the compensation committee, based upon such individual and/or Company performance criteria established by the compensation committee for the relevant fiscal year. As a result of the compensation committee’s review of peer company compensation practices as included in the compensation consultant’s report and its consideration of current economic conditions, in November 2009 the compensation committee concluded that target bonus percentages would remain the same for all named executive officers in 2010, with the exception of Mr. Gross, whose target bonus percentage increased from 80% to 90% effective January 1, 2010. Mr. Gross’ target bonus percentage fell below those of our peer companies for his role and responsibilities. Target bonus percentages were determined to be fair and comparable to other peer companies for all other named executive officers.

Restricted Stock and Other Equity

We use equity incentives to reward long-term performance. The issuance of equity to executive officers is intended to generate significant future value for each executive officer if the Company’s performance is outstanding and the value of the Company’s equity increases for all stockholders. The compensation committee believes that our equity incentives promote long-term retention of executives. The equity incentives issued, including to our named executive officers, were negotiated to a large degree at the time of the acquisition of our business in June 2005 (with additional units that were not originally allocated in June 2005 issued in December 2006) in order to bring our compensation package in line with executives at private equity portfolio companies, based on the private equity market practices at that time. All issuances of override units and phantom points made through December 31, 2009 (described below) were made at what the board of directors of CA, CA II, and/or CA III, as applicable, determined to be their fair value on their respective grant dates.

Override Units

The greatest share of total compensation to the chief executive officer and other named executive officers (as well as selected senior executives and key employees) is in the form of historical equity. The types of equity awards that have been granted to the named executive officers include common units and override units consisting of operating units and value units in CA and CA II and common and override units in CA III, the entity that owns the managing general partner of the Partnership which holds the nitrogen fertilizer business. Any financial obligations related to such common units and override units reside with the issuer of such units and not with CVR Energy. Separately, CRLLC, a subsidiary of CVR Energy, issued phantom points to certain members of management and any financial obligations related to such phantom points are the obligations of CVR Energy. The total number of such awards is detailed in this Proxy Statement and was approved by the Board.

The limited liability company agreements of CA and CA II (the “LLC Agreements”) provide the methodology for payouts with respect to units in CA and CA II, respectively. In general terms, the LLC Agreements provide for two classes of interests in each of CA and CA II: (1) common units and (2) profits interests referred to as override units (which consist of both operating units and value units). Common units were issued in exchange for a capital contribution determined by the board of directors of CA or CA II, as applicable, whereas no capital contributions are made in connection with the issuance of override units. Each of the named executive officers has a capital account under which his balance is increased or decreased to reflect his allocable share of net income and gross income of CA or CA II, as applicable, the capital that the named executive officer contributed in exchange for his common units, distributions paid to such named executive officer and his allocable share of net loss and items of gross deduction. CA and CA II may make distributions to their members to the extent that the cash available to them is in excess of the business’ reasonably anticipated needs. Distributions are generally made to members’ capital accounts in proportion to the number of units each member holds. All cash payable pursuant to the LLC Agreements will be paid by CA and CA II, respectively, and will not be paid by CVR Energy. Although CVR Energy is required to recognize a compensation expense with respect to such awards, CVR Energy also records a contribution to capital with respect to these awards and as a result, there is no cash effect on CVR Energy.

Phantom Plans

In addition to the grant of common units and override units in CA and CA II, we also granted phantom points pursuant to the Phantom Unit Plans. These plans operate in correlation with the methodology established by the LLC Agreements.

CA III Profits Interest

The limited liability company agreement of CA III provides for two classes of interests in CA III: (1) common units and (2) profits interests, referred to as override units. Each of the named executive officers has a capital account under which his balance is increased or decreased to reflect his allocable share of net income and gross income of CA III, the capital that the named executive officer contributed, distributions paid to such named executive officer and his allocable share of net loss and items of gross deduction. CA III may make distributions to its members to the extent that the cash available to it is in excess of the business’ reasonably anticipated needs. Distributions are generally made to members’ capital accounts in proportion to the number of units each member holds.

Generally, any decision related to granting equity awards to the named executive officers is made annually by the compensation committee at the time their total compensation package is evaluated. Limited equity grants of interests were made by CA III, the sole owner of the managing general partner of the Partnership, in October 2007 and February 2008. Their timing was in conjunction with the strategic alignment of the fertilizer business shortly after the purchase of the managing general partner interest by CA III.

Restricted Stock

We also established the LTIP in connection with our initial public offering in October 2007. The compensation committee concluded in the fourth quarter of 2009 that due to the prior levels of historical equity compensation awards of override units of CA and CA II, that limited restricted stock awards, stock options or other equity awards would be made in 2009 under the LTIP to the named executive officers who had previously received override units, until such time that full vesting occurs for the operating override units in June 2010. The committee intended and believes that the original issuances of these units were in fact incentive commensurate over the five year vesting period. The committee will revisit the need for equity awards to be issued after June 2010 to ensure there remains an associated risk inherent with unvested equity awards to provide the balance and incentive that is commensurate with the stated philosophy of the compensation committee.

Mr. Morgan and Mr. Gross received awards of restricted stock pursuant to the LTIP in 2009. In connection with joining the Company on May 14, 2009, Mr. Morgan was awarded 25,000 shares of non-vested restricted stock. Mr. Morgan has the right to vote these shares immediately. However, the shares are subject to transfer restrictions and vesting requirements that lapse in one-third annual increments beginning on the first anniversary of the date of grant. On December 18, 2009, Mr. Morgan was granted 38,168 shares of restricted stock and Mr. Gross was awarded 15,268 shares of restricted stock. Messrs. Morgan and Gross have the right to vote these shares immediately. However, the shares are subject to transfer restrictions and vesting requirements that lapse in one-third annual increments beginning on the first anniversary of the date of grant. Subject to vesting requirements, Messrs. Morgan and Gross are required to retain at least 50% of their respective shares for a period equal to the lesser of (i) three years, commencing with the date of the award, or (ii) as long as such individual remains an officer of the Company (or an affiliate) at the level of Vice President or higher.

The compensation committee may elect to make restricted stock grants, option grants or other equity grants under the LTIP during 2010 in its discretion.

Perquisites

The Company pays for portions of medical insurance and life insurance, as well as a medical physical every three years, for the named executive officers. Two of the executive officers involved in direct operations at our facilities receive use of a company vehicle. Additionally, one named executive officer receives corporate housing benefits. The total value of all perquisites and personal benefits is less than $10,000 for each named executive officer.

Other Forms of Compensation

Each of our named executive officers has a provision in his employment agreement, providing for certain severance benefits in the event of termination without cause or a resignation with good reason. These severance provisions are described in “Compensation of Executive Officers — Employment Agreements and Other Arrangements” below. These severance provisions were negotiated between the executive officers and the Company. The compensation committee believes that the severance provisions in the employment agreements are customary for similar companies.

Compensation Policies and Philosophy

Ours is a commodity business with high volatility and risk where earnings are not only influenced by margins, but also by unique, innovative and decisive actions and business practices on the part of the executive team. The compensation committee routinely reviews financial and operational performance compared to our business plan, positive and negative industry factors and the response of the senior management team in dealing with and maximizing operational and financial performance in the face of otherwise negative situations. Due to the nature of our business, performance of an individual or the business as a whole may be outstanding; however, our financial performance may not depict this same level of achievement. The financial performance of the Company is not necessarily reflective of individual operational performance. These are some of the factors used in setting executive compensation. Specific performance levels or benchmarks are not necessarily used to establish compensation; however, the compensation committee takes into account all factors to make a subjective determination of related compensation packages for the executive officers.

The compensation committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and current compensation, between cash and non-cash compensation, or among different forms of compensation other than its belief that the most crucial component is equity compensation. The decision is strictly made on a subjective and individual basis considering all relevant facts.

For compensation decisions, including decisions regarding the grant of equity compensation relating to executive officers (other than our chief executive officer and chief operating officer), the compensation committee typically considers the recommendations of our chief executive officer.

Section 162(m) of the Code limits deductions by publicly held corporations for compensation paid to its “covered employees” (i.e., its chief executive officer and next four highest compensated officers) to the extent that the employee’s compensation for the taxable year exceeds $1,000,000. This limit does not apply to “qualified performance-based compensation,” which requires, among other things, satisfaction of a performance goal that is established by a committee of the board of directors consisting of two or more outside directors. This limit also does not apply until 2011 to certain of our plans that were in effect at the time of our initial public offering.

We believe that it is in our best interest to deduct compensation paid to our executive officers. We will consider the anticipated tax treatment to the Company and our executive officers in the review and determination of the compensation payments and incentives. No assurance, however, can be given that the compensation will be fully deductible under Section 162(m) of the Code.

Nitrogen Fertilizer Limited Partnership

A number of our executive officers, including our chief executive officer, chief operating officer, chief financial officer, general counsel, executive vice president/general manager for nitrogen fertilizer and vice president, environmental, health and safety, serve as executive officers for both the Company and the Partnership. These executive officers receive all of their compensation and benefits from us, including compensation related to services for the Partnership and are not paid by the Partnership or its managing general partner. However, the Partnership or the managing general partner must reimburse us pursuant to a services agreement for the time our executive officers spend working for the Partnership. The percentage of each named executive officer’s compensation that represents the services provided to the Partnership on average in 2009 were approximately as follows: John J. Lipinski (21%), Edward A. Morgan (25%), James T. Rens (35%), Stanley A. Riemann (34%), Edmund S. Gross (30%) and Robert W. Haugen (0%). These percentages represent an average for the year and do not represent the percentage as determined at the end of 2009.

We have entered into a services agreement with the Partnership and its managing general partner in which we have agreed to provide management services to the Partnership for the operation of the nitrogen fertilizer business. Under this agreement the Partnership, its managing general partner or CRNF, a subsidiary of the Partnership, are required to pay us in 2009 (i) all costs incurred by us in connection with the employment of our employees, other than administrative personnel, who provide services to the Partnership under the agreement on a full-time basis, but excluding share-based compensation; (ii) a prorated share of costs incurred by us in connection with the employment of our employees, other than administrative personnel, who provide services to the Partnership under the agreement on a part-time basis, but excluding share-based compensation and such prorated share must be determined by us on a commercially reasonable basis, based on the percent of total working time that such shared personnel are engaged in performing services for the Partnership; (iii) a prorated share of certain administrative costs; and (iv) various other administrative costs in accordance with the terms of the agreement. Either we or the managing general partner of the Partnership may terminate the agreement upon at least 90 days’ notice. The agreement was amended effective January 2010 and beginning in January 2010, the costs associated with services performed by administrative personnel will be determined based upon a prorata share of time spent determined by us on a commercially reasonable basis.

Stock Retention Policy

In general, our corporate governance guidelines require all of the officers of the Company or any of its affiliates at a level of vice president or higher who receive as compensation after December 18, 2009 any share of our common stock (including shares of restricted stock or restricted stock units awarded pursuant to the LTIP, and any other securities into which such restricted stock or restricted stock units are changed or for which such restricted stock or restricted stock units are exchanged) to retain at least 50% of such equity securities once they become vested for a period equal to the lesser of (i) three years, commencing with the date of the award, or (ii) so long as such individual remains an officer of the Company.

Our corporate governance guidelines also require all outside directors who receive as compensation after December 18, 2009, any share of our common stock (including shares of restricted stock or restricted stock units awarded pursuant to the LTIP, and any other securities into which such restricted stock or restricted stock units are changed or for which such restricted stock or restricted stock units are exchanged) to retain at least 60% of such equity securities once they become vested for a period equal to the lesser of (i) three years, commencing with the date of the award, or (ii) as long as such outside director remains on the Board.

In addition, the common units and override units in CA, CA II and CA III issued to our executive officers are subject to transfer restrictions, although the executive officers may make certain transfers of their units for estate planning purposes.

COMPENSATION COMMITTEE REPORT

The compensation committee of the Board has reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the compensation committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

George E. Matelich, Chairperson
Steve A. Nordaker
Kenneth A. Pontarelli
Mark E. Tomkins

COMPENSATION OF NAMED EXECUTIVE OFFICERS

Summary Compensation Table

The following table sets forth certain information with respect to compensation for the years ended December 31, 2009, 2008 and 2007 earned by our chief executive officer, our chief financial officer and our three other most highly compensated executive officers as of December 31, 2009. In this Proxy Statement, we refer to these individuals as our named executive officers.

					Stock	All Other
Name and Principal Position	Year	Salary	Bonus(1)		Awards(4)	Compensation(5)		Total

John J. Lipinski	2009	$800,000	$2,000,000		—	$320,039	(6)	$3,120,039
Chief Executive Officer	2008	$700,000	$1,700,000		—	$26,625		$2,426,625
	2007	$650,000	$1,850,000		—	$17,253		$2,517,253

Edward A. Morgan(8)	2009	$171,346	$256,950		$439,750	$186,845	(7)	$1,054,891
Chief Financial Officer

Stanley A. Riemann	2009	$415,000	$830,000		—	$129,517	(8)	$1,374,517
Chief Operating Officer	2008	$375,000	$750,000		—	$20,171		$1,145,171
	2007	$350,000	$722,917	(2)	—	$236,867		$1,309,784

Edmund S. Gross	2009	$315,000	$315,000		$100,005	$62,567	(9)	$792,572
Executive Vice President	2008	$225,000	$225,000		—	$863,595		$1,313,595
and General Counsel	2007	$185,000	$325,000	(3)	—	$16,186		$526,186

Robert W. Haugen	2009	$275,000	$330,000		—	$113,753	(10)	$718,753
Executive Vice President,	2008	$275,000	$330,000		—	$57,871		$662,871
Refining Operations	2007	$275,000	$230,000		—	$75,123		$580,123

James T. Rens(11)	2009	$130,192	$156,230		—	$242,135	(12)	$528,557
	2008	$300,000	$200,000		—	$5,439		$505,439
	2007	$250,000	$400,000		—	$13,289		$663,289

(1)	Bonuses are reported for the year in which they were earned, though they may have been paid the following year. The compensation committee reviewed various factors for each named executive officer in determining the annual bonuses to be paid for the 2008 year. Specific factors considered in determining bonuses for the 2008 year included, among other things, the 2007 financial reporting error and subsequent restatement of the Company’s 2007 audited financial statements, progress towards successful negotiations of litigation and insurance claims related to the flood of 2007, successful continued negotiations of critical operational agreements for the Company and operational achievements at the fertilizer facility. Considering individual performance and involvement by the executives with regard to the above considerations, the compensation committee made the decision to pay at less than target for our former chief financial officer and more than target for our general counsel; otherwise, the majority of the executives’ annual bonuses were at target for 2008.

(2)	Includes a retention bonus in the amount of $122,917.

(3)	Includes a bonus in the amount of $125,000 for additional work performed related to the flood of our facilities on June 30, 2007.

(4)	Included in the “Stock Awards” column is the aggregate grant date fair value of restricted stock awards made during the respective fiscal years computed in accordance with ASC Topic 718. Messrs. Morgan and Gross both received restricted stock awards in 2009. Mr. Morgan was granted 25,000 restricted shares effective May 14, 2009 as part of the efforts to recruit him as Chief Financial Officer. Messrs. Morgan and Gross were awarded 38,168 and 15,268 shares of restricted stock, respectively, effective December 18, 2009.

(5)	The amounts shown include amounts representing the fair value on the grant date, as applicable, in 2009, 2008 and 2007, computed in accordance with FASB ASC Topic 718, Compensation — Stock of profits interests in CA, CA II and CA III and grants of phantom points in the Phantom Unit Plans for the years ended December 31, 2009, 2008, and 2007. These awards are reported as “All Other Compensation” and not as “Stock Awards”, because the awards are not grants of equity interests in CVR Energy, but instead are awards of equity interests in CA, CA II and CA III. The assumptions used in the calculation are included in the footnotes to our audited financial statements for the year ended December 31, 2009, 2008 and 2007 included in the Company’s 2009 Annual Report filed on March 12, 2010, Form 10-K filed on March 13, 2009 and Form 10-K /A dated May 8, 2008, respectively. The profits interests in CA, CA II and CA III and the phantom points in the Phantom Unit Plans are more fully described below under “— Interests in CA and CA II,” “— Interests in CA III,” and “— Coffeyville Resources, LLC Phantom Unit Appreciation Plan (Plan I) and Coffeyville Resources, LLC Phantom Unit Appreciation Plan (Plan II).”

(6)	Includes (a) a Company contribution under our 401(k) plan in 2009, (b) the premiums paid by us on behalf of the executive officer with respect to our executive life insurance program in 2009, (c) the premiums paid by us on behalf of the executive officer with respect to our basic life insurance program and (d) the grant date fair value of profits interests in CA I and CA II and phantom points from the Phantom Unit Plans granted on November 9, 2009 in the amount of $303,917.

(7)	Mr. Morgan commenced employment May 14, 2009, so he earned only a portion of his 2009 base salary of $275,000 and his annual cash bonus was similarly prorated. Includes (a) signing bonus of $60,000 paid to Mr. Morgan as part of the efforts to recruit him as Chief Financial Officer, (b) relocation benefits, including an applicable tax gross up, which total $121,726, (c) a Company contribution under our 401(k) plan in 2009, (d) the premiums paid by us on behalf of the executive officer with respect to our executive life insurance program in 2009 and (e) the premiums paid by us on behalf of the executive officer with respect to our basic life insurance program.

(8)	Includes (a) a Company contribution under our 401(k) plan in 2009, (b) the premiums paid by us on behalf of the executive officer with respect to our executive life insurance program in 2009, (c) the premiums paid by us on behalf of the executive officer with respect to our basic life insurance program and (d) the grant date fair value of profits interests in CA I and CA II and phantom points from the Phantom Unit Plans granted on November 9, 2009 in the amount of $113,395.

(9)	Includes (a) a Company contribution under our 401(k) plan in 2009, (b) the premiums paid by us on behalf of the executive officer with respect to our executive life insurance program in 2009, (c) the premiums paid by us on behalf of the executive officer with respect to our basic life insurance program and (d) the grant date fair value of phantom points from the Phantom Unit Plans granted on November 9, 2009 in the amount of $46,431.

(10)	Includes (a) a Company contribution under our 401(k) plan in 2009, (b) the premiums paid by us on behalf of the executive officer with respect to our executive life insurance program in 2009, (c) the premiums paid by us on behalf of the executive officer with respect to our basic life insurance program, (d) tax gross — up reimbursement by the Company, (e) payment of certain housing benefits and (f) the grant date fair value of profits interests in CA I and CA II and phantom points from the Phantom Unit Plans granted on November 9, 2009 in the amount of $65,046.

(11)	Mr. Rens ceased to serve as chief financial officer of the Company on May 14, 2009.

(12)	Includes (a) the premiums paid by us on behalf of the executive officer with respect to our executive life insurance program in 2009, (b) the premiums paid by us on behalf of the executive officer with respect to our basic life insurance program, (c) severance under an employment agreement of $203,077 and (d) the payout of unused vacation of $38,077.

Grants of Plan-Based Awards in 2009

		Number of		Grant Date
		Shares or		Fair Value of
Named Executive Officer	Grant Date	Units of Stock		Stock Awards(1)

John J. Lipinski	11/09/2009	3,796	(2)	$25,433
	11/09/2009	15,185	(3)	$101,739
	11/09/2009	3,796	(4)	$25,433
	11/09/2009	15,185	(5)	$101,739
	11/09/2009	35,387	(6)	$9,432
	11/09/2009	53,761	(7)	$15,354
	11/09/2009	35,387	(8)	$9,432
	11/09/2009	53,761	(9)	$15,354
Edward A. Morgan	05/14/2009	25,000	(10)	$189,750
	12/18/2009	38,168	(10)	$250,000
Stanley A. Riemann	11/09/2009	1,370	(2)	$9,179
	11/09/2009	5,482	(3)	$36,729
	11/09/2009	1,370	(4)	$9,179
	11/09/2009	5,482	(5)	$36,729
	11/09/2009	15,404	(6)	$4,106
	11/09/2009	23,402	(7)	$6,684
	11/09/2009	15,404	(8)	$4,106
	11/09/2009	23,402	(9)	$6,684
Edmund S. Gross	11/09/2009	33,146	(6)	$8,834
	11/09/2009	50,355	(7)	$14,381
	11/09/2009	33,146	(8)	$8,834
	11/09/2009	50,355	(9)	$14,381
	12/18/2009	15,268	(10)	$100,005
Robert W. Haugen	11/09/2009	704	(2)	$4,717
	11/09/2009	2,814	(3)	$18,854
	11/09/2009	704	(4)	$4,717
	11/09/2009	2,814	(5)	$18,854
	11/09/2009	12,781	(6)	$3,406
	11/09/2009	19,418	(7)	$5,546
	11/09/2009	12,781	(8)	$3,406
	11/09/2009	19,418	(9)	$5,546

(1)	The amounts shown include amounts representing the fair value on grant date, computed in accordance with FASB ASC Topic 718, Compensation — Stock of profits interest in CA and CA II, grants of phantom points in the Phantom Unit Plans, and grants of restricted stock. The Company’s expense is calculated based on the grant date fair value and amortized straight-line over the applicable vesting period.

(2)	Represents operating units in CA.

(3)	Represents value units in CA.

(4)	Represents operating units in CA II.

(5)	Represents value units in CA II.

(6)	Represents phantom service points under Phantom Unit Plan I.

(7)	Represents phantom performance points under Phantom Unit Plan I.

(8)	Represents phantom service points under Phantom Unit Plan II.

(9)	Represents phantom performance points under Phantom Unit Plan II.

(10)	Represents restricted stock issued.

Employment Agreements and Other Arrangements

Employment Agreements

John J. Lipinski.  On July 12, 2005, CRLLC entered into an employment agreement with Mr. Lipinski, as chief executive officer, which was subsequently assumed by CVR Energy and amended and restated effective as of January 1, 2008. The agreement has a rolling term of three years so that at the end of each month it automatically renews for one additional month, unless otherwise terminated by CVR Energy or Mr. Lipinski. Mr. Lipinski’s employment agreement was amended and restated effective January 1, 2010. Mr. Lipinski receives an annual base salary of $800,000 ($900,000 effective January 1, 2010). Mr. Lipinski is eligible to receive a performance-based annual cash bonus with a target payment equal to 250% of his annual base salary to be based upon individual and/or Company performance criteria as established by the compensation committee of our Board for each fiscal year. In addition, Mr. Lipinski’s agreement provides for certain severance payments that may be due following the termination of his employment under certain circumstances. These benefits are described below under “— Potential Payments Upon Termination or Change-of-Control.”

Edward A. Morgan, Stanley A. Riemann, Edmund S. Gross and Robert W. Haugen.  On July 12, 2005, CRLLC entered into employment agreements with each of Messrs. Riemann, Gross and Haugen. The agreements were subsequently assumed by CVR Energy and amended and restated between the respective executives and CVR Energy effective as of December 29, 2007. The agreements have a term of three years and expire in December 2010, unless otherwise terminated earlier by the parties. Each of these agreements was amended and restated effective January 1, 2010. Mr. Morgan entered into an employment agreement with CVR Energy effective May 14, 2009, which was amended effective August 17, 2009. This employment agreement was further amended and restated effective January 1, 2010. The agreements provide for an annual base salary of $275,000 for Mr. Morgan ($315,000 effective January 1, 2010), $415,000 for Mr. Riemann ($415,000 effective January 1, 2010), $315,000 for Mr. Gross ($347,000 effective January 1, 2010) and $275,000 for Mr. Haugen ($275,000 effective January 1, 2010). Each executive officer is eligible to receive a performance-based annual cash bonus to be based upon individual and/or Company performance criteria as established by the compensation committee of our Board for each fiscal year. The target annual bonus percentages for these executive officers for 2010 are as follows: Mr. Morgan (120%), Mr. Riemann (200%), Mr. Gross (90%) and Mr. Haugen (120%). In addition, these agreements provide for certain severance payments following the termination of the executive officers’ employment under certain circumstances. These benefits are described below under “— Potential Payments Upon Termination or Change-of-Control.”

James T. Rens Separation Agreement.  On January 23, 2009 (the “Effective Date”), Mr. Rens, the Company and CRLLC entered into a Separation Agreement (the “Separation Agreement”). Under the Separation Agreement, Mr. Rens’ employment ceased on May 25, 2009, (such date herein referred to as the “Termination Date”) (the period starting on the Effective Date and ending on the Termination Date is referred to as the “Term”). Pursuant to the Separation Agreement, the Amended and Restated Employment Agreement entered into between Mr. Rens and the Company dated December 29, 2007 terminated except for certain provisions relating to confidential information, non-competition, and non-solicitation of employees or customers. In that regard, the period during which the non-competition restriction applies following Mr. Rens’ termination was reduced to three months from twelve months. During the Term, Mr. Rens continued as the Company’s chief financial officer and performed all such duties as customarily performed by someone serving in the position as chief financial officer, and assisted in the transition of the duties and responsibilities of the chief financial officer to a successor chief financial officer and performed such other or additional duties as Mr. Rens and the Board mutually agreed. For his service during the Term, Mr. Rens was entitled to the following compensation and benefits: (i) a base salary at an annual rate of $330,000, (ii) a cash bonus based on a target bonus of 120% of Mr. Rens’ base salary, pro-rated based upon the number of days Mr. Rens was employed by the Company during the 2009 fiscal year prior to the Termination Date, with the actual bonus to be based upon Mr. Rens’ and/or the Company’s performance criteria established for the 2009 fiscal year by the compensation committee of the Board; provided, however, that such bonus was not to be less than $330,000, pro-rated based on the number of days Mr. Rens was employed by the Company during the 2009 fiscal year prior to the Termination Date and (iii) participation in health, insurance, retirement, and other employee benefit plans and programs of the Company as in effect from time to time on the same basis as other senior executives of the Company. Receipt of the foregoing compensation and benefits by Mr. Rens was conditioned on Mr. Rens executing a release of claims and such release becoming effective and irrevocable no later than 30 days following the Termination Date. The Company obtained this release and such release became effective within the foregoing time period. For a description of the severance benefits to which Mr. Rens was entitled under the Separation Agreement, see “— Potential Payments upon Termination or Change-of-Control.”

Interests in Coffeyville Acquisition LLC and Coffeyville Acquisition II LLC

The following is a summary of the material terms of the LLC Agreements as they relate to the limited liability company interests granted to our named executive officers pursuant to those agreements as of December 31, 2009. The terms of the LLC Agreements that relate to the common units and override units granted to our named executive officers are identical to each other.

General.  The LLC Agreements provide for two classes of interests in the respective limited liability companies: (i) common units and (ii) profits interests, referred to as override units (which consist of both operating units and value units) (common units and override units are collectively referred to as “units”). The common units provide for voting rights and have rights with respect to profits and losses of and distributions from, CA and CA II, as applicable. Such voting rights cease, however, if the executive officer holding common units ceases to provide services to CA and CA II, as applicable, or one of its or their subsidiaries. The common units were issued to our named executive officers in the following amounts (as subsequently adjusted) in exchange for capital contributions in the following amounts: Mr. Lipinski (capital contribution of $650,000 in exchange for 57,446 units), Mr. Riemann (capital contribution of $400,000 in exchange for 35,352 units, Mr. Gross (capital contribution of $30,000 in exchange for 2,651 units), Mr. Haugen (capital contribution of $100,000 in exchange for 8,838 units) and Mr. Rens (capital contribution of $250,000 in exchange for 22,095 units). These named executive officers were also granted override units, which consist of operating units and value units, in the following amounts: Mr. Lipinski (an initial grant of 315,818 operating units and 631,637 value units, a December 2006 grant of 72,492 operating units and 144,966 value units and a November 2009 grant of 7,592 operating units and 30,370 value units), Mr. Riemann (an initial grant of 140,185 operating units and 280,371 value units and a November 2009 grant of 2,740 operating units and 10,964 value units), Mr. Haugen (an initial grant of 71,965 operating units and 143,931 value units and a November 2009 grant of 1,408 operating units and 5,628 value units), and Mr. Rens (71,965 operating units and 143,931 value units of which 17,992 and 71,966, respectively, were forfeited in May 2009, upon his termination from the Company). Override units have no voting rights attached to them, but have rights with respect to profits and losses of, and distributions from, CA or CA II, as applicable. Our named executive officers were not required to make any capital contribution with respect to the override units; override units were issued only to certain members of management who own common units and who agreed to provide services to CA or CA II, as applicable.

If all of the shares of common stock of our Company held by CA and CA II were sold at $6.86 per share, which was the price of our common stock on December 31, 2009 and cash were distributed to members pursuant to the limited liability company agreements of CA and CA II, named executive officers would receive a cash payment in respect of their override units in the following approximate amounts: Mr. Lipinski ($8.288 million), Mr. Riemann ($3.679 million), Mr. Haugen ($1.888 million) and Mr. Rens ($1.214 million). Messrs. Morgan and Gross do not have any override units under these agreements.

During November 2009, distributions were made to the common unit holders and operating unit holders of CA II in accordance with the LLC Agreement of CA II. These distributions were generated by the net proceeds received by CA II upon its sale of 7,376,264 shares of CVR common stock in November 2009. Common unit distributions for the named executive officers were as follows: Mr. Lipinski ($160,274), Mr. Riemann ($98,631), Mr. Gross ($7,396), Mr. Haugen ($24,658) and Mr. Rens ($61,645). Operating override distributions for the named executive officers were as follows: Mr. Lipinski (to the trusts for the benefit of Mr. Lipinski’s family) ($827,114), Mr. Riemann ($367,139), Mr. Haugen ($188,473) and Mr. Rens ($141,353).

Forfeiture of Override Units Upon Termination of Employment.  If a named executive officer ceases to provide services to CA or CA II, as applicable, or a subsidiary due to a termination for “cause” (as such term is defined in the LLC Agreements), the executive officer generally will forfeit all of his override units. If the executive officer ceases to provide services for any reason other than cause before the fifth anniversary of the date of grant of his operating units and provided that an event that is an “Exit Event” (as such term is defined in the LLC Agreements) has not yet occurred and there is no definitive agreement in effect regarding a transaction that would constitute an Exit Event, then (a) unless the termination was due to the executive officer’s death or “disability” (as that term is defined in the LLC Agreements), in which case a different vesting schedule will apply based on when the death or disability occurs, all value units will be forfeited and (b) a percentage of the operating units will be forfeited according to the following schedule: if terminated before the second anniversary of the date of grant, 100% of operating units are forfeited; if terminated on or after the second anniversary of the date of grant, but before the third anniversary of the date of grant, 75% of operating units are forfeited; if terminated on or after the third anniversary of the date of grant, but before the fourth anniversary of the date of grant, 50% of operating units are forfeited; and if terminated on or after the fourth anniversary of the date of grant, but before the fifth anniversary of the date of grant, 25% of operating units are forfeited.

Adjustments to Capital Accounts; Distributions.  Each of the named executive officers has a capital account under which his balance is increased or decreased, as applicable, to reflect his allocable share of net income and gross income of CA or CA II, as applicable, the capital that the executive officer contributed, distributions paid to such executive officer and his allocable share of net loss and items of gross deduction. Value units owned by the named executive officers do not participate in distributions under the LLC Agreements until the “Current Value” is at least two times the “Initial Price” (as these terms are defined in the LLC Agreements), with full participation occurring when the Current Value is four times the Initial Price and pro rata distributions when the Current Value is between two and four times the Initial Price. CA and CA II may make distributions to their members to the extent that the cash available to them is in excess of the applicable business’ reasonably anticipated needs. Distributions are generally made to members’ capital accounts in proportion to the number of units each member holds. Distributions in respect of override units (both operating units and value units), however, will be reduced until the total reductions in proposed distributions in respect of the override units equals the Benchmark Amount (i.e., $11.31 for override units granted on July 25, 2005, $34.72 for Mr. Lipinski’s later grant in December 2006 and $33.8149 for override units reallocated in November 2009 (although the override units granted in November 2009 are subject to a catch-up provision so that after distributions have been reduced to account for the $33.8149 Benchmark Amount, distributions thereafter will be made first to the holders of such units so that they will effectively have a Benchmark Amount of $11.31)). The boards of directors of CA and CA II will determine the “Benchmark Amount” with respect to each override unit at the time of its grant. There is also a catch-up provision with respect to any value unit that was not previously entitled to participate in a distribution because the Current Value was not at least four times the Initial Price.

Other Provisions Relating to Units.  The named executive officers are subject to transfer restrictions on their units, although they may make certain transfers of their units for estate planning purposes.

Interests in Coffeyville Acquisition III LLC

CA III, the sole owner of the managing general partner of the Partnership, is owned by the Goldman Sachs Funds, the Kelso Funds, our executive officers, Mr. Wesley Clark (a former director), Magnetite Asset Investors III L.L.C. and other members of our management. The following is a summary of the material terms of the CA III limited liability company agreement as they relate to the limited liability company interests held by our executive officers.

General.  The CA III limited liability company agreement provides for two classes of interests in CA III: (i) common units and (ii) profits interests, which are referred to as override units.

The common units provide for voting rights and have rights with respect to profits and losses of, and distributions from, CA III. Such voting rights cease, however, if the executive officer holding common units ceases to provide services to CA III or one of its subsidiaries. In October 2007, CVR Energy’s named executive officers made the following capital contributions to CA III and received a number of CA III common units equal to their pro rata portion of all contributions: Mr. Lipinski ($68,146), Mr. Riemann ($16,360), Mr. Gross ($1,227), Mr. Haugen ($4,090) and Mr. Rens ($10,225).

Override units have no voting rights attached to them, but have rights with respect to profits and losses of, and distributions from, CA III. The override units have the following terms:

•	Approximately 25% of all of the override units have been awarded to members of our management team. These override units automatically vested. These units will be owned by the members of our management team even if they no longer perform services for us or are no longer employed by us. The following named executive officers received the following grants of this category of override units: Mr. Lipinski (81,250), Mr. Riemann (30,000), Mr. Gross (8,786), Mr. Haugen (16,634) and Mr. Rens (16,634).

•	Approximately 75% of the override units have been awarded to members of our management team responsible for the growth of the nitrogen fertilizer business. Some portion of these units may be awarded to members of management added in the future. These units vest on a five-year schedule, with 33.3% vesting on the third anniversary of the closing date of the Partnership’s initial public offering (if any such offering occurs), an additional 33.4% vesting on the fourth anniversary of the closing date of such an offering and the remaining 33.3% vesting on the fifth anniversary of the closing date of such an offering. Override units are entitled to distributions whether or not they have vested. Management members will forfeit unvested units if they are no longer employed by us; however, if a management member has three full years of service with the Partnership following the completion of an initial public offering of the Partnership, such management member may retire at age 62 and will be entitled to permanently retain all of his or her units whether or not they have vested pursuant to the vesting schedule described above. Units forfeited will be either retired or reissued to others (with a catch-up payment provision); retired units will increase the unit values of all other units on a pro rata basis. The following named executive officers received the following grants of this category of override units: Mr. Lipinski (219,378), Mr. Riemann (75,000), Mr. Gross (22,500), Mr. Haugen (13,125) and Mr. Rens (48,750). Upon Mr. Rens’ termination date, 25% of the total grant of all override units to him was forfeited. All remaining override units not forfeited were immediately vested.

The override units granted to management are entitled to 15% of all distributions made by CA III. All vested and unvested override units are entitled to distributions. To the extent that at any time not all override units have yet been granted, the override units that have been granted will be entitled to the full 15% of all distributions (e.g., if only 90% of the override units have been granted, the holders of these 90% are entitled to 15% of all distributions).

A portion of the override units may be granted in the future to new members of management. A catch-up payment will be made to new members of management who receive units at a time when the current unit value has increased from the initial unit value.

The value of the common units and override units in CA III depends on the ability of the Partnership’s managing general partner to make distributions. The managing general partner will not receive any distributions from the Partnership until the Partnership’s aggregate adjusted operating surplus through December 31, 2009 has been distributed. Based on the Partnership’s current projections, the Partnership believes that the executive officers will not begin to receive distributions on their common and override units until after December 31, 2012.

Adjustments to Capital Accounts; Distributions.  Each of the executive officers has a capital account under which his balance is increased or decreased, as applicable, to reflect his allocable share of net income and gross income of CA III, the capital that the executive officer contributed, distributions paid to such executive officer and his allocable share of net loss and items of gross deduction. Override units owned by the executive officers do not participate in distributions under the CA III limited liability company agreement until the “Current Value” is at least equal to the “Initial Price” (as these terms are defined in the CA III limited liability company agreement). CA III may make distributions to its members to the extent that the cash available to it is in excess of the business’ reasonably anticipated needs. Distributions are generally made to members’ capital accounts in proportion to the number of units each member holds. Distributions in respect of override units, however, will be reduced until the total reductions in proposed distributions in respect of the override units equal the aggregate capital contributions of all members.

Other Provisions Relating to CA III Units.  The executive officers are subject to transfer restrictions on their CA III units, although they may make certain transfers of their units for estate planning purposes.

Coffeyville Resources, LLC Phantom Unit Appreciation Plan (Plan I) and Coffeyville Resources, LLC Phantom Unit Appreciation Plan (Plan II)

The following is a summary of the material terms of the Phantom Unit Plans as they relate to our named executive officers. Payments under the Phantom Unit Plan I are tied to distributions made by CA and payments under the Phantom Unit Plan II are tied to distributions made by CA II.

General.  The Phantom Unit Plans are administered by the compensation committees of the boards of directors of CA and CA II, as applicable. The Phantom Unit Plans provide for two classes of interests: phantom service points and phantom performance points (collectively referred to as phantom points). Holders of the phantom service points and phantom performance points have the opportunity to receive a cash payment when distributions are made pursuant to the LLC Agreements in respect of operating units and value units, respectively. The phantom points represent a contractual right to receive a payment when payment is made in respect of certain profits interests in CA and CA II, as applicable.

Phantom points that have been granted (and not since forfeited) under each of the Phantom Unit Plans to our named executive officers are as follows: Mr. Lipinski (1,403,958 phantom service points and 1,422,332 phantom performance points, representing approximately 14% of the total phantom points awarded), Mr. Riemann (611,537 phantom service points and 619,535 phantom performance points, representing approximately 6% of the total phantom points awarded), Mr. Gross (1,315,793 phantom service points and 1,333,002 phantom performance points, representing approximately 13% of the total phantom points awarded), Mr. Haugen (508,019 phantom service points and 514,656 phantom performance points, representing approximately 5% of the total phantom points awarded) and Mr. Rens (371,428.5 phantom service points and 247,619 phantom performance points, representing approximately 3.1% of the total phantom points awarded).

If all of the shares of common stock of our Company held by CA and CA II were sold at $6.86 per share, which was the closing price of our common stock on December 31, 2009 and cash were distributed to members pursuant to the LLC Agreements, our named executive officers would receive cash payments in respect of their phantom points in the following amounts: Mr. Lipinski ($1.229 million), Mr. Riemann ($0.535 million), Mr. Gross ($1.152 million), Mr. Haugen ($0.445 million) and Mr. Rens ($0.277 million). Mr. Morgan does not have any phantom points awarded to him. The compensation committees of the boards of directors of CA and CA II have authority to make additional awards of phantom points under the Phantom Unit Plans.

Phantom Point Payments.  Payments in respect of phantom service points will be made within 30 days from the date distributions are made pursuant to the LLC Agreements in respect of operating units. Cash payments in respect of phantom performance points will be made within 30 days from the date distributions are made pursuant to the LLC Agreements in respect of value units (i.e., not until the “Current Value” is at least two times the “Initial Price” (as such terms are defined in the LLC Agreements), with full participation occurring when the Current Value is four times the Initial Price and pro rata distributions when the Current Value is between two and four times the Initial Price). There is also a catch-up provision with respect to phantom performance points for which no cash payment was made because no distribution pursuant to the LLC Agreements was made with respect to value units. During November 2009, payments were made under the Phantom Unit Plan II as follows: Mr. Lipinski ($122,872), Mr. Riemann ($53,521), Mr. Gross ($115,156), Mr. Haugen ($44,461) and Mr. Rens ($32,507). These payments occurred due to distributions made pursuant to the CA II LLC Agreement upon the sale of 7,376,264 shares of CVR common stock in November 2009.

Other Provisions Relating to the Phantom Points.  The boards of directors of CA and CA II may, at any time or from time to time, amend or terminate the Phantom Unit Plans. If a participant’s employment is terminated prior to an “Exit Event” (as such term is defined in the LLC Agreements), all of the participant’s phantom points are forfeited. In conjunction with Mr. Rens entering into the Separation Agreement, phantom points previously granted to Mr. Rens under the Phantom Unit Plans were not forfeited but rather 75% of the phantom service points became immediately vested and non-forfeitable as of the Termination Date and 50% of the phantom performance points became immediately vested and non-forfeitable for a period of 24 months following the Termination Date. See “— Potential Payments Upon Termination or Change-of-Control” for further discussion of the Separation Agreement.

Phantom points are generally non-transferable (except by will or the laws of descent and distribution). If payment to a participant in respect of his phantom points would result in the application of the excise tax imposed under Section 4999 of the Code, then the payment will be “cut back” only if that reduction would be more beneficial to the participant on an after-tax basis than if there were no reduction.

Outstanding Equity Awards at 2009 Fiscal Year-End

In addition to equity awards granted by CVR Energy, this table includes equity awards granted by CA, CA II and CAIII.

	Equity Awards
	Total Number of Shares		Number of Shares	Number of Shares	Market Value of
	or Units of Stock		or Units of Stock	or Units of Stock	Shares or Units of
	That Have Been		That Have	That Have Not	Stock That Have Not
Named Executive Officer	Awarded(1)		Vested	Vested (#)(2)(3)	Vested ($)(4)

John J. Lipinski	157,909.0	(5)	118,431.7	39,477.3	$536,101
	315,818.5	(6)	—	315,818.5	$1,670,680
	36,246.0	(5)	18,123.0	18,123.0	$29,359
	72,483.0	(6)	—	72,483.0	$116,698
	157,909.0	(7)	118,431.7	39,477.3	$407,010
	315,818.5	(8)	—	315,818.5	$1,882,278
	36,246.0	(7)	18,123.0	18,123.0	$21,385
	72,483.0	(8)	—	72,483.0	$84,805
	300,628.0	(9)	81,250.0	219,378.0	$17,550
	1,403,958.0	(10)	—	1,403,958.0	$317,189
	1,422,332.0	(11)	—	1,422,332.0	$257,371
	1,403,958.0	(12)	—	1,403,958.0	$241,270
	1,422,332.0	(13)	—	1,422,332.0	$288,236
	3,796.0	(14)	2,847.0	949.0	$3,578
	15,185.0	(15)	—	15,185.0	$57,096
	3,796.0	(16)	2,847.0	949.0	$3,160
	15,185.0	(17)	—	15,185.0	$50,111
Edward A. Morgan	25,000.0	(18)	—	25,000.0	$171,500
	38,168.0	(18)	—	38,168.0	$261,832

	Equity Awards
	Total Number of Shares		Number of Shares	Number of Shares	Market Value of
	or Units of Stock		or Units of Stock	or Units of Stock	Shares or Units of
	That Have Been		That Have	That Have Not	Stock That Have Not
Named Executive Officer	Awarded(1)		Vested	Vested (#)(2)(3)	Vested ($)(4)

Stanley A. Riemann	70,092.5	(14)	52,569.4	17,523.1	$237,964
	140,185.5	(15)	—	140,185.5	$741,581
	70,092.5	(16)	52,569.4	17,523.1	$180,663
	140,185.5	(17)	—	140,185.5	$835,506
	105,000.0	(9)	30,000.0	75,000.0	$6,000
	611,537.0	(10)	—	611,537.0	$138,161
	619,535.0	(11)	—	619,535.0	$112,105
	611,537.0	(12)	—	611,537.0	$105,093
	619,535.0	(13)	—	619,535.0	$125,549
	1,370.0	(14)	1,027.5	342.5	$1,291
	5,482.0	(15)	—	5,482.0	$20,612
	1,370.0	(16)	1,027.5	342.5	$1,141
	5,482.0	(17)	—	5,482.0	$18,091
Edmund S. Gross	31,286.0	(9)	8,786.0	22,500.0	$1,800
	1,315,793.0	(10)	—	1,315,793.0	$297,271
	1,333,002.0	(11)	—	1,333,002.0	$241,207
	1,315,793.0	(12)	—	1,315,793.0	$226,119
	1,333,002.0	(13)	—	1,333,002.0	$270,133
	15,268.0	(18)	—	15,268.0	$104,738
Robert W. Haugen	35,982.5	(14)	26,986.9	8,995.6	$122,161
	71,965.5	(15)	—	71,965.5	$380,697
	35,982.5	(16)	26,986.9	8,995.6	$92,745
	71,965.5	(17)	—	71,965.5	$428,914
	29,759.0	(9)	16,634.0	13,125.0	$1,050
	508,019.0	(10)	—	508,019.0	$114,774
	514,656.0	(11)	—	514,656.0	$93,127
	508,019.0	(12)	—	508,019.0	$87,303
	514,656.0	(13)	—	514,656.0	$104,295
	704.0	(14)	528.0	176.0	$664
	2,814.0	(15)	—	2,814.0	$10,581
	704.0	(16)	528.0	176.0	$586
	2,814.0	(17)	—	2,814.0	$9,286
James T. Rens	35,982.5	(19)	—	35,982.5	$190,347
	35,982.5	(19)	—	35,982.5	$214,456
	247,619.0	(19)	—	247,619.0	$44,807
	247,619.0	(19)	—	247,619.0	$50,180
	26,986.5	(19)	26,986.5	—	$—
	26,986.5	(19)	26,986.5	—	$—
	49,038.0	(19)	49,038.0	—	$—
	371,428.5	(19)	371,428.5	—	$—
	371,428.5	(19)	371,428.5	—	$—

(1)	Represents the total awards (and not since forfeited) to the named executive officer from the profits interests in CA, CA II and CA III, as well as the phantom points granted pursuant to the Phantom Unit Plans.

(2)	The profits interests in CA and CA II generally vest as follows: operating units generally become non-forfeitable in 25% annual increments beginning on the second anniversary of the original grant date in June 2005 and value units are generally forfeitable upon termination of employment. The profits interests are more fully described above under “— Interests in Coffeyville Acquisition LLC and Coffeyville Acquisition II LLC.”

(3)	The phantom points granted pursuant to the Phantom Unit Plans are generally forfeitable upon termination of employment. The phantom points are more fully described above under “— Coffeyville Resources, LLC Phantom Unit Appreciation Plan (Plan I) and Coffeyville Resources, LLC Phantom Unit Appreciation Plan (Plan II).”

(4)	The dollar amounts shown reflect (a) for restricted stock awards, the closing market price of our common stock on December 31, 2009 ($6.86 per share) and (b) for all other awards, the fair value as of December 31, 2009, based upon an independent third-party valuation using a probability-weighted expected return method involving a forward-looking analysis of possible future outcomes, the estimation of ranges of future and present value under each outcome, and the application of a probability factor to each outcome in conjunction with the application of the current value (December 31, 2009) of CVR Energy’s common stock closing price on the NYSE with a Black-Scholes option pricing model formula. Assumptions used in the calculation of these amounts are included in footnote 3 to the Company’s audited financial statements for the year ended December 31, 2009 included in the Company’s Annual Report on Form 10-K filed on March 12, 2010.

(5)	Represents operating units in CA. These operating units have been transferred to trusts for the benefit of members of Mr. Lipinski’s family.

(6)	Represents value units in CA. These value units have been transferred to trusts for the benefit of members of Mr. Lipinski’s family.

(7)	Represents operating units in CA II. These operating units have been transferred to trusts for the benefit of members of Mr. Lipinski’s family.

(8)	Represents value units in CA II. These value units have been transferred to trusts for the benefit of members of Mr. Lipinski’s family.

(9)	Represents profits interests in CA III.

(10)	Represents phantom service points under the Phantom Unit Plan I.

(11)	Represents phantom performance points under the Phantom Unit Plan I.

(12)	Represents phantom service points under the Phantom Unit Plan II.

(13)	Represents phantom performance points under the Phantom Unit Plan II.

(14)	Represents operating units in CA.

(15)	Represents value units in CA.

(16)	Represents operating units in CA II.

(17)	Represents value units in CA II.

(18)	Represents restricted stock awards.

(19)	Mr. Rens terminated his employment with the Company in May 2009. Under the terms of the LLC agreement, 25% of Mr. Rens’ operating units in both CA and CA II immediately vested and Mr. Rens forfeited the remaining 25% of the operating units in CA and CA II. Additionally, 50% of Mr. Rens’ value units in both CA and CA II were immediately forfeited, as were 50% of Mr. Rens’ phantom performance points. The remaining value units and phantom performance points are non-forfeitable for a period of 24 months following Mr. Rens’ termination date. Additional profits interest in CA III immediately vested upon Mr. Rens’ termination. His remaining 25% profits interest in CA III was forfeited. Also, 75% of Mr. Rens’ phantom service points immediately vested in both the Phantom Unit

Plan I and Phantom Unit Plan II. The remaining 25% of the phantom service points were forfeited. The vested units were valued at the accelerated vesting date.

The vesting schedules, if any, of the override units and phantom points reflected in the table above are set forth in the “— Interests in Coffeyville Acquisition LLC and Coffeyville Acquisition II LLC,” “— Interests in Coffeyville Acquisition III LLC,” and “Coffeyville Resources, LLC Phantom Unit Appreciation Plan (Plan I) and Coffeyville Resources, LLC Phantom Unit Appreciation Plan (Plan II),” above.

Equity Awards Vested During Fiscal Year-Ended 2009

No awards consisting of CVR Energy equity interests vested during 2009. The table below reflects equity awards granted by CA, CA II and CAIII that vested during 2009.

	Equity Awards
	Number of Shares
	or Units Acquired		Value Realized
Named Executive Officer	on Vesting (#)(1)		on Vesting ($)(2)

John J. Lipinski(3)	39,477.2	(4)	$563,340
	9,061.5	(4)	$14,680
	39,477.2	(5)	$563,340
	9,061.5	(5)	$10,693
	2,847.0	(6)	$19,075
	2,847.0	(7)	$19,075
Stanley A. Riemann(8)	17,523.2	(6)	$250,056
	17,523.2	(7)	$250,056
	1,027.5	(6)	$6,884
	1,027.5	(7)	$6,884
Robert W. Haugen(9)	8,995.7	(6)	$128,369
	8,995.7	(7)	$128,369
	528.0	(6)	$3,538
	528.0	(7)	$3,538
James T. Rens(10)	8,995.2	(11)	$143,024
	8,995.2	(11)	$143,024
	32,404.0	(11)	$972
	371,428.5	(11)	$51,675
	371,428.5	(11)	$51,675

(1)	The profits interests in CA and CA II generally vest as follows: operating units generally become non-forfeitable in 25% annual increments beginning on the second anniversary of the date of grant and value units are generally forfeitable upon termination of employment. The profits interests are more fully described above under “— Interests in Coffeyville Acquisition LLC and Coffeyville Acquisition II LLC.”

(2)	The dollar amounts shown are based on a valuation determined for purposes of FASB ASC 718, Compensation — Stock at the relevant vesting date of the respective override units.

(3)	During November 2009, distributions were made to the operating unit holders of CA II in accordance with the LLC Agreement of CA II. These distributions were generated by the net proceeds received by CA II upon its sale of shares of CVR common stock in November 2009. Mr. Lipinski (to the trusts for the benefit of Mr. Lipinski’s family) received $827,114 from this distribution. Payments in respect of phantom service points are also made within 30 days from the date distributions are made pursuant to the LLC Agreements in respect of operating units. As such, Mr. Lipinski received a payment of $122,872 from the Phantom Unit Plan II.

(4)	Represents operating units in CA. These operating units have been transferred to trusts for the benefit of members of Mr. Lipinski’s family.

(5)	Represents operating units in CA II. These operating units have been transferred to trusts for the benefit of members of Mr. Lipinski’s family.

(6)	Represents operating units in CA.

(7)	Represents operating units in CA II.

(8)	During November 2009, distributions were made to the operating unit holders of CA II in accordance with the LLC Agreement of CA II. These distributions were generated by the net proceeds received by CA II upon its sale of shares of CVR common stock in November 2009. Mr. Riemann received $367,139 from this distribution. Payments in respect of phantom service points are also made within 30 days from the date distributions are made pursuant to the LLC Agreements in respect of operating units. As such, Mr. Riemann received a payment of $53,521 from the Phantom Unit Plan II.

(9)	During November 2009, distributions were made to the operating unit holders of CA II in accordance with the LLC Agreement of CA II. These distributions were generated by the net proceeds received by CA II upon its sale of shares of CVR common stock in November 2009. Mr. Haugen received $188,473 from this distribution. Payments in respect of phantom service points are also made within 30 days from the date distributions are made pursuant to the LLC Agreements in respect of operating units. As such, Mr. Haugen received a payment of $44,461 from the Phantom Unit Plan II.

(10)	During November 2009, distributions were made to the operating unit holders of CA II in accordance with the LLC Agreement of CA II. These distributions were generated by the net proceeds received by CA II upon its sale of shares of CVR common stock in November 2009. Mr. Rens received $141,353 from this distribution. Payments in respect of phantom service points are also made within 30 days from the date distributions are made pursuant to the LLC Agreements in respect of operating units. As such, Mr. Rens received a payment of $32,507 from the Phantom Unit Plan II.

(11)	Mr. Rens terminated his employment with the Company in May 2009. Under the terms of the LLC agreement, 25% of Mr. Rens’ operating units in both CA and CA II immediately vested and Mr. Rens forfeited the remaining 25% of the operating units in CA and CA II. Additional profits interest in CA III immediately vested upon Mr. Rens’ termination. His remaining 25% profits interest in CA III was forfeited. Also, 75% of Mr. Rens’ phantom service points immediately vested in both the Phantom Unit Plan I and Phantom Unit Plan II. The remaining 25% of the phantom service points were forfeited. The vested units were valued at the accelerated vesting date.

Potential Payments Upon Termination or Change-of-Control

Under the terms of their respective employment agreements, the named executive officers may be entitled to severance and other benefits following the termination of their employment. These benefits are summarized below.

The amounts of potential post-employment payments and benefits in the narrative and table below assume that the triggering event took place on December 31, 2009.

In the event of a termination of employment for any reason, a named executive officer is entitled to any accrued amounts, including base salary earned but unpaid through the date of termination, any earned but unpaid annual bonus for completed fiscal years, any unused accrued paid time off and any unreimbursed expenses (“Accrued Amounts”). If Mr. Lipinski’s employment is terminated either by CVR Energy without cause and other than for disability or by Mr. Lipinski for good reason (as these terms are defined in Mr. Lipinski’s employment agreement), then in addition to any Accrued Amounts, Mr. Lipinski is entitled to receive as severance (a) salary continuation for 36 months and (b) the continuation of medical benefits for 36 months at active-employee rates or until such time as Mr. Lipinski becomes eligible for medical benefits from a subsequent employer. If Mr. Lipinski’s employment is terminated as a result of his disability, then in addition to any Accrued Amounts and any payments to be made to Mr. Lipinski under disability plan(s), Mr. Lipinski is entitled to supplemental disability payments equal to, in the aggregate, Mr. Lipinski’s base salary as in effect immediately before his disability (the estimated total amount of this payment is set forth in the table below). Such supplemental disability payments will be made in installments for a period of 36 months from the date of disability. As a condition to receiving the above described severance payments and benefits, Mr. Lipinski must (a) execute, deliver and not revoke a general release of claims and (b) abide by restrictive covenants as detailed below. If Mr. Lipinski’s employment is terminated at any time by reason of his death, then Mr. Lipinski’s beneficiary (or his estate) will be paid any Accrued Amounts, and the base salary Mr. Lipinski would have received had he remained employed through the remaining term of his employment agreement. Notwithstanding the foregoing, CVR Energy may, at its option, purchase insurance to cover the obligations with respect to either Mr. Lipinski’s supplemental disability payments or the payments due to Mr. Lipinski’s beneficiary or estate by reason of his death. Mr. Lipinski will be required to cooperate in obtaining such insurance. If any payments or distributions due to Mr. Lipinski would be subject to the excise tax imposed under Section 4999 of the Code, then such payments or distributions will be “cut back” only if that reduction would be more beneficial to him on an after-tax basis than if there was no reduction. The estimated total amounts payable to Mr. Lipinski (or his beneficiary or estate in the event of death) in the event of termination of employment under the circumstances described above are set forth in the table below. Mr. Lipinski would solely be entitled to Accrued Amounts, if any, upon the termination of employment by the Company for cause, by him voluntarily without good reason, or by reason of his retirement.

The agreement requires Mr. Lipinski to abide by a perpetual restrictive covenant relating to non-disclosure. The agreement also includes covenants relating to non-solicitation and non-competition during Mr. Lipinski’s employment term, and thereafter during the period he receives severance payments or supplemental disability payments, as applicable, or for one year following the end of the term (if no severance or disability payments are payable).

Pursuant to their employment agreements, if the employment of Messrs. Morgan, Riemann, Gross, or Haugen is terminated either by CVR Energy without cause and other than for disability or by the executive officer for good reason (as such terms are defined in their respective employment agreements), then the executive officer is entitled, in addition to any Accrued Amounts, to receive as severance (a) salary continuation for 12 months (18 months for Mr. Riemann) and (b) the continuation of medical benefits for 12 months (18 months for Mr. Riemann) at active-employee rates or until such time as the executive officer becomes eligible for medical benefits from a subsequent employer. The amount of these payments is set forth in the table below. As a condition to receiving the salary, the executives must (a) execute, deliver and not revoke a general release of claims and (b) abide by restrictive covenants as detailed below. The agreements provide that if any payments or distributions due to an executive officer would be subject to the excise tax imposed under Section 4999 of the Code, then such payments or distributions will be cut back only if that reduction would be more beneficial to the executive officer on an after-tax basis than if there were no reduction. These executive officers would solely be entitled to Accrued Amounts, if any, upon the termination of employment by the Company for cause, by him voluntarily without good reason, or by reason of retirement, death or disability.

The agreements require each of the executive officers to abide by a perpetual restrictive covenant relating to non-disclosure. The agreements also include covenants relating to non-solicitation and non-competition during their employment terms and for one year following the end of the terms; provided Mr. Gross’ agreement does not include a covenant of non-competition.

Below is a table setting forth the estimated aggregate value of the payments and benefits discussed above for the executive officers assuming a December 31, 2009 termination date (and, where applicable, no offset due to eligibility to receive medical benefits from a subsequent employer). The table assumes that the executive officers’ termination was by CVR Energy without cause or by the executive officers for good reason and in the case of Mr. Lipinski also provides information regarding termination in the event of disability or death.

		Estimated
	Total Severance	Dollar Value
Named Executive Officer	Payments	of Benefits

John J. Lipinski (severance if terminated without cause or resignation for good reason)	$2,400,000	$29,539
John J. Lipinski (supplemental disability payments if terminated due to disability)	$2,400,000	$—
John J. Lipinski (death)	$2,400,000	$—
Edward A. Morgan (severance if terminated without cause or resignation for good reason)	$275,000	$14,111
Stanley A. Riemann (severance if terminated without cause or resignation for good reason)	$622,500	$14,770
Edmund S. Gross (severance if terminated without cause or resignation for good reason)	$315,000	$14,111
Robert W. Haugen (severance if terminated without cause or resignation for good reason)	$275,000	$14,111

The employment agreements for the named executive officers were amended and restated effective January 1, 2010. The amounts of potential post-employment payments and benefits in the narrative and table below assume that the triggering event took place on January 1, 2010.

In the event of a termination of employment for any reason, a named executive officer is entitled to any Accrued Amounts. If Mr. Lipinski’s employment is terminated either by CVR Energy without cause and other than for disability or by Mr. Lipinski for good reason (as these terms are defined in Mr. Lipinski’s employment agreement), then in addition to any Accrued Amounts, Mr. Lipinski is entitled to receive as severance (a) salary continuation for 36 months and (b) the continuation of medical, dental, vision and life insurance benefits (“Welfare Benefits”) for 36 months at active-employee rates or until such time as Mr. Lipinski becomes eligible for Welfare Benefits from a subsequent employer. Furthermore, if Mr. Lipinski’s employment is terminated for the foregoing reasons within the one year period following a change in control (as defined in Mr. Lipinski’s employment agreement) or such termination occurs in anticipation of a change in control, then in addition to the foregoing payments and benefits, Mr. Lipinski will be entitled to payment each month for a 36 month severance period of one-twelfth of his target annual bonus for the year in which his employment is terminated. If Mr. Lipinski’s employment is terminated as a result of his disability, then in addition to any Accrued Amounts and any payments to be made to Mr. Lipinski under disability plan(s), Mr. Lipinski is entitled to supplemental disability payments equal to, in the aggregate, Mr. Lipinski’s base salary as in effect immediately before his disability (the estimated total amount of this payment is set forth in the table below). Such supplemental disability payments will be made in installments for a period of 36 months from the date of disability. As a condition to receiving the above described severance payments and benefits, Mr. Lipinski must (a) execute, deliver and not revoke a general release of claims and (b) abide by restrictive covenants as detailed below.

If Mr. Lipinski’s employment is terminated at any time by reason of his death, then Mr. Lipinski’s beneficiary (or his estate) will be paid any Accrued Amounts, and the base salary Mr. Lipinski would have received had he remained employed through the remaining term of his employment agreement. Notwithstanding the foregoing, CVR Energy may, at its option, purchase insurance to cover the obligations with respect to either Mr. Lipinski’s supplemental disability payments or the payments due to Mr. Lipinski’s beneficiary or estate by reason of his death. Mr. Lipinski will be required to cooperate in obtaining such insurance. If Mr. Lipinski’s employment is terminated at any time by reason of his retirement (defined as any termination or resignation of employment for any reason (other than by the Company for cause or by reason of death) following the date Mr. Lipinski attains age 62), then in addition to any Accrued Amounts, Mr. Lipinski is entitled to the continuation of Welfare Benefits he would otherwise be eligible to receive as an active employee for a period of 36 months following retirement or until such time as Mr. Lipinski becomes eligible for Welfare Benefits from a subsequent employer. Thereafter, Mr. Lipinski will be eligible to continue to participate in the Company’s Welfare Benefit plans; provided, such continued participation will be entirely at his expense and will cease at such time as Mr. Lipinski becomes eligible for Welfare Benefits from a subsequent employer. In addition, upon retirement, Mr. Lipinski will be entitled to the use of an office at the Company’s headquarters and the use of the Company’s facilities and administrative support at the Company’s expense for 36 months and at his own expense thereafter. If any payments or distributions due to Mr. Lipinski would be subject to the excise tax imposed under Section 4999 of the Code, then such payments or distributions will be “cut back” only if that reduction would be more beneficial to him on an after-tax basis than if there was no reduction. The estimated total amounts payable to Mr. Lipinski (or his beneficiary or estate in the event of death) in the event of termination of employment under the circumstances described above are set forth in the table below. Mr. Lipinski would solely be entitled to Accrued Amounts, if any, upon the termination of employment by the Company for cause, or by him voluntarily without good reason.

Mr. Lipinski’s employment agreement requires him to abide by a perpetual restrictive covenant relating to non-disclosure. The agreement also includes covenants relating to non-solicitation and non-competition during Mr. Lipinski’s employment term, and thereafter during the period he receives severance payments or supplemental disability payments, as applicable, or for one year following the end of the term (if no severance or disability payments are payable).

Pursuant to their employment agreements, if the employment of Messrs. Morgan, Riemann, Gross, or Haugen is terminated either by CVR Energy without cause and other than for disability or by the executive officer for good reason (as such terms are defined in their respective employment agreements), then the executive officer is entitled, in addition to any Accrued Amounts, to receive as severance (a) salary continuation for 12 months (18 months for Mr. Riemann) following such termination and (b) the continuation of Welfare Benefits for 12 months (18 months for Mr. Riemann) at active-employee rates or until such time as the executive officer becomes eligible for Welfare Benefits from a subsequent employer. Furthermore, if the employment of Messrs. Morgan, Riemann, Gross, or Haugen is terminated for the foregoing reasons within the one year period following a change in control (as defined in their respective employment agreements) or such termination occurs in anticipation of a change in control, then in addition to the foregoing payments and benefits (i) the salary continuation of Messrs. Morgan, Riemann and Gross will be extended to 24 months following termination, and (ii) each executive officer will be entitled to payment each month for a 24 month (12 months for Mr. Haugen) severance period of one-twelfth of his target annual bonus for the year in which his employment is terminated. As a condition to receiving the severance payments and benefits described above, the executive must (a) execute, deliver and not revoke a general release of claims and (b) abide by restrictive covenants as detailed below. If the employment of Messrs. Morgan, Riemann, Gross, or Haugen is terminated at any time by reason of his retirement (defined as any termination or resignation of employment for any reason (other than by the Company for cause or by reason of death) following the date the executive officer attains age 62), then in addition to any Accrued Amounts, the executive officer is entitled to the continuation of Welfare Benefits he would otherwise be eligible to receive as an active employee for a period of 24 months following retirement or until such time as the executive officer becomes eligible for Welfare Benefits from a subsequent employer. Thereafter, the executive officer will be eligible to continue to participate in the Company’s Welfare Benefit plans; provided, such continued participation will be entirely at his expense and will cease at such time as the executive officer becomes eligible for Welfare Benefits from a subsequent employer. In addition, upon retirement, Mr. Riemann will be entitled to the use of the Company’s facilities at his own expense. The agreements provide that if any payments or distributions due to an executive officer would be subject to the excise tax imposed under Section 4999 of the Code, then such payments or distributions will be cut back only if that reduction would be more beneficial to the executive officer on an after-tax basis than if there were no reduction. The estimated total amounts payable to Messrs. Morgan, Riemann, Gross and Haugen in the event of termination of employment under the circumstances described above are set forth in the table below. These executive officers would solely be entitled to Accrued Amounts, if any, upon the termination of employment by the Company for cause, by such executive officer voluntarily without good reason, or by reason of death or disability.

The agreements require each of the executive officers to abide by a perpetual restrictive covenant relating to non-disclosure. The agreements also include covenants relating to non-solicitation and non-competition during their employment terms and for one year following the end of the terms; provided Mr. Gross’ agreement does not include a covenant of non-competition.

Below is a table setting forth the estimated aggregate value of the payments and benefits discussed above for the executive officers assuming a January 1, 2010 termination date (and, where applicable, no offset due to eligibility to receive Welfare Benefits from a subsequent employer). The table assumes that the executive officers’ termination was by CVR Energy without cause, by the executive officers for good reason, by the executive officer by virtue of retirement and in the case of Mr. Lipinski also provides information regarding termination in the event of disability or death.

	Total Severance	Total Severance	Estimated
	Payments	Payments	Dollar
	without	with	Value of
Named Executive Officer	Change in Control	Change in Control	Benefits

John J. Lipinski (severance if terminated without cause or resignation for good reason)	$2,700,000	$9,450,000	$47,208
John J. Lipinski (supplemental disability payments if terminated due to disability)	$2,700,000	$—	$—
John J. Lipinski (death)	$2,700,000	$—	$—
John J. Lipinski (retirement)	$—	$—	$47,208
Edward A. Morgan (severance if terminated without cause or resignation for good reason)	$315,000	$1,386,000	$16,665
Edward A. Morgan (retirement)	$—	$—	$33,330
Stanley A. Riemann (severance if terminated without cause or resignation for good reason)	$622,500	$2,490,000	$23,327
Stanley A. Riemann (retirement)	$—	$—	$31,102
Edmund S. Gross (severance if terminated without cause or resignation for good reason)	$347,000	$1,318,600	$20,121
Edmund S. Gross (retirement)	$—	$—	$40,242
Robert W. Haugen (severance if terminated without cause or resignation for good reason)	$275,000	$605,000	$18,504
Robert W. Haugen (retirement)	$—	$—	$37,008

In connection with joining the Company on May 14, 2009, Mr. Morgan was awarded 25,000 shares of non-vested restricted stock. Mr. Morgan has the right to vote these shares immediately. However, the shares are subject to transfer restrictions and vesting requirements that lapse in one-third annual increments beginning on the first anniversary of the date of grant. Pursuant to the terms of the award agreement, the shares become immediately vested in the event of the death or disability of Mr. Morgan. On December 18, 2009, Mr. Morgan was granted 38,168 shares of restricted stock and Mr. Gross was awarded 15,268 shares of restricted stock. Messrs. Morgan and Gross have the right to vote these shares immediately. However, the shares are subject to transfer restrictions and vesting requirements that lapse in one-third annual increments beginning on the first anniversary of the date of grant. Subject to vesting requirements, Messrs. Morgan and Gross are required to retain at least 50% of their respective shares for a period equal to the lesser of (i) three years, commencing with the date of the award, or (ii) as long as such individual remains an officer of the Company (or an affiliate) at the level of Vice President or higher. Pursuant to the terms of their respective award agreements, the shares become immediately vested in the event of such officer’s death, disability or retirement, or in the event of any of the following: (a) such officer’s employment is terminated other than for cause within the one year period following a change in control; (b) such officer resigns from employment for good reason within the one year period following a change in control; or (c) such officer’s employment is terminated in anticipation of a change in control. The terms disability, retirement, cause, good reason and change in control are all defined in the LTIP.

On January 23, 2009, Mr. Rens, the Company and CRLLC entered into the Separation Agreement. Pursuant to the Separation Agreement, Mr. Rens’ employment ceased on May 25, 2009. Pursuant to the Separation Agreement, the Amended and Restated Employment Agreement entered into between Mr. Rens and the Company dated December 29, 2007 (the “Employment Agreement”) terminated except for certain provisions relating to confidential information, non-competition, and non-solicitation of employees or customers. In that regard, the period during which the non-competition restriction applies following Mr. Rens’ termination was reduced to three months from twelve months.

As additional consideration for performance of his duties under the Separation Agreement and subject to his compliance with the restrictive covenants contained in the Employment Agreement and the execution of an additional release of claims (which release must become effective and irrevocable within 30 days following the Termination Date), Mr. Rens was paid or provided the following additional consideration (collectively, the “Separation Benefits”): (i) payments equal to $330,000; (ii) continuation of medical benefits on the same terms that Mr. Rens would otherwise be eligible to receive as an active employee of the Company for a period of 12 months following the Termination Date and, for 6 months thereafter, (and provided Mr. Rens has not become eligible for medical benefits from a subsequent employer), the Company will be required to reimburse Mr. Rens for any difference between (a) the premium he is required to pay for continued medical coverage under the Company’s plan, and (b) the amount that Mr. Rens would have been required to pay for such coverage had he continued to be an active employee of the Company; and (iii) the phantom points previously granted to Mr. Rens under the Phantom Unit Plans were not forfeited but rather 75% of the phantom service points became immediately vested and non-forfeitable as of the Termination Date and 50% of the phantom performance points became immediately vested and non-forfeitable for a period of 24 months following the Termination Date, subject to satisfaction of the applicable performance conditions in the applicable plan. In the event that Mr. Rens breaches any provision of the Separation Agreement (including the provisions of the Employment Agreement that survive the execution of the Separation Agreement), Mr. Rens will immediately return to the Company any portion of the Separation Benefits that have been paid or provided to Mr. Rens, and all phantom service points and phantom performance points granted to Mr. Rens will be forfeited as of the date of such breach.

In addition, also on January 23, 2009, CA, CA II and CA III (collectively, the “Acquisition Companies” for purposes of this paragraph) and Mr. Rens entered into an LLC Unit Agreement, which provided for the treatment of the operating units and value units in the Acquisition Companies held by Mr. Rens upon the Termination Date. With respect to operating units, upon the Termination Date a number of operating units in the Acquisition Companies held by Mr. Rens became vested such that in the aggregate 75% of such operating units became vested and non-forfeitable as of the Termination Date. With respect to value units, upon the Termination Date a number of value units in the Acquisition Companies held by Mr. Rens became vested such that in the aggregate 50% of such value units vested and became non-forfeitable for a period of 24 months following the Termination Date, subject to the satisfaction of applicable performance conditions. Upon the completion of such 24-month period, if no exit event as specified in the relevant limited liability company agreement of the respective Acquisition Company has occurred (and no definitive agreement shall then be in effect with respect to a transaction which if consummated would result in an exit event), all value units will be forfeited and of no further benefit to Mr. Rens. In the event that Mr. Rens breaches any provision of the Separation Agreement (including the provisions of the Employment Agreement that survive the execution of the Separation Agreement), all operating units and value units held by Mr. Rens will be forfeited as of the date of such breach.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

This section describes related party transactions between the Company and its directors, executive officers and 5% stockholders that occurred during the year ended December 31, 2009.

Transactions with the Goldman Sachs Funds and the Kelso Funds

Stockholders Agreement

In October 2007, we entered into the CVR Energy Stockholders Agreement with CA and CA II. Pursuant to the agreement, for so long as CA and CA II collectively beneficially own in the aggregate an amount of our common stock that represents at least 40% of our outstanding common stock, CA and CA II each have the right to designate two directors to our Board so long as that party holds an amount of our common stock that represents 20% or more of our outstanding common stock and one director to our Board so long as that party holds an amount of our common stock that represents less than 20% but more than 5% of our outstanding common stock. If CA and CA II cease to collectively beneficially own in the aggregate an amount of our common stock that represents at least 40% of our outstanding common stock, the foregoing rights become a nomination right and the parties to the CVR Energy Stockholders Agreement are not obligated to vote for each other’s nominee. In addition, the CVR Energy Stockholders Agreement contains certain tag-along rights with respect to certain transfers (other than underwritten offerings to the public) of shares of common stock by the parties to the CVR Energy Stockholders Agreement. For so long as CA and CA II beneficially own in the aggregate at least 40% of our common stock, (i) each such stockholder that has the right to designate at least two directors and will have the right to have at least one of its designated directors on any committee (other than the audit committee and conflicts committee), to the extent permitted by SEC or NYSE rules, (ii) directors designated by the stockholders will be a majority of each such committee (at least 50% in the case of the compensation committee and the nominating and corporate governance committee) and (iii) the chairman of each such committee will be a director designated by such stockholder.

Registration Rights Agreement

In October 2007, we entered into a registration rights agreement with CA and CA II pursuant to which we may be required to register the sale of our shares held by CA and CA II and permitted transferees. Under the registration rights agreement, the Goldman Sachs Funds and the Kelso Funds each have the right to request that we register the sale of shares held by CA or CA II, as applicable, on their behalf on three occasions, including requiring us to make available shelf registration statements permitting sales of shares into the market from time to time over an extended period. In addition, the Goldman Sachs Funds and the Kelso Funds have the ability to exercise certain piggyback registration rights with respect to their own securities if we elect to register any of our equity securities. The registration rights agreement also includes provisions dealing with holdback agreements, indemnification and contribution and allocation of expenses. All of our shares held by CA and CA II are entitled to these registration rights.

The Company paid approximately $538,000 for the year ended December 31, 2009 in registration expenses relating to the secondary offering that occurred in 2009 for the benefit of the Goldman Sachs Funds in accordance with the Registration Rights Agreement. These amounts included registration and filing fees, printing fees, external accounting fees and external legal fees.

J. Aron & Company

In June 2005, CA entered into commodity derivative contracts in the form of three swap agreements for the period from July 1, 2005 through June 30, 2010 with J. Aron & Company (“J. Aron”), a subsidiary of The Goldman Sachs Group, Inc. (the “Cash Flow Swap”). These agreements were assigned to CRLLC, a subsidiary of the Company, on June 24, 2005. The Cash Flow Swap represented approximately 57% and 14% of crude oil capacity for the periods January 1, 2009 through June 30, 2009 and July 1, 2009 through June 30, 2010, respectively. The Cash Flow Swap resulted in unrealized losses of approximately $40.9 million for the year ended December 31, 2009 and realized losses of $14.3 million for the year ended December 31, 2009. We terminated the Cash Flow Swap during 2009.

As a result of the flood and the temporary cessation of our operations on June 30, 2007, we were required to enter into several deferral agreements with J. Aron with respect to the Cash Flow Swap on August 23, 2007. These deferral agreements deferred to August 31, 2008 the payment of approximately $123.7 million (plus accrued interest) which we owed to J. Aron. In January and February 2009, we prepaid $46.4 million of the deferred obligation, reducing the total principal deferred obligation to $16.1 million. On March 2, 2009, the remaining principal balance of $16.1 million was paid in full, including accrued interest of $0.5 million, resulting in the unconditional and irrevocable release of any and all of our obligations under the deferral agreements. In addition, J. Aron agreed to release the Goldman Sachs Funds and the Kelso Funds from any and all of their obligations to guarantee the deferral payment obligations.

Also in June 2005, CRLLC entered into three interest rate swap agreements with J. Aron and another unrelated party who is a lender under our long-term debt agreements. J. Aron holds half of these agreements. The swap agreements converted CRLLC’s floating-rate bank debt into 4.195% fixed rate debt. The notional amount under the agreement is $180 million for the period March 31, 2009 through March 31, 2010. CRLLC pays the 4.195% fixed rate and receives a floating rate based on three month LIBOR rates, with payments calculated on the $180 million notional amount. The notional amount does not represent actual amounts exchanged by the parties but instead represents the amount on which the contracts are based. The swap is settled quarterly and marked to market at each reporting date and all unrealized gains and losses are currently recognized in income. Amounts totaling a net realized/unrealized loss of $781,000 were recognized for the year ended December 31, 2009 for the interest rate swap with J. Aron.

Credit Facilities

Goldman Sachs Credit Partners L.P., an affiliate of Goldman, Sachs & Co., is one of the lenders under CRLLC’s credit facility. Goldman Sachs Credit Partners is also a joint lead arranger and bookrunner under the credit facility. We paid Goldman Sachs Credit Partners L.P. a fee of $900,000 in connection with their service related to an amendment to our credit facility that was completed on October 2, 2009. The Company also paid a lender fee of approximately $7,000 to a different subsidiary of the Goldman Sachs Funds in conjunction with this amendment. In addition, we paid Goldman Sachs Credit Partners L.P. a fee of $900,000 in connection with their service related to an amendment to our credit facility that was completed on March 12, 2010.

Bond Offering

In April 2010, CRLLC and Coffeyville Finance Inc., both of which are wholly-owned subsidiaries of the Company, closed the private sale of $275 million aggregate principal amount of first lien senior secured notes due 2015 and $225 million aggregate principal amount of second lien senior secured notes due 2017. Affiliates of Goldman, Sachs & Co. are significant shareholders of the Company. Goldman, Sachs & Co., is an underwriter for the offering and received fees associated with the offering of approximately $2 million.

Money Market Account

CRLLC opened a highly liquid money market account with average maturities of less than 90 days with the Goldman Sachs Fund family in September 2008. As of December 31, 2009, the balance in the account was approximately $723,000. This account earned interest income of $74,000 in 2009.

Guarantees

During 2007, one of the Goldman Sachs Funds and one of the Kelso Funds each guaranteed 50% of our payment obligations under the Cash Flow Swap in the amount of $123.7 million, plus accrued interest. On March 2, 2009, the remaining principal balance was paid in full including accrued interest. As a result, J. Aron agreed to release the Goldman Sachs Funds and the Kelso Fund from any and all of their obligations to guarantee the deferred payment obligations.

Purchases From a Related Party

For 2009, Coffeyville Resources Refining & Marketing, LLC, an indirect subsidiary of the Company, purchased approximately $169,000 of FCC additives, a catalyst, from INTERCAT, Inc. A director of the Company, Mr. Regis Lippert, is also the President, CEO, majority shareholder and a director of INTERCAT, Inc.

Related Party Transaction Policy

Our Board has adopted a Related Party Transaction Policy, which is designed to monitor and ensure the proper review, approval, ratification and disclosure of related party transactions involving us. This policy applies to any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we were, are or will be a participant and the amount involved exceeds $120,000 and in which any related party had, has or will have a direct or indirect material interest. The audit committee of our Board must review, approve and ratify a related party transaction if such transaction is consistent with the Related Party Transaction Policy and is on terms, taken as a whole, which the audit committee believes are no less favorable to us than could be obtained in an arms-length transaction with an unrelated third party, unless the audit committee otherwise determines that the transaction is not in our best interests. Any related party transaction or modification of such transaction which our Board has approved or ratified by the affirmative vote of a majority of directors, who do not have a direct or indirect material interest in such transaction, does not need to be approved or ratified by our audit committee. In addition, related party transactions involving compensation will be approved by our compensation committee in lieu of our audit committee.

Our Board has also adopted Policies Regarding CVR Partners, LP, which is designed to monitor and ensure the proper review, approval, ratification and disclosure of transactions between the Partnership and us. The policy applies to any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) between us or any of our subsidiaries, on the one hand and the Partnership, its managing general partner and any subsidiary of the Partnership, on the other hand. According to the policy, all such transactions must be fair and reasonable to us. If such transaction is expected to involve a value, over the life of such transaction, of less than $1 million, no special procedures will be required. If such transaction is expected to involve a value of more than $1 million but less than $5 million, it is deemed to be fair and reasonable to us if (i) such transaction is approved by the conflicts committee of our Board, (ii) the terms of such transaction are no less favorable to us than those generally being provided to or available from unrelated third parties or (iii) such transactions, taking into account the totality of any other such transaction being entered into at that time between the parties involved (including other transactions that may be particularly favorable or advantageous to us), is equitable to the Company. If such transaction is expected to involve a value, over the life of such transaction, of $5 million or more, it is deemed to be fair and reasonable to us if it has been approved by the conflicts committee of our Board.

Transactions with CVR Partners, LP

Background

In October 2007, prior to our initial public offering, we created the Partnership. We transferred our nitrogen fertilizer business to the Partnership. The Partnership initially had three partners: a managing general partner, CVR GP, LLC, which we owned; a special general partner, CVR Special GP, LLC, which we owned; and a limited partner, CRLLC. We sold the managing general partner for $10.6 million to CA III, a newly created entity owned by the Goldman Sachs Funds, the Kelso Funds, our executive officers, Magnetite Asset Investors III L.L.C. and other members of our management.

In connection with the creation of the Partnership, CVR GP, LLC, as the managing general partner, CRLLC, as the limited partner and CVR Special GP, LLC, as a general partner, entered into a limited partnership agreement which set forth the various rights and responsibilities of the partners in the Partnership. In addition, we entered into a number of intercompany agreements with the Partnership and the managing general partner which regulate certain business relations among us, the Partnership and the managing general partner.

Contribution, Conveyance and Assumption Agreement

In October 2007, the Partnership entered into a contribution, conveyance and assumption agreement, or the contribution agreement, with the Partnership’s managing general partner, CVR Special GP, LLC (our subsidiary that holds a general partner interest in the Partnership) and CRLLC (our subsidiary that holds a limited partner interest in the Partnership). Pursuant to the contribution agreement, CRLLC transferred our subsidiary that owns the fertilizer business to the Partnership in exchange for (1) the issuance to CVR Special GP, LLC of 30,303,000 special GP units, representing a 99.9% general partner interest in the Partnership, (2) the issuance to CRLLC of 30,333 special LP units, representing a 0.1% limited partner interest in the Partnership, (3) the issuance to the managing general partner of the managing general partner interest in the Partnership and (4) the agreement by the Partnership, contingent upon the Partnership consummating an initial public or private offering, to reimburse us for capital expenditures we incurred during the two year period prior to the sale of the managing general partner to CA III, in connection with the operations of the fertilizer plant. The Partnership assumed all liabilities arising out of or related to the ownership of the fertilizer business to the extent arising or accruing on and after the date of transfer.

Feedstock and Shared Services Agreement

In October 2007, we entered into a feedstock and shared services agreement with the Partnership under which we and the Partnership agreed to provide feedstock and other services to each other. These feedstocks and services are utilized in the respective production processes of our refinery and the Partnership’s nitrogen fertilizer plant. Feedstocks provided under the agreement include, among others, hydrogen, high-pressure steam, nitrogen, instrument air, oxygen and natural gas. The agreement has an initial term of 20 years.

Coke Supply Agreement

We entered into a coke supply agreement with the Partnership in October 2007 pursuant to which we supply pet coke to the Partnership. This agreement provides that we must deliver to the Partnership during each calendar year an annual required amount of pet coke equal to the lesser of (i) 100 percent of the pet coke produced at our petroleum refinery or (ii) 500,000 tons of pet coke. The Partnership is also obligated to purchase this annual required amount. If during a calendar month we produce more than 41,667 tons of pet coke, then the Partnership has the option to purchase the excess at the purchase price provided for in the agreement. If the Partnership declines to exercise this option, we may sell the excess to a third party. The agreement has an initial term of 20 years.

The price which the Partnership pays for the pet coke is based on the lesser of a coke price derived from the price received by the Partnership for UAN (subject to a UAN-based price ceiling and floor) and a coke index price but in no event will the pet coke price be less than zero. The Partnership also pays any taxes associated with the sale, purchase, transportation, delivery, storage or consumption of the pet coke. The Partnership is entitled to offset any amount payable for the pet coke against any amount due from us under the feedstock and shared services agreement between the parties.

The Partnership may be obligated to provide security for its payment obligations under the agreement if in our sole judgment there is a material adverse change in the Partnership’s financial condition or liquidity position or in the Partnership’s ability to make payments. This security shall not exceed an amount equal to 21 times the average daily dollar value of pet coke purchased by the Partnership for the 90-day period preceding the date on which we give notice to the Partnership that we have deemed that a material adverse change has occurred.

Raw Water and Facilities Sharing Agreement

We entered into a raw water and facilities sharing agreement with the Partnership in October 2007 which (i) provides for the allocation of raw water resources between our refinery and the Partnership’s nitrogen fertilizer plant and (ii) provides for the management of the water intake system (consisting primarily of a water intake structure, water pumps, meters and a short run of piping between the intake structure and the origin of the separate pipes that transport the water to each facility) which draws raw water from the Verdigris

River for both our facility and the Partnership’s nitrogen fertilizer plant. This agreement provides that a water management team consisting of one representative from each party to the agreement will manage the Verdigris River water intake system. The water intake system is owned and operated by us. The agreement provides that both companies have an undivided one-half interest in the water rights which will allow the water to be removed from the Verdigris River for use at our refinery and the Partnership’s nitrogen fertilizer plant.

The agreement provides that both the Partnership’s nitrogen fertilizer plant and our refinery are entitled to receive sufficient amounts of water from the Verdigris River each day to enable them to conduct their businesses at their appropriate operational levels. However, if the amount of water available from the Verdigris River is insufficient to satisfy the operational requirements of both facilities, then such water shall be allocated between the two facilities on a prorated basis. This prorated basis will be determined by calculating the percentage of water used by each facility over the two calendar years prior to the shortage, making appropriate adjustments for any operational outages involving either of the two facilities.

The term of the agreement is perpetual unless (1) the agreement is terminated by either party upon three years’ prior written notice or (2) the agreement is otherwise terminated by the mutual written consent of the parties.

Cross-Easement Agreement

We entered into a cross-easement agreement with the Partnership in October 2007 so that both we and the Partnership can access and utilize each other’s land in certain circumstances in order to operate our respective businesses. The agreement grants easements for the benefit of both parties and establishes easements for operational facilities, pipelines, equipment, access and water rights, among other easements. The intent of the agreement is to structure easements which provide flexibility for both parties to develop their respective properties, without depriving either party of the benefits associated with the continuous reasonable use of the other party’s property.

Lease Agreement

We have entered into a five-year lease agreement with the Partnership under which we lease certain office and laboratory space to the Partnership. This agreement expires in October 2012.

Environmental Agreement

We entered into an environmental agreement with the Partnership in October 2007 which provides for certain indemnification and access rights in connection with environmental matters affecting our refinery and the Partnership’s nitrogen fertilizer plant. Generally, both we and the Partnership agreed to indemnify and defend each other and each other’s affiliates against liabilities associated with certain hazardous materials and violations of environmental laws that are a result of or caused by the indemnifying party’s actions or business operations. This obligation extends to indemnification for liabilities arising out of off-site disposal of certain hazardous materials. Indemnification obligations of the parties will be reduced by applicable amounts recovered by an indemnified party from third parties or from insurance coverage.

To the extent that one party’s property experiences environmental contamination due to the activities of the other party and the contamination is known at the time the agreement was entered into, the contaminating party is required to implement all government-mandated environmental activities relating to the contamination, or else indemnify the property-owning party for expenses incurred in connection with implementing such measures.

To the extent that liability arises from environmental contamination that is caused by us but is also commingled with environmental contamination caused by the Partnership, we may elect in our sole discretion and at our own cost and expense to perform government-mandated environmental activities relating to such liability, subject to certain conditions and provided that we will not waive any rights to indemnification or compensation otherwise provided for in the agreement.

The agreement also addresses situations in which a party’s responsibility to implement such government-mandated environmental activities as described above may be hindered by the property-owning party’s creation of capital improvements on the property. If a contaminating party bears such responsibility but the property-owning party desires to implement a planned and approved capital improvement project on its property, the parties must meet and attempt to develop a soil management plan together. If the parties are unable to agree on a soil management plan 30 days after receiving notice, the property-owning party may proceed with its own commercially reasonable soil management plan. The contaminating party is responsible for the costs of disposing of hazardous materials pursuant to such plan.

If the property-owning party needs to do work that is not a planned and approved capital improvement project but is necessary to protect the environment, health, or the integrity of the property, other procedures will be implemented. If the contaminating party still bears responsibility to implement government-mandated environmental activities relating to the property and the property-owning party discovers contamination caused by the other party during work on the capital improvement project, the property-owning party will give the contaminating party prompt notice after discovery of the contamination and will allow the contaminating party to inspect the property. If the contaminating party accepts responsibility for the contamination, it may proceed with government-mandated environmental activities relating to the contamination and it will be responsible for the costs of disposing of hazardous materials relating to the contamination. If the contaminating party does not accept responsibility for such contamination or fails to diligently proceed with government-mandated environmental activities related to the contamination, then the contaminating party must indemnify and reimburse the property-owning party upon the property-owning party’s demand for costs and expenses incurred by the property-owning party in proceeding with such government-mandated environmental activities.

Omnibus Agreement

We entered into an omnibus agreement with the managing general partner and the Partnership in October 2007. The following discussion describes the material terms of the omnibus agreement.

Under the omnibus agreement the Partnership has agreed not to and will cause its controlled affiliates not to, engage in, whether by acquisition or otherwise, (i) the ownership or operation within the United States of any refinery with processing capacity greater than 20,000 barrels per day whose primary business is producing transportation fuels or (ii) the ownership or operation outside the United States of any refinery, regardless of its processing capacity or primary business, or a refinery restricted business, in either case, for so long as we continue to own at least 50% of the Partnership’s outstanding units. The restrictions will not apply to:

•	any refinery restricted business acquired as part of a business or package of assets if a majority of the value of the total assets or business acquired is not attributable to a refinery restricted business, as determined in good faith by the managing general partner’s board of directors; however, if at any time the Partnership completes such an acquisition, the Partnership must, within 365 days of the closing of the transaction, offer to sell the refinery-related assets to us for their fair market value plus any additional tax or other similar costs that would be required to transfer the refinery-related assets to us separately from the acquired business or package of assets;

•	engaging in any refinery restricted business subject to the offer to us described in the immediately preceding bullet point pending our determination whether to accept such offer and pending the closing of any offers we accept;

•	engaging in any refinery restricted business if we have previously advised the Partnership that our Board has elected not to cause us to acquire or seek to acquire such business; or

•	acquiring up to 9.9% of any class of securities of any publicly traded company that engages in any refinery restricted business.

Under the omnibus agreement, we have agreed not to and will cause our controlled affiliates other than the Partnership not to, engage in, whether by acquisition or otherwise, the production, transportation or distribution, on a wholesale basis, of fertilizer in the contiguous United States, or a fertilizer restricted business, for so long as we and certain of our affiliates continue to own at least 50% of the Partnership’s outstanding units. The restrictions do not apply to:

•	any fertilizer restricted business acquired as part of a business or package of assets if a majority of the value of the total assets or business acquired is not attributable to a fertilizer restricted business, as determined in good faith by our Board, as applicable; however, if at any time we complete such an acquisition, we must, within 365 days of the closing of the transaction, offer to sell the fertilizer-related assets to the Partnership for their fair market value plus any additional tax or other similar costs that would be required to transfer the fertilizer-related assets to the Partnership separately from the acquired business or package of assets;

•	engaging in any fertilizer restricted business subject to the offer to the Partnership described in the immediately preceding bullet point pending the Partnership’s determination whether to accept such offer and pending the closing of any offers the Partnership accepts;

•	engaging in any fertilizer restricted business if the Partnership has previously advised us that it has elected not to acquire such business; or

•	acquiring up to 9.9% of any class of securities of any publicly traded company that engages in any fertilizer restricted business.

Under the omnibus agreement we have also agreed that the Partnership has a preferential right to acquire any assets or group of assets that do not constitute (i) assets used in a refinery restricted business or (ii) assets used in a fertilizer restricted business. In determining whether to cause the Partnership to exercise any preferential right under the omnibus agreement, the managing general partner will be permitted to act in its sole discretion, without any fiduciary obligation to the Partnership or the unitholders whatsoever (including us). These obligations will continue until such time as we and certain of our affiliates cease to own at least 50% of the Partnership’s outstanding units.

Services Agreement

We entered into a services agreement with the Partnership and the managing general partner of the Partnership in October 2007 pursuant to which we provide certain management and other services to the Partnership and the managing general partner of the Partnership. Under this agreement, the managing general partner of the Partnership engaged us to conduct the day-to-day business operations of the Partnership. We provide the Partnership with the following services under the agreement, among others:

•	services by our employees in capacities equivalent to the capacities of corporate executive officers, except that those who serve in such capacities under the agreement shall serve the Partnership on a shared, part-time basis only, unless we and the Partnership agree otherwise;

•	administrative and professional services, including legal, accounting services, human resources, insurance, tax, credit, finance, government affairs and regulatory affairs;

•	management of the property of the Partnership and the property of the Partnership’s operating subsidiary in the ordinary course of business;

•	recommendations on capital raising activities to the board of directors of the managing general partner of the Partnership, including the issuance of debt or equity interests, the entry into credit facilities and other capital market transactions;

•	managing or overseeing litigation and administrative or regulatory proceedings and establishing appropriate insurance policies for the Partnership and providing safety and environmental advice;

•	recommending the payment of distributions; and

•	managing or providing advice for other projects, including acquisitions, as may be agreed by us and the managing general partner of the Partnership from time to time.

As payment for services provided under the agreement, the Partnership, the managing general partner of the Partnership, or CRNF, the Partnership’s operating subsidiary, must pay us (i) all costs incurred by us in connection with the employment of our employees, other than administrative personnel, who provide services to the Partnership under the agreement on a full-time basis, but excluding share-based compensation; (ii) a prorated share of costs incurred by us in connection with the employment of our employees, other than administrative personnel, who provide services to the Partnership under the agreement on a part-time basis, but excluding share-based compensation and such prorated share shall be determined by us on a commercially reasonable basis, based on the percent of total working time that such shared personnel are engaged in performing services for the Partnership; (iii) a prorated share of certain administrative costs, including payroll, office costs, services by outside vendors, other sales, general and administrative costs and depreciation and amortization; and (iv) various other administrative costs in accordance with the terms of the agreement, including travel, insurance, legal and audit services, government and public relations and bank charges. The Partnership must pay us within 15 days for invoices we submit under the agreement.

The Partnership and its managing general partner are not required to pay any compensation, salaries, bonuses or benefits to any of our employees who provide services to the Partnership or its managing general partner on a full-time or part-time basis; we will continue to pay their compensation. However, personnel performing the actual day-to-day business and operations at the nitrogen fertilizer plant level will be employed directly by the Partnership and its subsidiaries and the Partnership will bear all personnel costs for these employees.

For the year ended December 31, 2009, the total amount paid or payable to us pursuant to the services agreement was $12.1 million.

Registration Rights Agreement

We entered into a registration rights agreement with the Partnership in October 2007 pursuant to which the Partnership may be required to register the sale of our units (as well as any common units issuable upon conversion of units held by us). Under the registration rights agreement, following the Partnership’s initial public offering, if any, we will have the right to request that the Partnership register the sale of units held by us (and the common units issuable upon conversion of units held by us) on our behalf on three occasions including requiring the Partnership to make available shelf registration statements permitting sales of common units into the market from time to time over an extended period. In addition, we have the ability to exercise certain piggyback registration rights with respect to our own securities if the Partnership elects to register any of its equity interests. Our piggyback registration rights will not apply to the Partnership’s initial public offering, if any. The registration rights agreement also includes provisions dealing with holdback agreements, indemnification and contribution and allocation of expenses. All of the Partnership’s units held by us will be entitled to these registration rights.

Limited Partnership Agreement

In October 2007, the managing general partner, the special general partner and the limited partner entered into a limited partnership agreement which governs the relations among the parties. The following description of certain terms of the limited partnership agreement is qualified by reference to the terms of the actual partnership agreement, which has been incorporated by reference as an exhibit to our annual report on Form 10-K.

Description of Partnership Interests

The partnership agreement provides that initially the Partnership has three types of partnership interests: (1) special GP units, representing special general partner interests, which are owned by the special general partner, (2) special LP units, representing a limited partner interest, which are owned by CRLLC and (3) a managing general partner interest which has associated incentive distribution rights, or IDRs, which are held by the managing general partner.

Special units.  The special units include special GP units and special LP units. We indirectly own all 30,303,000 special GP units and all 30,333 special LP units. The special GP units are special general partner interests giving the holder thereof specified joint management rights (which we refer to as special GP rights), including rights with respect to the appointment, termination and compensation of the chief executive officer and the chief financial officer of the managing general partner and entitling the holder to participate in Partnership distributions and allocations of income and loss. Special LP units have identical voting and distribution rights as the special GP units, but represent limited partner interests in the Partnership and do not give the holder thereof the special GP rights.

In accordance with the partnership agreement, the special units are entitled to payment of a set target distribution of $0.4313 per unit ($13.1 million in the aggregate for all our special units each quarter), or $1.7252 per unit on an annualized basis ($52.3 million in the aggregate for all our special units annually), prior to the payment of any quarterly distribution in respect of the IDRs. We are permitted to sell the special units at any time without the consent of the managing general partner, subject to compliance with applicable securities laws, but upon any sale of special GP units to an unrelated third party the special GP rights will no longer apply to such units.

Managing general partner interest.  The managing general partner interest, which is held solely by the managing general partner, entitles the holder to manage (subject to our special GP rights) the business and operations of the Partnership, but does not entitle the holder to participate in Partnership distributions or allocations except in respect of associated incentive distribution rights, or IDRs. IDRs represent the right to receive an increasing percentage of quarterly distributions of available cash from operating surplus after the target distribution ($0.4313 per unit per quarter) has been paid and following distribution of the aggregate adjusted operating surplus generated by the Partnership during the period from its formation through December 31, 2009 to the special units and/or the common and subordinated units (if issued). In addition, there can be no distributions paid on the managing general partner’s IDRs for so long as the Partnership or its subsidiaries are guarantors under our credit facility. The IDRs are not transferable apart from the general partner interest. The managing general partner can be sold without the consent of other partners in the Partnership.

Provisions Regarding an Initial Offering by the Partnership

Under the partnership agreement and related agreements, the managing general partner has the sole discretion to cause the Partnership to undertake an initial private or public offering, subject to our joint management rights (as holder of the special GP rights, described below) if the offering involves the issuance of more than $200 million of the Partnership’s interests (exclusive of the underwriters’ overallotment option, if any).

The partnership agreement prohibits the Partnership’s managing general partner from causing the Partnership to undertake or consummate an initial offering unless the board of directors of the managing general partner determines, after consultation with us, that the Partnership will likely be able to earn and pay the minimum quarterly distribution (which is currently set at $0.375 per unit) on all units for each of the two consecutive, nonoverlapping four-quarter periods following the initial offering. If the managing general partner determines that the Partnership is not likely to be able to earn and pay the minimum quarterly distribution for such periods, the managing general partner may, in its sole discretion and effective upon closing of the initial offering, reduce the minimum quarterly distribution to an amount it determines to be appropriate and likely to be earned and paid during such periods.

In accordance with the Contribution, Conveyance, and Assumption Agreement by and between the Partnership and the partners, dated as of October 24, 2007, since an initial private or public offering of the Partnership was not consummated by October 24, 2009, the managing general partner of the Partnership can require the Company to purchase the managing general partner interest. This put right expires on the earlier of (1) October 24, 2012 or (2) the closing of the Partnership’s initial private or public offering. If the Partnership’s initial private or public offering is not consummated by October 24, 2012, the Company has the right to require the managing general partner to sell the managing general partner interest to the Company.

This call right expires on the closing of the Partnership’s initial private or public offering. In the event of an exercise of a put right or a call right, the purchase price will be the fair market value of the managing general partner interest at the time of the purchase determined by an independent investment banking firm selected by the Company and the managing general partner.

Management of the Partnership

The managing general partner manages the Partnership’s operations and activities, subject to our joint management rights, as specified in the partnership agreement. Among other things, the managing general partner has sole authority to effect an initial public or private offering of the Partnership, including the right to determine the timing, size (subject to our consent rights for any initial offering in excess of $200 million, exclusive of the underwriters’ overallotment option, if any) and underwriters or initial purchasers, if any, for any initial offering. The Partnership’s managing general partner is wholly-owned by an entity controlled by the Goldman Sachs Funds, the Kelso Funds and certain members of our senior management team. The operations of the managing general partner, in its capacity as the managing general partner of the Partnership, are managed by its board of directors. As of December 31, 2009, the board of directors of the managing general partner consisted of John J. Lipinski, Scott L. Lebovitz, George E. Matelich, Stanley de J. Osborne, Kenneth A. Pontarelli and two independent directors. Actions by the managing general partner that are made in its individual capacity will be made by the sole member of the managing general partner and not by its board of directors. The managing general partner is not elected by the unitholders or us and is not subject to re-election on a regular basis in the future. The officers of the managing general partner will manage the day-to-day affairs of the Partnership’s business.

The special general partner, which we own, has special management rights. The special management rights will terminate if we cease to own 15% of more of all units of the Partnership. Our management rights include:

•	appointment rights and consent rights for the termination of employment and compensation of the chief executive officer and chief financial officer of the managing general partner, not to be exercised unreasonably (our approval for appointment of an officer is deemed given if the officer is an executive officer of CVR Energy);

•	the right to appoint two directors to the board of directors of the managing general partner and one such director to any committee thereof (subject to certain exceptions);

•	consent rights over any merger by the Partnership into another entity where:

•	for so long as we own 50% or more of all units of the Partnership immediately prior to the merger, less than 60% of the equity interests of the resulting entity are owned by the pre-merger unitholders of the Partnership;

•	for so long as we own 25% or more of all units of the Partnership immediately prior to the merger, less than 50% of the equity interests of the resulting entity are owned by the pre-merger unitholders of the Partnership; and

•	for so long as we own more than 15% of all of the units of the Partnership immediately prior to the merger, less than 40% of the equity interests of the resulting entity are owned by the pre-merger unitholders of the Partnership;

•	consent rights over any fundamental change in the conduct of the Partnership’s business;

•	consent rights over any purchase or sale, exchange or other transfer of assets or entities with a purchase/sale price equal to 50% or more of the Partnership’s asset value; and

•	consent rights over any incurrence of indebtedness or issuance of Partnership interests with rights to distribution or in liquidation ranking prior or senior to our units, in either case in excess of $125 million ($200 million in the case of the Partnership’s initial public or private offering, exclusive of the underwriters’ overallotment option, if any), increased by 80% of the purchase price for assets or entities whose purchase was approved by us as described in the immediately preceding bullet point.

Cash Distributions by the Partnership

Available Cash.  The partnership agreement requires the Partnership to make quarterly distributions of 100% of its “available cash.” Available cash generally means, for each fiscal quarter, all cash on hand at the end of the quarter

•	less the amount of cash reserves established by the managing general partner to:

•	provide for the proper conduct of the Partnership’s business (including the satisfaction of obligations in respect of pre-paid fertilizer contracts, future capital expenditures, anticipated future credit needs and the payment of expenses and fees, including payments to the managing general partner);

•	comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which the Partnership or any of its subsidiaries is a party or by which the Partnership is bound or its assets are subject; and

•	provide funds for distributions in respect of any one or more of the next eight quarters, provided, however, that following an initial public offering of the Partnership, the managing general partner may not establish cash reserves pursuant to this clause if the effect of such reserves would be that the Partnership would be unable to distribute the minimum quarterly distribution on all common units and any cumulative common unit arrearages thereon with respect to any such quarter;

•	plus all cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made after the end of the quarter. Working capital borrowings are generally borrowings that are used solely for working capital purposes or to make distributions to partners.

Cash distributions will be made within 45 days after the end of each quarter. The amount of distributions paid by the Partnership and the decision to make any distribution will be determined by the managing general partner, taking into consideration the terms of the partnership agreement.

Prior to the earlier to occur of (i) such time as the limitations described below in “— Non-IDR surplus amount” no longer apply, after which time available cash from operating surplus could be distributed in respect of the IDRs, assuming each unit has received at least the first target distribution, as described below and (ii) an initial offering by the Partnership, after which there will be limited partners to whom available cash could be distributed, all available cash is distributed to us, as holder of the special units.

Operating Surplus and Capital Surplus.  All cash distributed by the Partnership will be characterized either as operating surplus or capital surplus. The Partnership will distribute available cash from operating surplus differently than available cash from capital surplus.

Definition of Operating Surplus.  Operating surplus for any period generally consists of:

•	$60 million (as described below); plus

•	all of the Partnership’s cash receipts after formation (reset to the date of the Partnership’s initial offering if an initial offering occurs), excluding cash from “interim capital transactions” (as described below); plus

•	working capital borrowings made after the end of a quarter but before the date of determination of operating surplus for the quarter; plus

•	cash distributions paid on equity interests issued by the Partnership to finance all or any portion of the construction, expansion or improvement of the Partnership’s facilities during the period from such financing until the earlier to occur of the date the capital asset is put into service or the date it is abandoned or disposed of; plus

•	cash distributions paid on equity interests issued by the Partnership to pay the construction period interest on debt incurred, or to pay construction period distributions on equity issued, to finance the construction, expansion and improvement projects referred to above; less

•	all of the Partnership’s “operating expenditures” (as defined below) after formation (reset to the date of closing of the Partnership’s initial offering if an initial offering occurs); less

•	the amount of cash reserves established by the managing general partner to provide funds for future operating expenditures (which does not include expansion capital expenditures).

If a working capital borrowing, which increases operating surplus, is not repaid during the twelve-month period following the borrowing, it will be deemed repaid at the end of such period, thus decreasing operating surplus at such time. When such working capital borrowing is in fact repaid, it will not be treated as a reduction in operating surplus because operating surplus will have been previously reduced by the deemed repayment.

As described above, operating surplus does not reflect actual cash on hand that is available for distribution to unitholders. For example, it includes a provision that will enable the Partnership, if it chooses, to distribute as operating surplus up to $60 million of cash from non-operating sources such as asset sales, issuances of securities and long-term borrowings that would otherwise be distributed as capital surplus. In addition, the effect of including, as described above, certain cash distributions on equity interests in operating surplus would be to increase operating surplus by the amount of any such cash distributions. As a result, the Partnership may also distribute as operating surplus up to the amount of any such cash distributions it receives from non-operating sources.

“Operating expenditures” generally means all of the Partnership’s expenditures, including its expenses, taxes, reimbursements or payments of expenses to its managing general partner, repayment of working capital borrowings, debt service payments and capital expenditures, provided that operating expenditures will not include:

•	repayments of working capital borrowings, if such working capital borrowings were outstanding for twelve months, not repaid, but deemed repaid, thus decreasing operating surplus at such time;

•	payments (including prepayments) of principal of and premium on indebtedness, other than working capital borrowings;

•	expansion capital expenditures;

•	investment capital expenditures;

•	payment of transaction expenses relating to “interim capital transactions”; or

•	distributions to partners.

Where capital expenditures are made in part for expansion and in part for other purposes, the managing general partner shall determine the allocation between the amounts paid for each.

“Interim capital transactions” means the following transactions if they occur prior to liquidation of the Partnership: (a) borrowings, refinancings or refundings of indebtedness (other than working capital borrowings and other than for items purchased on open account or for a deferred purchase price in the ordinary course of business); (b) sales of equity interests and debt securities; and (c) sales or other voluntary or involuntary dispositions of any assets other than (i) sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business and (ii) sales or other dispositions of assets as part of normal retirements or replacements of assets.

Maintenance capital expenditures reduce operating surplus, but expansion capital expenditures and investment capital expenditures do not. Maintenance capital expenditures represent capital expenditures to replace partially or fully depreciated assets to maintain the Partnership’s operating capacity (or productivity) or capital base. Maintenance capital expenditures include expenditures required to maintain equipment reliability, plant integrity and safety and to address environmental laws and regulations. Maintenance capital expenditures will also include interest (and related fees) on debt incurred and distributions on equity issued to finance all or any portion of the construction, improvement or development of a replacement asset that is paid during the period that begins when the Partnership enters into a binding commitment or commences constructing or developing a replacement asset and ending on the earlier to occur of the date any such replacement asset commences commercial service or the date it is abandoned or disposed of.

Expansion capital expenditures include expenditures to acquire or construct assets to grow the Partnership’s business and to expand fertilizer production capacity. Expansion capital expenditures will also include interest (and related fees) on debt incurred and distributions on equity issued to finance all or any portion of the construction of such a capital improvement during the period that commences when the Partnership enters into a binding obligation to commence construction of a capital improvement and ending on the date such capital improvement commences commercial service or the date that it is abandoned or disposed of.

Investment capital expenditures are those capital expenditures that are neither maintenance capital expenditures nor expansion capital expenditures. Investment capital expenditures largely will consist of capital expenditures made for investment purposes. Examples of investment capital expenditures include traditional capital expenditures for investment purposes, such as purchases of securities, as well as other capital expenditures that might be made in lieu of such traditional investment capital expenditures, such as the acquisition of a capital asset for investment purposes or development of facilities that are in excess of the maintenance of the Partnership’s existing operating capacity or productivity, but which are not expected to expand for the long-term the Partnership’s operating capacity or asset base.

As described above, none of the Partnership’s investment capital expenditures or expansion capital expenditures will be subtracted from operating surplus. Because investment capital expenditures and expansion capital expenditures include interest payments (and related fees) on debt incurred and distributions on equity issued to finance all of the portion of the construction, replacement or improvement of a capital asset during the period that begins when the Partnership enters into a binding obligation to commence construction of a capital improvement and ending on the earlier to occur of the date any such capital asset commences commercial service or the date that it is abandoned or disposed of, such interest payments and equity distributions are also not subtracted from operating surplus.

The officers and directors of the managing general partner will determine how to allocate a capital expenditure for the acquisition or expansion of the Partnership’s assets between maintenance capital expenditures and expansion capital expenditures.

Definition of Capital Surplus.  “Capital surplus” will generally be generated only by:

•	borrowings other than working capital borrowings;

•	sales of debt securities and equity interests; and

•	sales or other dispositions of assets for cash, other than inventory, accounts receivable and other current assets sold in the ordinary course of business or as part of the normal retirement or replacement of assets.

Distributions from Operating Surplus.  The Partnership’s distribution structure with respect to operating surplus will change based upon the occurrence of three events: (1) distribution by the Partnership of the non-IDR surplus amount (as defined below), together with a release of the guarantees by the Partnership and its subsidiaries of our credit facility, (2) occurrence of an initial offering by the Partnership (following which all or a portion of our interest will be converted into subordinated units and the minimum quarterly distribution could be reduced) and (3) expiration (or early termination) of the subordination period.

Minimum Quarterly Distributions.  The minimum quarterly distribution, or MQD, represents the set quarterly distribution amount that the common units, if issued, will be entitled to prior to the payment of any quarterly distribution on the subordinated units. The amount of the MQD was initially set in the Partnership’s partnership agreement at $0.375 per unit, or $1.50 per unit on an annualized basis. The partnership agreement prohibits the managing general partner from causing the Partnership to undertake or consummate an initial offering unless the board of directors of the managing general partner, after consultation with us, concludes that the Partnership will be likely to be able to earn and pay the MQD on all units for each of the two consecutive, nonoverlapping four-quarter periods following the initial offering. If the managing general partner determines that the Partnership is not likely to be able to earn and pay the MQD for such periods, the managing general partner may, in its sole discretion and effective upon closing of the initial offering, reduce the MQD to an amount it determines to be appropriate and likely to be earned and paid during such periods. If the Partnership were to distribute $0.375 per unit on the number of units we own, we would receive a quarterly distribution of $11.4 million in the aggregate. The MQD for any period of less than a full calendar quarter (e.g., the periods before and after the closing of an initial offering by the Partnership) will be adjusted based on the actual length of the periods.

Target Distributions.  The Partnership’s partnership agreement provides for “target distribution levels.” After the limitations described below in “— Non-IDR surplus amount” no longer apply, the managing general partner’s IDRs will entitle it to receive increasing percentages of any incremental quarterly cash distributed by the Partnership as the target distribution levels for each quarter are exceeded. There are three target distribution levels set in the partnership agreement: $0.4313, $0.4688 and $0.5625, representing 115%, 125% and 150%, respectively, of the initial MQD amount. The target distribution levels for any period of less than a full calendar quarter (e.g., the periods before and after the closing of an initial offering by the Partnership) will be adjusted based on the actual length of the periods. The target distribution levels will not be adjusted in connection with any reduction of the MQD in connection with the Partnership’s initial offering unless we otherwise agree with the managing general partner.

The following table illustrates the percentage allocations of available cash from operating surplus between the unitholders and the Partnership’s managing general partner up to and above the various target distribution levels. The amounts set forth under “marginal percentage interest in distributions” are the percentage interests of the Partnership’s managing general partner and the unitholders in any available cash from operating surplus the Partnership distributes up to and including the corresponding amount in the column “total quarterly distribution,” until the available cash from operating surplus the Partnership distributes reaches the next target distribution level, if any. The percentage interests shown for the unitholders and managing general partner for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution. The percentage interests set forth below for the managing general partner represent distributions in respect of the IDRs.

Marginal Percentage Interest in Distributions

	Total Quarterly
	Distribution Target		Managing General
	Amount	Special Units(1)	Partner

Minimum Quarterly Distribution	$0.375	100%	0%
First Target Distribution	Up to $0.4313	100%	0%
Second Target Distribution	Above $0.4313 and up to $0.4688	87%	13%
Third Target Distribution	Above $0.4688 and up to $0.5625	77%	23%
Thereafter	Above $0.5625	52%	48%

Non-IDR surplus amount.  There will be no distributions paid on the IDRs until the aggregate “adjusted operating surplus” (as described below) generated by the Partnership during the period from its formation through December 31, 2009, or the non-IDR surplus amount, has been distributed in respect of the special units, or, following an initial public offering of the Partnership, the common units, GP units and subordinated GP units (if any are issued). In addition, there will be no distributions paid on the IDRs for so long as the Partnership or its subsidiaries are guarantors under our credit facility.

Definition of Adjusted Operating Surplus.  Adjusted operating surplus is intended to reflect the cash generated from operations during a particular period and therefore excludes the $60 million “basket” included as a component of operating surplus, net increases in working capital borrowings and net drawdowns of reserves of cash generated in prior periods. Adjusted operating surplus for any period generally means:

•	operating surplus generated with respect to that period (which does not include the $60 million basket described in the first bullet point of the definition of operating surplus above); less

•	any net increase in working capital borrowings with respect to that period; less

•	any net reduction in cash reserves for operating expenditures with respect to that period not relating to an operating expenditure made with respect to that period; plus

•	any net decrease in working capital borrowings with respect to that period; plus

•	any net increase in cash reserves for operating expenditures with respect to that period to the extent required by any debt instrument for the repayment of principal, interest or premium.

If the Partnership consummates an initial offering, cash received by the Partnership or its subsidiaries in respect of accounts receivable existing as of the closing of such an offering will be deemed to not be operating surplus and thus will be disregarded when calculating adjusted operating surplus.

Distributions Prior to the Partnership’s Initial Offering (if any).  Prior to the Partnership’s initial offering (if any), quarterly distributions of available cash from operating surplus (as described below) will be paid solely in respect of the special units until the non-IDR surplus amount has been distributed. After the limitations described in “— Non-IDR surplus amount” no longer apply and prior to the Partnership’s initial offering (if any), quarterly distributions of available cash from operating surplus will be paid in the following manner: (1) First, to the special units, until each special unit has received a total quarterly distribution equal to $0.4313 (the first target distribution), (2) Second, (i) 13% to the managing general partner interest (in respect of the IDRs) and (ii) 87% to the special units until each special unit has received a total quarterly amount equal to $0.4688 (the second target distribution), (3) Third, (i) 23% to the managing general partner interest (in respect of the IDRs) and (ii) 77% to the special units, until each special unit has received a total quarterly amount equal to $0.5625 (the third target distribution) and (4) Thereafter, (i) 48% to the managing general partner interest (in respect of the IDRs) and (ii) 52% to the special units.

Distributions from Capital Surplus.  Capital surplus is generally generated only by borrowings other than working capital borrowings, sales of debt securities and equity interests and sales or other dispositions of assets for cash, other than inventory, accounts receivable and the other current assets sold in the ordinary course of business or as part of normal retirements or replacements of assets.

The Partnership will make distributions of available cash from capital surplus, if any, in the following manner: (1) First, to all unitholders, pro rata, until the minimum quarterly distribution is reduced to zero, as described below, (2) Second, to the common unitholders, if any, pro rata, until the Partnership distributes for each common unit an amount of available cash from capital surplus equal to any unpaid arrearages in payment of the minimum quarterly distribution on the common units and (3) Thereafter, the Partnership will make all distributions of available cash from capital surplus as if they were from operating surplus. The preceding discussion is based on the assumptions that the Partnership does not issue additional classes of equity interests.

The partnership agreement will treat a distribution of capital surplus as the repayment of the consideration for the issuance of a unit by the Partnership, which is a return of capital. Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target distribution levels will be reduced in the same proportion as the distribution had in relation to the fair market value of the common units prior to the announcement of the distribution. Because distributions of capital surplus will reduce the minimum quarterly distribution, after any of these distributions are made, it may be easier for the managing general partner to receive incentive distributions and for the subordinated units to convert into common units. However, any distribution of capital surplus before the minimum quarterly distribution is reduced to zero cannot be applied to the payment of the minimum quarterly distribution or any arrearages.

Once the Partnership reduces the minimum quarterly distribution and the target distribution levels to zero, the Partnership will then make all future distributions from operating surplus, with 52% being paid to the unitholders, pro rata and 48% to the Partnership’s managing general partner.

Voting Rights

The partnership agreement provides that various matters require the approval of a “unit majority.” A unit majority requires (1) prior to the initial offering, the approval of a majority of the special units; (2) during the subordination period, the approval of a majority of the common units, excluding those common units held by the managing general partner and its affiliates (which will include us until such time as we cease to be an affiliate of the managing general partner) and a majority of the subordinated units, voting as separate classes; and (3) after the subordination period, the approval of a majority of the common units. In voting their units, the Partnership’s general partners and their affiliates will have no fiduciary duty or obligation whatsoever to the Partnership or the limited partners, including any duty to act in good faith or in the best interests of the Partnership and its limited partners.

The following is a summary of the vote requirements specified for certain matters under the partnership agreement:

•	Issuance of additional units: no approval right.

•	Amendment of the partnership agreement: certain amendments may be made by the managing general partner without the approval of the unitholders. Other amendments generally require the approval of a unit majority.

•	Merger of the Partnership or the sale of all or substantially all of the Partnership’s assets: unit majority in certain circumstances. In addition, the holder of special GP rights has joint management rights with respect to some mergers.

•	Dissolution of the Partnership: unit majority.

•	Continuation of the Partnership upon dissolution: unit majority.

•	Withdrawal of the managing general partner: under most circumstances, a unit majority is required for the withdrawal of the managing general partner prior to June 30, 2017 in a manner which would cause a dissolution of the Partnership.

•	Removal of the managing general partner: not less than 80% of the outstanding units, voting as a single class, including units held by the managing general partner and its affiliates (i) for cause prior to October 26, 2012 or (ii) with or without cause (as defined in the partnership agreement) on or after October 26, 2012.

•	Transfer of the managing general partner’s general partner interest: the managing general partner may transfer all, but not less than all, of its managing general partner interest in the Partnership without a vote of any unitholders and without our approval, to an affiliate or to another person (other than an individual) in connection with its merger or consolidation with or into, or sale of all or substantially all of its assets to, such person. The approval of a majority of the outstanding units, excluding units held by the managing general partner and its affiliates, voting as a class and our approval, is required in other circumstances for a transfer of the managing general partner interest to a third party prior to October 26, 2017.

•	Transfer of ownership interests in the managing general partner: no approval required at any time.

Limited Call Right

If at any time the managing general partner and its affiliates own more than 80% of the then-issued and outstanding limited partner interests of any class, the managing general partner will have the right, which it may assign in whole or in part to any of its affiliates or to the Partnership, to acquire all, but not less than all, of the limited partner interests of the class held by unaffiliated persons, as of a record date to be selected by the managing general partner, on at least 10 but not more than 60 days’ notice. The purchase price in the event of such an acquisition will be the greater of (1) the highest price paid by the managing general partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which the managing general partner first mails notice of its election to purchase those limited partner interests and (2) the average of the daily closing prices of the limited partner interests over the 20 trading days preceding the date three days before notice of exercise of the call right is first mailed. At any time following the Partnership’s initial offering, if any, if we fail to hold at least 20% of the units of the Partnership our common GP units will be deemed to be part of the same class of partnership interests as the common LP units for purposes of this provision. This provision will make it easier for the managing general partner to take the Partnership private in its discretion.

Conflicts of Interest

Under the partnership agreement the managing general partner will not be in breach of its obligations under the partnership agreement or its duties to the Partnership or its unitholders (including us) if the resolution of a conflict of interest is either (1) approved by the conflicts committee of the board of directors of the managing general partner, although the managing general partner is not obligated to seek such approval, (2) approved by the vote of a majority of the outstanding common units, excluding any common units owned by the managing general partner or any of its affiliates (including us so long as we remain an affiliate), although the managing general partner is not obligated to seek such approval, (3) on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties; or (4) fair and reasonable to the Partnership, taking into account the totality of the relationships between the parties involved, including other transactions that may be particularly favorable or advantageous to the Partnership.

In addition to the provisions described above, the partnership agreement contains provisions that restrict the remedies available to the Partnership’s unitholders for actions that might otherwise constitute breaches of fiduciary duty. For example:

•	The partnership agreement permits the managing general partner to make a number of decisions in its individual capacity, as opposed to its capacity as managing general partner, thereby entitling the managing general partner to consider only the interests and factors that it desires and imposes no duty or obligation on the managing general partner to give any consideration to any interest of, or factors affecting, the common unitholders.

•	The partnership agreement provides that the managing general partner shall not have any liability to the Partnership or its unitholders (including us) for decisions made in its capacity as managing general partner so long as it acted in good faith, meaning it believed that the decision was in the best interests of the Partnership.

•	The partnership agreement generally provides that affiliated transactions and resolutions of conflicts of interest not approved by the conflicts committee of the board of directors of the managing general partner and not involving a vote of unitholders must be on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or be “fair and reasonable” to the Partnership, as determined by the managing general partner in good faith and that, in determining whether a transaction or resolution is “fair and reasonable,” the managing general partner may consider the totality of the relationships between the parties involved, including other transactions that may be particularly advantageous or beneficial to the Partnership.

•	The partnership agreement provides that the managing general partner and its officers and directors will not be liable for monetary damages to the Partnership or its partners for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that the general partner or its officers or directors acted in bad faith or engaged in fraud or willful misconduct, or, in the case of a criminal matter, acted with knowledge that the conduct was criminal.

•	The partnership agreement provides that in resolving conflicts of interest, it will be presumed that in making its decision, the managing general partner or its conflicts committee acted in good faith and in any proceeding brought by or on behalf of any partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption.

The partnership agreement contains various provisions modifying and restricting the fiduciary duties that might otherwise be owed by the managing general partner. The Partnership has adopted these provisions to allow the Partnership’s general partners or their affiliates to engage in transactions with the Partnership that would otherwise be prohibited by state law fiduciary standards and to take into account the interests of other parties in addition to the Partnership’s interests when resolving conflicts of interest. Without such modifications, such transactions could result in violations of the Partnership’s general partners’ state law fiduciary duty standards.

•	Fiduciary duties are generally considered to include an obligation to act in good faith and with due care and loyalty. The duty of care, in the absence of a provision in a partnership agreement providing otherwise, would generally require a general partner to act for the partnership in the same manner as a prudent person would act on his own behalf. The duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, would generally prohibit a general partner of a Delaware limited partnership from taking any action or engaging in any transaction where a conflict of interest is present.

•	The partnership agreement contains provisions that waive or consent to conduct by the Partnership’s general partners and their affiliates that might otherwise raise issues as to compliance with fiduciary duties or applicable law. For example, the partnership agreement provides that when either of the general partners is acting in its capacity as a general partner, as opposed to in its individual capacity, it must act in “good faith” and will not be subject to any other standard under applicable law. In addition, when either of the general partners is acting in its individual capacity, as opposed to in its capacity as a general partner, it may act without any fiduciary obligation to the Partnership or the unitholders whatsoever. These standards reduce the obligations to which the Partnership’s general partners would otherwise be held.

•	The partnership agreement generally provides that affiliated transactions and resolutions of conflicts of interest not involving a vote of unitholders and that are not approved by the conflicts committee of the board of directors of the Partnership’s managing general partner must be (1) on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (2) “fair and reasonable” to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership).

•	If the Partnership’s managing general partner does not seek approval from the conflicts committee of its board of directors or the common unitholders and its board of directors determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the bullet point above, then it will be presumed that, in making its decision, the board of directors of the managing general partner, which may include board members affected by the conflict of interest, acted in good faith and in any proceeding brought by or on behalf of any partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. These standards reduce the obligations to which the Partnership’s managing general partner would otherwise be held.

•	In addition to the other more specific provisions limiting the obligations of the Partnership’s general partners, the partnership agreement further provides that the Partnership’s general partners and their officers and directors will not be liable for monetary damages to the Partnership or its partners for errors of judgment or for any acts or omissions unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that the general partner or its officers and directors acted in bad faith or engaged in fraud or willful misconduct, or, in the case of a criminal matter, acted with knowledge that such person’s conduct was unlawful.

AUDIT COMMITTEE REPORT

The audit committee consists of the following members of the Board: Messrs. Mark E. Tomkins (chairman), C. Scott Hobbs and Steve A. Nordaker. Our Board has determined that Mr. Tomkins qualifies as an “audit committee financial expert.” Additionally, our Board has determined that each member of the audit committee, including Mr. Tomkins, is “financially literate” under the requirements of the NYSE. Our Board has also determined that all three members of the audit committee are independent under current NYSE independence requirements and SEC rules. The audit committee operates under a written charter adopted by our Board. A copy of this charter is available at www.cvrenergy.com and is available in print to any stockholder who requests it by writing to CVR Energy, Inc., at 2277 Plaza Drive, Suite 500, Sugar Land, Texas 77479, Attention: Senior Vice President, General Counsel and Secretary.

Management is responsible for the preparation, presentation and integrity of our financial statements, accounting and financial reporting principles and the establishment and effectiveness of internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Company’s independent registered public accounting firm, KPMG LLP (“KPMG”), is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States); expressing an opinion, based on their audit, as to whether the financial statements fairly present, in all material respects, the financial position, results of operation and cash flows of the Company in conformity with generally accepted accounting principles; and auditing management’s assessment of the effectiveness of internal control over financial reporting. The audit committee’s responsibility is to monitor and oversee these processes. However, none of the members of the audit committee is professionally engaged in the practice of accounting or auditing nor are any of the members of the audit committee experts in those fields. The audit committee relies without independent verification on the information provided to it and on the representations made by management and the independent auditors.

The audit committee of the Board met ten times during 2009. The audit committee meetings were designed, among other things, to facilitate and encourage communication among the audit committee, management, the internal auditors and KPMG. The audit committee discussed with the Company’s internal auditors and KPMG the overall scope and plans for their respective audits. The audit committee met with KPMG, with and without management present, to discuss the results of its examination and evaluation of the Company’s internal controls.

The audit committee has reviewed and discussed the audited consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 with management and KPMG. The audit committee also discussed with KPMG matters required to be discussed with audit committees under generally accepted auditing standards, including, among other things, matters related to the conduct of the audit of the Company’s consolidated financial statements and the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended, supplemented or superseded, as adopted by the Public Company Accounting Oversight Board. KPMG gave us its opinion, and management represented, that the Company prepared its consolidated financial statements in accordance with generally accepted accounting principles.

The audit committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and has discussed with the independent accountant the independent accountant’s independence.

When determining KPMG’s independence, we considered whether its provision of services to the Company beyond those rendered in connection with its audit of the Company’s consolidated financial statements and reviews of the Company’s consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q was compatible with maintaining its independence. The audit committee also reviewed, among other things, the audit and non-audit services performed by and the amount of fees paid for such services to, KPMG.

Based upon the review and discussions referred to above, we recommended to the Board and the Board has approved, that the Company’s audited financial statements be included in the 2009 Form 10-K. The audit committee also approved the engagement of KPMG as the Company’s independent auditors for 2010.

The audit committee has been advised by KPMG that neither it nor any of its members has any financial interest, direct or indirect, in any capacity in the Company or its subsidiaries.

This report is respectively submitted by the audit committee.

Audit Committee

Mark E. Tomkins, Chairman
C. Scott Hobbs
Steve A. Nordaker

PROPOSAL 2 — RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee approved the engagement of KPMG as the Company’s independent registered public accounting firm for 2010 to examine the Company’s consolidated financial statements for the fiscal year ending December 31, 2010. Although ratification is not required by our Amended and Restated Certificate of Incorporation, our Amended and Restated By-Laws, Delaware law or otherwise, the audit committee and our Board are requesting that stockholders ratify this appointment as a means of soliciting the opinions of stockholders and as a matter of good corporate practice.

Votes Required and Recommendation of the Board

The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the proposal is required to ratify the selection of KPMG. An abstention is treated as being present and entitled to vote on the matter and, therefore, has the effect of a vote against this proposal. Under NYSE regulations, a broker, bank or other nominee may exercise discretionary voting power for the ratification of the appointment of the Company’s independent auditor.

If the stockholders do not ratify the selection, the audit committee will consider any information submitted by the stockholders in connection with the selection of the independent auditor for 2010. Even if the selection is ratified, the audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee believes such a change would be in the best interest of the Company and its stockholders.

We expect that a representative of KPMG will be present at the Annual Meeting. This representative will have an opportunity to make a statement and will be available to respond to appropriate questions.

FEES PAID TO THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

For the years ended December 31, 2009 and 2008, professional services were performed by KPMG for the Company. The following is a description of such services and the fees billed by KPMG in relation thereto.

Type of Fees	2009	2008

Audit Fees(1)	$1,860,000	$3,711,000
Audit-Related Fees(2)	$94,000	$—
Tax Fees(3)	$212,000	$269,000
All Other Fees	$—	$—

Total Fees Billed	$2,166,000	$3,980,000

(1)	Audit Fees consist of fees for the audit of the Company’s consolidated annual financial statements filed with the SEC as well as consents, comfort letters, the review of documents filed with the SEC, the audit of its internal control over financial reporting and reviews of the financial statements included in quarterly reports on Form 10-Q.

(2)	Audit-Related Fees consist of a subsidiary financial statement audit and agreed upon procedures performed for statutory reporting.

(3)	Tax Fees consist of fees for income tax consulting, including tax compliance, preparation and review of corporate tax returns and other general tax consultation.

The audit committee has considered whether the non-audit services provided by KPMG, including the services rendered in connection with income tax calculations were compatible with maintaining KPMG’s independence and has determined that the nature and substance of the limited non-audit services did not impair the status of KPMG as the Company’s independent registered public accounting firm.

Audit Committee’s Pre-Approval Policies and Procedures

Our audit committee charter, among other things, requires the audit committee to approve in advance all audit and permitted non-audit services provided by our independent registered public accounting firm and also requires the audit committee to establish periodically and to approve in advance the fee levels for all services performed by the independent auditor. The audit committee has also authorized any audit committee member to pre-approve audit, audit-related, tax and other non-audit services up to $100,000, provided that the committee member shall timely report to the full committee each specific service pre-approved by them with copies of all supporting documentation.

STOCKHOLDER PROPOSALS

You may submit proposals for consideration at future annual meetings. For a stockholder proposal to be considered for inclusion in our proxy statement for the annual meeting for 2011, in general, the Secretary must receive the written proposal at the address below no later than December 20, 2010. Such proposals must meet the requirements set forth in our by-laws. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials.

For a stockholder proposal that is intended to be presented at an annual meeting but not presented to us for inclusion in our proxy statement under Rule 14a-8, in general, the stockholder must give notice to the Secretary no later than December 20, 2010 and meet the requirements set forth in our by-laws. However, if the date of our annual meeting for 2011 is held more than 30 days before or after May 19, 2011, then the stockholder’s notice, in order to be considered timely, must be received by the Secretary not later than the later of the close of business on January 19, 2011 or the tenth day following the day on which notice of the date of the 2011 annual meeting was mailed or public disclosure of such date was made.

Stockholders can suggest director candidates for consideration by writing to the attention of the General Counsel at the address below. Stockholders should provide the candidate’s name, biographical data, qualifications and the candidate’s written consent to being named as a nominee in our Proxy Statement and to serve as a director, if elected. Stockholders should also include the information that would be required to be disclosed in the solicitation of proxies for election of directors under the federal securities laws. The nominating and corporate governance committee may require any nominee to furnish any other information, within reason, that may be needed to determine the eligibility of the candidate. See “Corporate Governance — Director Qualifications” above.

To nominate an individual for election at our annual meeting for 2011, the stockholder must give timely notice to the Secretary in accordance with our by-laws, which, in general, require that the notice be received by the Secretary no later than December 20, 2010, unless the date of the stockholder meeting is moved more than 30 days before or after May 19, 2011, then the nomination must be must be received by the Secretary not later than the later of the close of business on January 19, 2011 or the tenth day following the day on which notice of the date of the 2011 annual meeting was mailed or public disclosure of such date was made.

If the number of directors to be elected at the 2011 annual meeting will be increased and there is no public announcement naming the nominees for the additional directorships prior to January 9, 2011, a stockholder’s notice will be considered timely with respect to the nominees for the additional directorships if it is received by the Secretary not later than the close of business on the tenth day after the day on which such public announcement is first made.

Proponents must submit stockholder proposals and recommendations for nomination as a director in writing to the following address:

CVR Energy, Inc.
2277 Plaza Drive, Suite 500
Sugar Land, Texas 77479
Attention: Senior Vice President, General Counsel and Secretary

The Senior Vice President, General Counsel and Secretary will forward the proposals and recommendations to the nominating and corporate governance committee for consideration.

INCORPORATION BY REFERENCE

To the extent that this Proxy Statement is incorporated by reference into any other filing by CVR Energy, Inc. under the Securities Act of 1933, as amended, or the Exchange Act, the sections of this Proxy Statement entitled “Compensation Committee Report,” and “Audit Committee Report” (to the extent permitted by the rules of the SEC) will not be deemed incorporated unless specifically provided otherwise in such filing. Information contained on or connected to our website is not incorporated by reference into this Proxy Statement and should not be considered part of this Proxy Statement or any other filing that we make with the SEC.

OTHER MATTERS

We do not know of any other matters that will be considered at the Annual Meeting. However, if any other proper business should come before the meeting, the persons named in the proxy card will have discretionary authority to vote according to their best judgment to the extent permitted by applicable law.

For the Board of Directors,

Edmund S. Gross
Senior Vice President, General Counsel and
Secretary
April 19, 2010

ANNUAL MEETING OF STOCKHOLDERS OF
CVR Energy, Inc.
May 19, 2010
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
Our Proxy Statement and the CVR Energy 2009 Annual Report, which includes our 2009 Annual Report on Form 10-K and financial statements, are available at http://annualreport.cvrenergy.com.
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.
ê Please detach along perforated line and mail in the envelope provided. ê

20930000000000000000 3	051910

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	To elect nine directors for terms of one year each, to serve until their successors have been duly elected and qualified.

NOMINEES:
☐	FOR ALL NOMINEES	¡ ¡	John J. Lipinski C. Scott Hobbs
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡ ¡	Scott L. Lebovitz George E. Matelich
☐	FOR ALL EXCEPT (See instructions below)	¡ ¡	Steve A. Nordaker Stanley de J. Osborne
		¡	John K. Rowan
		¡	Joseph E. Sparano
		¡	Mark E. Tomkins

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

		FOR	AGAINST	ABSTAIN
2.	To ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for 2010.	☐	☐	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OF
CVR Energy, Inc.
May 19, 2010

PROXY VOTING INSTRUCTIONS

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.
Vote by phone until 11:59 PM EST the day before the meeting.
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.
IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
Our Proxy Statement and the CVR Energy 2009 Annual Report, which includes our 2009 Annual Report on Form 10-K and financial statements, are available at http://annualreport.cvrenergy.com.
ê     Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone.     ê

20930000000000000000 3	051910

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	To elect nine directors for terms of one year each, to serve until their successors have been duly elected and qualified.

NOMINEES:
☐	FOR ALL NOMINEES	¡ ¡	John J. Lipinski C. Scott Hobbs
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡ ¡	Scott L. Lebovitz George E. Matelich
☐	FOR ALL EXCEPT (See instructions below)	¡ ¡	Steve A. Nordaker Stanley de J. Osborne
		¡	John K. Rowan
		¡	Joseph E. Sparano
		¡	Mark E. Tomkins

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

		FOR	AGAINST	ABSTAIN
2.	To ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for 2010.	☐	☐	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

CVR ENERGY, INC.
          The undersigned hereby appoints Stanley A. Riemann, Edmund S. Gross, Edward Morgan and Susan M. Ball and each or any of his/her attorneys and agents, with full power of substitution to vote as Proxy for the undersigned as herein stated at the Annual Meeting of Stockholders of CVR Energy, Inc. (the “Company”) to be held at the Marriott Town Square Hotel, 16090 City Walk, Sugar Land, TX 77479 on Wednesday, May 19, 2010 at 10:00 a.m. (Central Time), and at any adjournments or postponements thereof, according to the number of votes the undersigned would be entitled to vote if personally present, on the proposals set forth on the reverse hereof and in accordance with their discretion on any other matters that may properly come before the meeting or any adjournments or postponements thereof. The undersigned hereby acknowledges receipt of the Annual Report on Form 10-K dated March 12, 2010, Notice of 2010 Annual Meeting of Stockholders, dated April 19, 2010 and Proxy Statement, dated April 19, 2010. If this proxy is returned without direction being given, this proxy will be voted “FOR” Proposals One and Two.
(Continued and to be signed on the reverse side)